Exhibit 10.1

ASIAN COAST DEVELOPMENT (CANADA) LTD.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Dated as of August 29, 2012

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AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of August 29, 2012, is by and among (i) Asian Coast Development (Canada) Ltd., a Canadian corporation (the “Company”), (ii) Harbinger II S.à r.l., Blue Line ACDL, Inc., Breakaway ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., and Harbinger China Dragon Intermediate Fund, L.P. (collectively, “Harbinger”), and (iii) PNK Development 18, LLC, a Delaware limited liability company and a subsidiary of Pinnacle Entertainment, Inc., a Delaware corporation (such subsidiary, “Pinnacle”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 7.1.

RECITALS

WHEREAS, the Company, Harbinger and Pinnacle entered into the Shareholders Agreement, dated as of August 8, 2011, when Pinnacle made its initial investment in the Company pursuant to the Pinnacle Subscription Agreement;

WHEREAS, Harbinger and Pinnacle are shareholders of the Company;

WHEREAS, pursuant to the terms of that certain 2012 Subscription Agreement, dated as of August 28, 2012, by and among the Company, Harbinger II S.à r.l., Credit Distressed Blue Line Master Fund, Ltd., Harbinger China Dragon Intermediate Fund, L.P., Global Opportunities Breakaway Ltd. and Pinnacle, (a) Harbinger has committed to invest a total of US$44,400,000 in the Company to purchase up to 444,000 Class VI Shares and (b) Pinnacle has committed to invest a total of US$15,600,000 in the Company to purchase up to 156,000 Class VI Shares;

WHEREAS, the Company, Harbinger and Pinnacle desire to grant to Harbinger and Pinnacle, as the case may be, certain rights with respect to their respective investments according to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1

SCOPE AND EFFECT OF AGREEMENT

Section 1.1 Support of Terms.

(a) Each of Harbinger and Pinnacle agrees with the other that it shall vote its respective Equity Securities (or, if more convenient, execute written shareholders’ consent resolutions) and in all other respects use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause the Company or any Company Party to comply with and act in the manner contemplated by the provisions hereof, and so as to implement to their full extent the provisions of this Agreement and, to the extent, if any, permitted by Applicable Law, shall each use reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective nominee(s) as director so to act. For purposes of this Section 1.1(a), the terms “Harbinger” and “Pinnacle” shall include their respective Entity Affiliates that own Equity Securities.

(b) The Company shall (i) comply with its obligations under this Agreement, and (ii) use reasonable best efforts and take all such steps as may reasonably be within its powers to otherwise implement to their full extent the provisions of this Agreement.

The parties hereto agree that their intent is to grant to each of Harbinger and Pinnacle (and their respective Entity Affiliates) certain rights with respect to its investment as more particularly set forth in this Agreement, and in accordance with the terms and conditions hereof, and that notwithstanding anything to the contrary set out in the Existing Shareholders Agreement or the Supplemental Agreement, the respective rights and obligations of the Company and Harbinger (including its Entity Affiliates) vis-à-vis each other under the Existing Shareholders Agreement and Supplemental Agreement shall, except as otherwise expressly provided herein, be subject and subordinate to the further agreements of the Company, Harbinger and Pinnacle set forth in this Agreement. Harbinger further acknowledges that it shall irrevocably terminate and waive in favor of the Company and Pinnacle certain of its governance consent rights and covenants, including without limitation certain rights of first refusal and preemptive rights, in each case as more particularly set out in the Termination and Waiver dated as of August 29, 2012 granted by Harbinger in favor of the Company and Pinnacle. Without limiting the foregoing, until the termination of this Agreement in accordance with its terms, Harbinger acknowledges that, notwithstanding Section 6.6 of the Existing Shareholders Agreement, it and its Entity Affiliates shall only be permitted to transfer Securities in accordance with the terms of this Agreement.

Section 1.2 Terms to Prevail over Constating Documents. If any of the provisions of this Agreement conflict with the Constating Documents, the provisions of this Agreement shall prevail to the extent of each such conflict, and each of the Company, Harbinger and Pinnacle shall, if reasonably possible, cause the Constating Documents to be amended so as to eliminate such conflict.

ARTICLE 2

GOVERNANCE AND MANAGEMENT OF THE COMPANY

Section 2.1 Board Rights.

(a) Non-Voting Period. At any time other than during a Voting Period, the following provisions shall apply:

(i) Size and Composition.

(A) At any time during which Harbinger is the Majority Party:

(1) Subject to Section 2.1(a)(i)(A)(2), Harbinger and Pinnacle shall vote their respective Equity Securities so that the Board shall be composed of at least seven but no more than 12 directors, of which Pinnacle shall nominate a number of individuals from the number of directors to be elected that represents Pinnacle’s then ownership percentage of the Equity Voting Power, rounded up or down to the nearest whole number, but not less than two directors (any director nominated by Pinnacle, a “Pinnacle Director”), with the remaining directors being nominated by Harbinger (any director nominated by Harbinger, a “Harbinger Director”), and Harbinger and Pinnacle shall vote their respective Equity Securities to elect such Pinnacle Directors and Harbinger Directors (including without limitation, the appointment of additional Harbinger Directors or Pinnacle Directors, if any and as applicable, immediately following the end of the Voting Period); provided, however, that (x) in no event shall Harbinger vote its Equity Securities in a manner that would cause the number of Pinnacle Directors serving on the Board at any time to be less than two directors, (y) Harbinger shall take all necessary action as promptly as practicable, including without limitation effecting an increase in the size of the Board or removal of some of the Harbinger Directors and causing the appointment of Pinnacle Directors, such that the number of Pinnacle Directors reflects the foregoing provision, and (z) any such appointment in furtherance of this Section 2.1(a)(i)(A)(1) shall only be permitted in accordance with the terms of the Constating Documents.

(2) Harbinger, as the Majority Party, shall have the sole right to recommend in writing any increase or decrease in the size of the Board between seven and 12 directors, and Pinnacle shall vote its Equity Securities so that the Board shall be comprised of such number of directors as recommended by Harbinger. In the event that the size of the Board is so increased or decreased, Harbinger shall vote its Equity Securities so that the number of Pinnacle Directors on the Board shall be in proportion to Pinnacle’s then ownership percentage of the Equity Voting Power, rounded up or down to the nearest whole number; provided, however, that in no event shall Harbinger vote its Equity Securities in a manner that would cause the number of Pinnacle Directors serving on the Board at any time to be less than two directors. In the event that the number of Pinnacle Directors on the Board at any time is less than its proportionate share based on Pinnacle’s then ownership percentage of the Equity Voting Power, rounded up or down to the nearest whole number, then Pinnacle shall have the right to require (exercisable by written notice to Harbinger) that Harbinger, as the Majority Party, take, and Harbinger shall take, all necessary action, including without limitation effectuating an increase in the size of the Board or removal of some of the Harbinger Directors and causing the appointment of additional Pinnacle Directors and voting its Equity Securities thereafter, such that the number of Pinnacle Directors reflects Pinnacle’s proportionate share of such voting power; provided, however, that in no event shall Harbinger vote its Equity Securities in a manner that would cause the number of Pinnacle Directors serving on the Board at any time to be less than two directors.

(B) At any time during which Harbinger is the Minority Party:

(1) Harbinger and Pinnacle shall vote their respective Equity Securities so that (x) the Board shall be composed of at least seven but no more than 12 directors, and (y) the number of directors nominated by each of Pinnacle and Harbinger shall be proportionate to their then-respective ownership percentages of the Equity Voting Power, rounded up or down to the nearest whole number.

(2) Pinnacle, as the Majority Party, shall have the sole right to recommend in writing any increase or decrease in the size of the Board between seven and 12 directors, and Harbinger, as the Minority Party, shall vote its Equity Securities so that the Board shall be comprised of such number of directors as recommended by Pinnacle. In the event that the size of the Board is so increased or decreased, Pinnacle shall vote its Equity Securities so that the number of Harbinger Directors on the Board shall be in proportion to Harbinger’s then ownership percentage of the Equity Voting Power, rounded up or down to the nearest whole number; provided, however, that in no event shall Pinnacle vote its Equity Securities in a manner that would cause the number of Harbinger Directors serving on the Board at any time to be less than two directors. In the event that the number of Harbinger Directors on the Board at any time is less than its proportionate share based on Harbinger’s then ownership percentage of the Equity Voting Power, rounded up or down to the nearest whole number, then Harbinger shall have the right to require (exercisable by written notice to Pinnacle) that Pinnacle, as the Majority Party, take, and Pinnacle shall take, all necessary action, including without limitation effectuating an increase in the size of the Board or removal of some of the Pinnacle Directors and causing the appointment of additional Harbinger Directors and voting its Equity Securities thereafter, such that the number of Harbinger Directors reflects Harbinger’s proportionate share of such voting power; provided, however, that in no event shall Pinnacle vote its Equity Securities in a manner that would cause the number of Harbinger Directors serving on the Board at any time to be less than two directors.

(C) Independent Director. Subject to Section 2.1(d)(xii), at any time other than during a Voting Period (whether Harbinger is the Majority Party or otherwise), Harbinger shall be required to include an Independent Director as one of its nominees for election as a director pursuant to Section 2.1(a); provided, that during the period ending on or before the twelve month anniversary of the Class VI Closing Date, Harbinger shall be required to propose the Chairman Nominee as its Independent Director nominee pursuant hereto for any election; provided further, however, that in the event the Chairman Nominee is unable or unwilling to serve or ceases to be an Independent Director, Harbinger shall be required to propose an Independent Director to serve on the Board. In all such events, Harbinger and Pinnacle shall vote their respective Equity Securities such that the Independent Director nominee proposed by Harbinger would be elected as a director to the Board. For the avoidance of doubt, as soon as practicable following the termination of a Voting Period and solely to the extent Pinnacle has nominated, and such director is at such time serving as, an Independent Director, (1) the Independent Director (including the Chairman Nominee if the Chairman Nominee is the Chairman of the Board) shall remain on the Board, but shall be designated to be a Harbinger Director without derogating from any of the rights set forth in Section 2.1(a)(i)(A) and (2) Pinnacle shall be entitled to appoint a replacement Pinnacle Director and Harbinger agrees to cause its appointed directors to act so as to effectuate Pinnacle’s right to appoint such Pinnacle Director in accordance with the foregoing, including by causing its directors to increase the size of the Board and fill a vacancy on the Board with such replacement Pinnacle Director.

(ii) For the avoidance of doubt, neither Harbinger nor Pinnacle shall be required to vote their respective Equity Securities in the manner set forth in Section 2.1(a)(i) at any time during a Voting Period.

(iii) Subject to Applicable Law, the parties shall cause their nominees to the Board to call and hold a special meeting of the shareholders of the Company if necessary to effectuate the provisions of this Section 2.1(a).

(b) Voting Period. At any time during the duration of any Voting Period, the following provisions shall apply:

(i) Size and Composition. Harbinger and Pinnacle shall vote their respective Equity Securities so that the Board shall be composed of (A) such number of directors as is set forth in Section 4.1(c) of the Existing Shareholders Agreement, of which six directors shall be nominated by Harbinger and shall vote their respective Equity Securities to elect such six nominees and (B) no more than 10 directors. From and after the date of this Agreement, Harbinger agrees to (A) nominate, as part of its slate of six nominees for the election as directors, the number of individuals proposed by Pinnacle in writing that, in respect of such slate of six director nominees, represents Pinnacle’s then ownership percentage of the Equity Voting Power, rounded up or down to the nearest whole number; provided that Harbinger shall be required to nominate at least two nominees proposed by Pinnacle; and (B) vote its Equity Securities to elect such Pinnacle nominees. With respect to any remaining directors that may be nominated for election as a director of the Company by the Principal Shareholders in accordance with the terms and conditions of Section 4.1(c) of the Existing Shareholders Agreement, Harbinger shall not (and shall not permit its Subsidiaries to), without first obtaining Pinnacle’s written consent (which consent shall not be unreasonably withheld or delayed), make any affirmative decision as to the eligibility or qualifications of any such nominees that may be proposed by the Principal Shareholders, provided that rejection of nominees proposed by the Principal Shareholders shall not require Pinnacle’s written consent.

(ii) Board Observer. In addition to any right to nominate a director in accordance with this Agreement, the Company shall invite and permit at least one representative designated by the Majority Party, at least one representative designated by the Minority Party and any other individuals in the Board’s discretion to attend all duly called meetings of the Board and any committee thereof (whether in person, telephonically or otherwise) solely in a nonvoting observer capacity (each, a “Board Observer”) and, in this respect, shall give the Board Observer copies of all notices, minutes, consents and other materials that the Company provides to its directors in connection with such meeting, subject to the limitations set forth below in Section 2.3 and provided that the Board Observer shall enter into an agreement with the Company providing that the Board Observer shall hold in confidence and trust all information provided to him or her or learned by him or her in connection with the observer rights described herein, except to the extent otherwise required by Applicable Law and any other regulatory process to which such party is subject. For the avoidance of doubt, (1) the Board Observer designated by Pinnacle may share all such information with PEI and its Entity Affiliates and (2) the Board Observer designated by Harbinger may share all such information with Harbinger and its Entity Affiliates.

(iii) Independent Directors. Subject to Section 2.1(d)(xii), at any time during which Pinnacle is the Minority Party, Pinnacle may, but is not required to, propose an Independent Director as one of its nominees for election as a director pursuant to Section 2.1(b)(i), and Harbinger and Pinnacle shall vote their respective Equity Securities such that the Independent Director nominee proposed by Pinnacle would be elected as a director to the Board. Notwithstanding the foregoing, during the period ending on the later of the twelve month anniversary of the Class VI Closing Date and the end of the Voting Period, Pinnacle shall propose the Chairman Nominee as nominee for election as an Independent Director pursuant to Section 2.1(b)(i); provided, however, that in the event the Chairman Nominee is unable or unwilling to serve or ceases to be an Independent Director, Harbinger and Pinnacle shall use their reasonable best efforts to cause such person to resign from the Board, Pinnacle shall be entitled to propose an Independent Director to serve on the Board, and Harbinger and Pinnacle shall use their best efforts to cause their respective directors to fill the vacancy such that the Independent Director nominee proposed by Pinnacle would be elected as a director to the Board and, if necessary, to otherwise vote their respective Equity Securities such that such Independent Director is elected as a director to the Board.

(c) For purposes of this Section 2.1, the terms “Harbinger” and “Pinnacle” shall include their respective Entity Affiliates that own Equity Securities.

(d) In General. At all times during the term of this Agreement (whether during a Voting Period or otherwise), the following provisions shall apply:

(i) Committees. Each of Harbinger and Pinnacle shall have the right to appoint at least one director to each of the Audit Committee, the Compensation Committee, the Nominating Committee, the Corporate Governance Committee, the Investment Committee, and the Compliance Committee, and any other committees of the Board formed after the date of this Agreement (including, but not limited to, any executive committee, special committee, and the Operating Committee). Each of Harbinger and Pinnacle shall, to the extent permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective appointed directors to act so as to effectuate each party’s right to appoint at least one committee member in accordance with the foregoing sentence; provided, however, that the majority of committee members on any such committee (other than the Executive Committee and the Operating Committee) shall consist of directors appointed by the Majority Party.

(ii) Executive Committee. Each of Harbinger and Pinnacle shall, to the extent permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective appointed directors to (A) appoint an Executive Committee of the Board with the greatest director powers an executive committee of a board of directors may possess under Applicable Law (the “Executive Committee”), and (B)(1) designate the following Persons to constitute the Executive Committee: two directors designated by the Majority Party and one director designated by the Minority Party, who shall be the voting members of such Committee, and the Chief Executive Officer of the Company and the Pinnacle Advisor, (2) not revoke or alter the authority given to the Executive Committee, (3) not override any decision made by the Executive Committee, (4) not terminate the appointment of, or change the membership of, the Executive Committee, and (5) not fill vacancies in the Executive Committee, except in the case of each of the foregoing clauses (1) - (5), as provided herein or as otherwise may be agreed to in writing by Harbinger and Pinnacle. Each of Harbinger and Pinnacle shall take all actions, and shall to the extent permitted by Applicable Law, cause its respective appointed directors to take all actions, necessary or appropriate to effectuate the delegation of authority to the Executive Committee for the matters set forth in this Section 2.1(d)(ii), including the adoption of resolutions of the Board in accordance with Applicable Law.

(iii) Operating Committee. Each of Harbinger and Pinnacle shall, to the extent permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective appointed directors to (A) appoint an Operating Committee of the Board with such director powers as to be set forth in a charter document mutually agreed upon by Harbinger and Pinnacle (the “Operating Committee”), and (B)(1) designate the following Persons to constitute the Operating Committee: one director designated by the Majority Party, one director designated by the Minority Party, who shall be the voting members of such Committee, and the Chief Executive Officer of the Company and the Pinnacle Advisor, (2) not revoke or alter the authority given to the Operating Committee, (3) not override any decision made by the Operating Committee, (4) not terminate the appointment of, or change the membership of, the Operating Committee, and (5) not fill vacancies in the Operating Committee, except in the case of each of clauses (1) - (5), as provided herein or as otherwise may be agreed to in writing by Harbinger and Pinnacle. Each of Harbinger and Pinnacle shall take all actions, and shall to the extent permitted by Applicable Law, cause its respective appointed directors to take all actions, necessary or appropriate to effectuate the delegation of authority to the Operating Committee for the matters set forth in this Section 2.1(d)(iii), including the adoption of resolutions of the Board in accordance with Applicable Law.

(iv) Future Funding Committee. Each of Harbinger and Pinnacle shall, to the extent permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective appointed directors to (A) appoint a Future Funding Committee of the Board (the “Future Funding Committee”) to make recommendations to the Board from time to time apprising the Board of the Future Funding Committee’s beliefs as to the Company’s need for additional financing, including the amount of financing being recommended by the Future Funding Committee for the Company and an approximate timetable for such recommended financing (the “Financing Need Recommendation”), and (B)(1) designate the following Persons to constitute the Future Funding Committee: one director designated by Harbinger, one director designated by Pinnacle, the Independent Director(s) of the Company and any Board Observer of the Company that would be an Independent Director if such individual were appointed to the Board, (2) not revoke or alter the authority given to the Future

Funding Committee, (3) not terminate the appointment of, or change the membership of, the Future Funding Committee, and (4) not fill vacancies in the Future Funding Committee, except in the case of each of clauses (1) - (4), as provided herein or as otherwise may be agreed to in writing by Harbinger and Pinnacle. Upon receipt of a Financing Need Recommendation from the Future Funding Committee, each of Pinnacle and Harbinger shall, to the extent permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective appointed directors to call a meeting of the Board in order for the Board to make a determination as to whether the Financing Need Recommendation is in the best interest of the Company in accordance with their fiduciary duties under Applicable Law. Each of Pinnacle and Harbinger shall, to the extent permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective appointed directors to approve or reject the Financing Need Recommendation. Each of Harbinger and Pinnacle shall take all actions, and shall to the extent permitted by Applicable Law, cause its respective appointed directors to take all actions, necessary or appropriate to effectuate the delegation of authority to the Future Funding Committee for the matters set forth in this Section 2.1(d)(iv), including the adoption of resolutions of the Board in accordance with Applicable Law. For the avoidance of doubt and subject to the authority delegated to the Independent Committee in Section 2.1(d)(v), the Board shall maintain sole and absolute authority, in its sole discretion, to determine (A) the Company’s need for additional financing, including the amount of any financing or the approximate timetable related thereto, and (B) any and all matters being considered and recommended by the Future Funding Committee.

(v) Independent Committee. In connection with the Administrative Services Agreement and certain actions as set forth in Section 6.1(b) and Section 6.2(a), each of Harbinger and Pinnacle shall, to the extent permitted by Applicable Law, use its respective reasonable best efforts and take all such steps as may reasonably be within its respective powers so as to cause its respective appointed directors to appoint an Independent Committee of the Board consisting solely of Independent Directors (the “Independent Committee”). The Independent Committee shall have the full power and authority of the Board with respect to the review of any action to be taken by the Company in connection with (A) the Administrative Services Agreement to the extent and in accordance with the provisions therein, (B) the approval of any Replacement Funding on such terms as the Independent Committee may determine, which approval must occur within 90 days of the date that the Company and Pinnacle become aware of the breach by Harbinger (or its Affiliates) of an obligation to fund a commitment under the Backstop Loan Agreement and (C) the approval of any Future Funding in accordance with Section 6.1(b)(i)(C) and Section 6.2(a). Each of Harbinger and Pinnacle shall, to the extent permitted by Applicable Law, use its reasonable best efforts to, and take all such steps as may reasonably be within its powers as to cause its respective directors to, (1) designate only Independent Directors to the Independent Committee, (2) not revoke or alter the authority given to the Independent Committee, (3) not override any decision made by the Independent Committee, (4) not terminate the appointment of, or change the membership of, the Independent Committee, and (5) not fill vacancies in the Independent Committee, except in the case of each of clauses (1) - (5), as provided herein or as otherwise may be agreed to in writing by the Company, Harbinger and Pinnacle. Without derogating from the power and authority granted hereby or by any resolution of the Board, the scope of any powers and authority of the Independent Committee in addition to those set forth above shall, subject to the Business Corporations Act (British Columbia) be set forth in a charter document to be mutually agreed upon by Harbinger and Pinnacle. Each of Harbinger and Pinnacle shall take all actions, and shall to the extent permitted by Applicable Law, cause its respective appointed directors to take all actions, necessary or appropriate to effectuate the delegation of authority to the Independent Committee for the matters set forth in this Section 2.1(d)(v), including the adoption of resolutions of the Board in accordance with Applicable Law.

(vi) Chairman of the Board. Subject to Section 2.1(b)(iii), during the period ending on the twelve month anniversary of the Class VI Closing Date, Harbinger and Pinnacle shall vote their respective Equity Securities so that the Chairman Nominee shall be nominated as a director and appointed as Chairman of the Board. In the event that the Chairman Nominee is no longer serving as a director of the Company during such twelve month period or, following such twelve month period, the Board determines to appoint a different Chairman of the Board, then the Board shall take such action as determined by the Board to be in the best interests of the Company and its shareholders to select a new Chairman of the Board, and each of the Majority Party and the Minority Party agrees with the other that it shall to the extent, if any, permitted by Applicable Law, use its reasonable best efforts and take all such steps as may reasonably be within its powers so as to cause its respective nominee(s) as director to vote to elect the nominee selected by the Board to be appointed as Chairman of the Board.

(vii) Removal and Replacement of Directors. Any director may be removed from the Board or from any committee at any time, with or without cause, only at the direction of the shareholder that designated such director. If a vacancy is created on the Board or a committee as a result of the death, disability, retirement, resignation, or removal of any director, then the shareholder that designated such director shall have the right to designate such director’s replacement.

(viii) Voting at Meetings. Each of Harbinger and Pinnacle shall vote their Equity Securities at any meeting of shareholders called to elect directors in favor of electing individual nominees to the Board in accordance with the provisions of this Section 2.1.

(ix) Timing. To the extent permitted, the election or designation of Harbinger’s and Pinnacle’s nominees as set forth above in this Section 2.1 will be effected as soon as practicable following designation of such nominees.

(x) Termination of Board Rights. Notwithstanding the foregoing provisions of this Section 2.1, if, at any time, the Minority Party (together with its Entity Affiliates) shall cease to own at least 7.5% of the Equity Voting Power (other than as a result of falling below such threshold immediately following a Drag-Along Transaction under Section 3.3 herein, as applicable), then (A) such Minority Party shall cease to have the right to designate any director(s) or Board Observer pursuant to Section 2.1 and the Majority Party shall no longer have any obligation with respect to voting its Equity Securities accordingly, (B) the Minority Party shall cause any and all of its directors to resign from the Board and any committees (or such director(s) shall be removed from the Board and any committees), as applicable, as soon as practicable and, in any case, prior to the date of the next Board or committee meeting or action by written consent and (C) the Company shall no longer be obligated to invite or permit Board Observers designated by the Minority Party to attend meetings or have access to information regarding the Company.

(xi) Subsidiary Boards. If, and solely to the extent that, the Majority Party determines to exercise any right to designate a member to any board of directors or similar governing body of any Subsidiary of the Company, then the Majority Party and the Minority Party shall each vote their respective Equity Securities so that the number of directors nominated by each of the Majority Party and the Minority Party to such board or governing body is in proportion to their then respective ownership percentages of the Equity Voting Power, rounded up or down to the nearest whole number.

(xii) Continued Appointment of Independent Director. Each of Harbinger and Pinnacle shall use its best efforts to cause their respective directors to, and if necessary to otherwise vote their respective Equity Securities to, ensure that there is at all times at least one Independent Director on the Board and, if at any time, any Independent Director ceases to be an Independent Director or ceases to be on the Board, the party that nominated such Independent Director shall act promptly to (including causing their respective directors to, and if necessary to otherwise vote their respective Equity Securities to) appoint a replacement Independent Director in the most expedient manner permitted by Applicable Law and all parties shall take such other action as is necessary to cause the election of the replacement Independent Director.

Section 2.2 Pinnacle Advisor. In addition to Pinnacle’s right to appoint the Pinnacle Director(s) and a Board Observer, Pinnacle shall also have the right to appoint, at Pinnacle’s sole cost and expense, an employee of Pinnacle to serve in a senior advisory capacity at the Company, subject to any additional limitations that may be set forth in any management agreement related to the Ho Tram Project (the “Pinnacle Advisor”). For the avoidance of doubt, (a) the Pinnacle Advisor shall not be deemed to be an employee of the Company, (b) the Pinnacle Advisor shall not have the right to attend or observe any meetings of the Board or its committees unless and until requested by the Board (unless the Person serving as the Pinnacle Advisor is also a Pinnacle Director or Pinnacle Board Observer), except for the Operating Committee and the Executive Committee as respectively set forth in Sections 2.1(d)(ii)(B) and Section 2.1(d)(iii)(B), and (c) no action taken by the Pinnacle Advisor shall constitute the act of or otherwise serve to bind the Company. The Company shall give the Pinnacle Advisor copies of all notices, minutes, consents, and other materials that the Company provides to its directors in connection with any Board meeting, subject to the limitations set forth below in Section 2.3 and provided that the Pinnacle Advisor shall enter into an agreement with the Company providing that he or she shall hold in confidence and trust all information provided to the Pinnacle Advisor or learned by the Pinnacle Advisor in connection with the rights described herein, except to the extent otherwise required by Applicable Law or any other regulatory process to which Pinnacle, PEI or the Pinnacle Advisor is subject or except as otherwise permitted under this Agreement. The Pinnacle Advisor may, as it deems necessary or desirable, share all such information with PEI and its Entity Affiliates, and their respective officers, directors, employees and agents. For the avoidance of doubt, Pinnacle acknowledges that the costs and expenses incurred by the Pinnacle Advisor in connection with their actions undertaken pursuant to this Section 2.2 shall not constitute reimbursable expenses of the consultant under the Administrative Services Agreement.

Section 2.3 Access to Information.

(a) Books and Records.

(i) All books and records, including all records relating to or reflecting the operations of the Ho Tram Project or any other Company project, shall be (a) maintained at the principal executive offices of the Company, and (b) made available to Harbinger and Pinnacle, the Harbinger Director(s), the Pinnacle Director(s), the Pinnacle Board Observer and the Pinnacle Advisor for examination, audit, inspection, and copying at any time; provided, however, that the Board, following deliberations without any of the Pinnacle Director, Pinnacle Board Observer or Pinnacle Advisor in attendance, reserves the right to withhold any information and to exclude each Pinnacle Director, Pinnacle Board Observer or Pinnacle Advisor, as the case may be, from any meeting or portion thereof if access to such information or attendance at such meeting is presently or in the future restricted or prohibited by the terms and conditions of any management or other agreement relating to the Ho Tram Project or any other Company project (including, as of the date hereof, the MGM Management Agreement); provided, however, that the Board (excluding any Pinnacle Director, Pinnacle Board Observer or Pinnacle Advisor) shall instruct management to use its reasonable best efforts to identify and redact any prohibited or restricted information from any such agreement in an effort to make the remainder of such agreement available to Pinnacle, the Pinnacle Director(s), the Pinnacle Board Observer and the Pinnacle Advisor, and the Board (excluding any Pinnacle Director, Pinnacle Board Observer or Pinnacle Advisor) shall request that the other party to such management or other agreement agree to minimize or eliminate such restrictions and prohibitions. Upon termination of this Agreement or, if earlier, at such time as either Harbinger or Pinnacle (together with its respective Entity Affiliates) no longer owns at least 7.5% of the Equity Voting Power, all such books and records shall be turned over to the Company immediately and shall remain the property of the Company, subject to access by such party upon reasonable notice for examination, audit, inspection, and copying solely for purposes of such party’s accounting and tax requirements or the calculation and verification of amounts remaining due between the Company and such party following such termination. For the avoidance of doubt, nothing contained in this Agreement other than this Section 2.3(a) shall affect or limit the rights to access or inspect Company information and books and records that either Harbinger or Pinnacle and its respective Director(s) may have under the applicable corporate laws of the Company’s jurisdiction of incorporation or organization.

(ii) [Intentionally omitted]

(iii) Tax Reporting. In addition, the Company shall keep adequate books and records and shall provide Harbinger and Pinnacle on a timely basis with access to such books and records and with such other information that either reasonably request to enable it to satisfy all its tax reporting obligations arising from its ownership of an interest in the Company and to make such tax elections as it deems appropriate. Without limiting the generality of the foregoing, such information shall include (A) records of all distributions and other transactions of the Company or any of its subsidiaries, (B) computations of income, earnings and profits, ordinary earnings, net capital gains, tax basis and foreign taxes, (C) PFIC Annual Information Statements as described in Section 1.1295-1(g) of the Treasury Regulations (or any successor Treasury Regulations) and any other information reasonably requested to enable Harbinger and/or Pinnacle and their respective Entity Affiliates to elect to treat the Company or any of its subsidiaries as a “QEF” under Section 1295 of the Code, to continue such qualification as a QEF and to satisfy the Harbinger’s and/or Pinnacle’s and their respective Entity Affiliates’ attendant reporting obligations, and (D) if the Company is or becomes a “controlled foreign corporation” within the meaning of Section 957 of the Code, such information as the Harbinger and/or Pinnacle and their respective Entity Affiliates reasonably request to satisfy their tax reporting obligations. The Company shall engage U.S. tax advisors mutually acceptable to Harbinger and Pinnacle, and provide such assistance and cooperation as is reasonably necessary for such U.S. tax advisors to determine the tax basis, allocable share of income, earnings and profits, ordinary earnings, net capital gains, tax basis and foreign taxes and other tax attributes of the Company relevant to Harbinger’s and Pinnacle’s interest in the Company.

(b) Financial Reporting Requirements.

(i) Without limiting Section 2.3(a), subject to Applicable Law and compliance with Article 8, the Company will, and will cause its Subsidiaries to furnish promptly to Harbinger and Pinnacle all information concerning the business and properties of the Company and its Subsidiaries, including financial information, as Harbinger or Pinnacle may reasonably request, to the extent that Harbinger or Pinnacle reasonably concludes that such information is necessary to permit it to comply with any applicable securities laws (including, without limitation, any such reporting obligations under Sections 13(a) and 15(d) of the Exchange Act or, in the case of Pinnacle, in connection with an offering or sale of debt or equity securities of PEI (or its Affiliates) (as applicable) in an offering registered under the Securities Act or exempt from such registration, in such form as reasonably requested by Harbinger or Pinnacle, as the case may be, to comply with its respective Exchange Act or Securities Act reporting obligations, which will mean, at a minimum, that the financial information will either be presented in accordance with U.S. GAAP or in a manner which will permit Harbinger or Pinnacle, as the case may be, to convert such information into financial statements in accordance with U.S. GAAP without incurring material cost or delay. In addition, the Company shall cause its officers, employees, counsel and public accountants to cooperate with Harbinger and Pinnacle, as the case may be, in connection with their respective compliance with applicable securities laws or, in the case of Pinnacle, with any offering of PEI’s (or its Affiliate’s) securities (as applicable), including customary assistance in connection with underwritten offerings.

(ii) In particular, but without limiting the generality of paragraph (b)(i) above, and subject to Section 2.3(a), the Company will make the following financial information available to Harbinger and Pinnacle and each of their outside independent auditors on a recurrent basis (without need of specific request by Harbinger or Pinnacle) for examination, audit, inspection, and copying:

(A) Monthly unaudited management reports of the Company and its Subsidiaries, within 30 days after the end of each month;

(B) Quarterly unaudited consolidated financial statements of the Company, within 40 days after the end of each fiscal quarter (and with respect to the quarterly unaudited consolidated financial statements and audit report of the Company for the fiscal quarter ended March 31, 2012 and June 30, 2012, such information will be provided by August 31, 2012, and if not made available by such date, the Company shall provide access to the auditor’s work papers and any and all proposed, recorded and past audit adjustments on a timely basis);

(C) Annual consolidated financial statements of the Company accompanied by the audit report of the auditor, within 90 days after the end of each fiscal year (and with respect to the annual consolidated financial statements and audit report of the Company for the year ended December 31, 2011, such information will be provided by August 31, 2012, and if not made available by such date, the Company shall provide access to the auditor’s work papers and any and all proposed, recorded and past audit adjustments on a timely basis); and

(D) Such non-consolidated financial statements and reports as may be requested by Harbinger or Pinnacle, acting reasonably;

provided, however, that in the event that Harbinger or Pinnacle reports financial results and financial position of the Company as a consolidated subsidiary, then the Company will use commercially reasonable efforts to provide the foregoing financial information and access to Harbinger’s and Pinnacle’s independent outside auditors on such shorter time frames as Harbinger and Pinnacle may reasonably specify taking into account their applicable periodic reporting obligations under the Exchange Act.

ARTICLE 3

TRANSFERS AND RELATED COVENANTS

Section 3.1 Transfer Restrictions.

(a) Harbinger and Pinnacle Restrictions. Transfers of Securities held by either Harbinger or Pinnacle shall be subject to the following provisions:

(i) Each of Harbinger and Pinnacle may Transfer its Securities (x) as permitted under and in accordance with the terms and conditions of Section 3.2 (Tag-Along) and (y) pursuant to a pro rata optional redemption by the Company of any Securities that, by their terms, may be redeemed by the Company at its option.

(ii) Each of Harbinger and Pinnacle shall be permitted to Transfer Securities to a parent, subsidiary, Affiliate or other legal entity, in each case, that directly or indirectly “controls”, is controlled by or is under common control with, Harbinger or Pinnacle, as applicable (such an entity or person, an “Entity Affiliate”) without restriction (including, without limitation, any of the Transfer restrictions contained in this Article 3). For purposes of this provision, the holding of at least 51% of the equity or voting interest of an entity, or the direct or indirect ability to direct or cause the direction of the management of the business and affairs of an entity, shall be deemed to constitute “control”.

(iii) Unsuitability.

(A) If, at any time any Gaming Problem in Vietnam exists for the Company as a result of issues relating to the Majority Party, the following provisions shall apply:

(1) For as long a period as the Vietnam Gaming Authority will permit (the “Majority Party Cure Period”), the Majority Party must use commercially reasonable efforts to cure all regulatory concerns giving rise to the Gaming Problem. During such period, the Minority Party shall not partake in any discussions or negotiations with the regulator in question without the Majority Party’s consent, except as may be required by Applicable Law or such regulator (and in the event that the Minority Party is so required to partake in discussions or negotiations with such regulator, the Minority Party shall give the Majority Party such advance notice of such discussions or negotiations as is reasonably practicable and use commercially reasonable efforts to seek permission from the applicable regulator in question for the Majority Party to jointly participate in such discussions or negotiations).

(2) During the Majority Party Cure Period, and for as long a period as the Vietnam Gaming Authority will permit (not to exceed six months after the expiration of the Majority Party Cure Period, unless the Majority Party and the Minority Party mutually agree on a longer period) (the “Majority Party Sale Period”), the Majority Party shall be permitted to sell to an unaffiliated third party its Securities (including in a sale to a third party of all of the outstanding Equity Securities in the Company), in each case subject to the Minority Party’s right of first negotiation under Section 3.5 and such six month period after the expiration of the Majority Party Cure Period shall not commence until the Minority Party’s right of first negotiation shall have expired.

(3) During the Majority Party Cure Period and the Majority Party Sale Period, the Majority Party will use its commercially reasonable efforts to take such action as is reasonably necessary and permitted by the Vietnam Gaming Authority in order to seek to preserve the value of the Company, including, as determined in the Majority Party’s sole discretion and to the extent not otherwise required by the Vietnam Gaming Authority, Transferring its Securities to a Divestiture Trust. Following 180 days after the termination of the Majority Party Cure Period, the Minority Party or the Company may direct the Majority Party to transfer its Securities to a Divestiture Trust.

(4) Following the expiration of the Majority Party Sale Period, the Minority Party shall be provided with as long a period as the Vietnam Gaming Authority will permit (not to exceed six months after the expiration of the Majority Party Sale Period, unless the Majority Party and the Minority Party mutually agree on a longer period) (the “Minority Party Sale Period”) in which to sell to an unaffiliated third party its Securities, subject to the Majority Party’s right of first negotiation under Section 3.5 and such six month period after the expiration of the Majority Party Sale Period shall not commence until the Majority Party’s right of first negotiation under Section 3.5 shall have expired.

(5) Following the expiration of the Minority Party Sale Period, if a sale of the Minority Party’s Securities has not been effected (or a definitive agreement with respect thereto has not been executed), or at such earlier time if the Vietnam Gaming Authority so requires, the Minority Party shall have the right, exercisable over a period of 90 days following the expiration of the Minority Party Sale Period (which 90-day period shall commence on the earlier of (x) the next Business Day following a period of six months from the commencement of the Minority Party Sale Period, or (y) the date on which written notice from the Company or HTPCL, as applicable, to the Minority Party is received to the effect that the Vietnam Gaming Authority has not permitted the Minority Party Sale Period to run a full six months or the Vietnam Gaming Authority requires the period for the Minority Party’s right to require the Company to purchase its Securities to commence earlier), to require the Company to purchase all, but not less than all, of its Securities, unless prior to the expiration of such 90-day period the Majority Party transfers its Securities to such a Divestiture Trust, in which case (I) such 90-day period shall be tolled, and (II) the Minority Party shall not have a right to require the Company to purchase all of the Minority Party’s Securities, in each such case of clauses (I) and (II), so long as the Majority Party’s Securities are held by such a Divestiture Trust and the Vietnam Gaming Authority permits the continuation of such holding by the Divestiture Trust. If the Minority Party exercises such right, the Company shall repurchase such Securities at an aggregate purchase price equal to the amount initially allocated thereto as of the date of the Minority Party’s purchase of such Securities (the “Purchase Price”). The form of consideration to be paid by the Company may, in the Company’s sole discretion, be either cash or one or more promissory notes issued to the Minority Party by the Company (A) in an aggregate principal amount equal to the Purchase Price, (B) bearing no interest, (C) having a term of 36 months, and (D) which, subject to receipt of any approval required under any Gaming Laws, shall be secured by a first priority security interest, in form and substance reasonably satisfactory to the Minority Party, in such Securities.

(B) If, at any time any Gaming Problem in the United States of America exists for the Majority Party or the Minority Party, as applicable (such party with such Gaming Problem, the “Affected Party”, and the other party which is not the Affected Party, the “Non-Affected Party”) as a result of issues relating to the Company, the following provisions shall apply:

(1) For as long a period as the relevant U.S. Gaming Authority will permit (the “Affected Party U.S. Cure Period”), the Company must use reasonable best efforts to cure all regulatory concerns giving rise to the Gaming Problem. During such period, the Company shall not partake in any discussions or negotiations with the applicable regulator in question without the Affected Party’s consent, except as may be required by Applicable Law or such regulator (and in the event that the Company is so required to partake in discussions or negotiations with such regulator, the Company shall give the Affected Party such advance notice of such discussions or negotiations as is reasonably practicable and use commercially reasonable efforts to seek permission from the regulator in question for the Affected Party to jointly participate in such discussions or negotiations).

(2) During the Affected Party U.S. Cure Period, and for as long a period as the relevant U.S. Gaming Authority will permit, the Affected Party shall be permitted to sell to an unaffiliated third party its Securities, subject to the Non-Affected Party’s right of first negotiation under Section 3.5.

(C) If, at any time any Gaming Problem in the United States of America exists for the Affected Party as a result of issues relating to the Non-Affected Party, the following provisions shall apply:

(1) For as long a period as the relevant U.S. Gaming Authority will permit (the “Non-Affected Party U.S. Cure Period”), such Non-Affected Party must use commercially reasonable efforts to cure all regulatory concerns giving rise to such Gaming Problem, including, without limitation, cooperating with the Affected Party to provide such U.S. Gaming Authority such information about the Non-Affected Party as the Affected Party may reasonably request and to partake in discussions with such U.S. Gaming Authority to the extent requested by the Affected Party. During such period, the Non-Affected Party shall not partake in any discussions or negotiations with such U.S. Gaming Authority without the Affected Party’s consent, except as may be required by Applicable Law or such regulator (and in the event that the Non-Affected Party is so required to partake in discussions or negotiations with such regulator, the Non-Affected Party shall give the Affected Party such advance notice of such discussions or negotiations as is reasonably practicable and use commercially reasonable efforts to seek permission from the regulator in question for the Affected Party to jointly participate in such discussions or negotiations).

(2) During the Non-Affected Party U.S. Cure Period, and for as long a period as the relevant U.S. Gaming Authority will permit (the “Affected Party U.S. Sale Period”), the Affected Party shall be permitted to (a) sell its Securities to an unaffiliated third party, subject to the Non-Affected Party’s right of first negotiation under Section 3.5, and/or (b) transfer its Securities to a Divestiture Trust (and may continue any efforts to attempt to sell its Securities while such Securities remain in such Divestiture Trust).

(3) In addition, at any time following the Non-Affected Party U.S. Cure Period, the Affected Party shall have the right to require the Company to purchase all, but not less than all, of its Securities. If the Affected Party exercises such right, the Company shall repurchase such Securities at the Purchase Price within 30 days of the exercise of such right. The form of consideration to be paid by the Company shall be cash; provided, however, the Company may, in its sole discretion, pay the consideration for such purchase by issuing one or more promissory notes to the Affected Party (a) in an aggregate principal amount equal to the Purchase Price, (b) bearing no interest, (c) with the term (with payment in full being due on the last day of the term) being a period of time equal to five years; provided, however, that such 5-year term shall be reduced by that number of days that is equal to the number of days after the expiration of the Non-Affected Party U.S. Cure Period; provided, further, that in no event shall the period of such term be less than three years, and (d) which, subject to receipt of any approval required under any Gaming Laws, shall be secured by a first priority security interest, in form and substance reasonably satisfactory to the Affected Party, in such Securities.

(D) If, at any time any Gaming Problem in Vietnam exists for the Company as a result of issues relating to the Minority Party, the following provisions shall apply:

(1) For as long a period as the Vietnam Gaming Authority will permit (the “Minority Party Cure Period”), the Minority Party must use commercially reasonable efforts to cure all regulatory concerns giving rise to such Gaming Problem. During such period, the Majority Party shall not partake in any discussions or negotiations with the applicable regulator in question without the Minority Party’s consent, except as may be required by Applicable Law or such regulator (and in the event that the Majority Party is so required to partake in discussions or negotiations with such regulator, the Majority Party shall give the Minority Party such advance notice of such discussions or negotiations as is reasonably practicable and use commercially reasonable efforts to seek permission from the regulator in question for the Minority Party to jointly participate in such discussions or negotiations).

(2) Following the expiration of the Minority Party Cure Period, and for as long a period as the Vietnam Gaming Authority will permit (the “Minority Party Vietnam Sale Period”), the Minority Party shall be required to use commercially reasonable efforts to attempt to sell its Securities to an unaffiliated third party, subject to the Majority Party’s right of first negotiation under Section 3.5.

(3) During the Minority Party Cure Period and at any time thereafter, the Minority Party may transfer its Securities to a Divestiture Trust. The Minority Party’s Securities may remain in such a Divestiture Trust while the Minority Party continues any efforts to attempt to sell its Securities during the Minority Party Vietnam Sale Period.

(4) Following the expiration of the Minority Party Vietnam Sale Period, if a sale of the Minority Party’s Securities has not been effected (or a definitive agreement with respect thereto has not been executed) and if the Minority Party’s Securities are not then currently held by a Divestiture Trust, the Majority Party shall have the right, exercisable over a period of 90 days (which 90-day period shall commence on that date written notice from the Company or HTPCL, as applicable, to the Minority Party is received to the effect that the Vietnam Gaming Authority has not permitted the Minority Party Sale Period to continue) to purchase all, but not less than all, of the Minority Party’s Securities immediately following the expiration of such 90-day period, unless prior to the expiration of such 90-day period the Minority Party transfers its Securities to such a Divestiture Trust, in which case (a) such 90-day period shall be tolled, and (b) the Majority Party shall not have a right to purchase all of the Minority Party’s Securities, in each such case of clauses (a) and (b), so long as such Securities are held by such a Divestiture Trust and the Vietnam Gaming Authority permits the continuation of such holding by the Divestiture Trust. In the exercise of any such purchase right, the purchase price for such Securities by the Majority Party shall be the Purchase Price for such Securities. The form of consideration to be paid by the Majority Shareholder shall be cash; provided, however, that the Majority Party may, in its sole discretion, pay the consideration for such purchase by issuing one or more promissory notes to the Minority Party (a) in an aggregate principal amount equal to the Purchase Price, (b) bearing no interest, (c) with the term (with payment in full being due on the last day of the term) being a period of time equal to five years; provided, however, that such 5-year term shall be reduced by that number of days that is equal to the number of days after the expiration of the Minority Party Cure Period; provided, further, that in no event shall the period of such term be less than three years, and (d) which, subject to receipt of any approval required under any Gaming Laws, shall be secured by a first priority security interest, in form and substance reasonably satisfactory to the Minority Party, in such Securities.

(5) Following the expiration of the 90-day period set forth in Section 3.1(a)(iii)(D)(4) above, the Majority Party or the Company may direct the Minority Party to transfer its Securities to a Divestiture Trust.

(E) Notwithstanding anything to the contrary set forth in this Section 3.1(a)(iii), immediately upon such time that the Company, the Majority Party or Minority Party, as applicable, has taken any action which the applicable regulator in question confirms has fully and finally remediated the Gaming Problem or otherwise causes such regulator to withdraw or discontinue its investigation or pursuit of any action with respect to such Gaming Problem, the rights and obligations of the Company, the Majority Party and/or Minority Party, as applicable, with respect to the Transfer of Securities pursuant to clauses (A) through (D) above, and arising as a result of such Gaming Problem, shall immediately terminate, it being acknowledged and agreed that all of such rights and obligations shall remain fully applicable to any other Gaming Problem that may have arisen or may thereafter arise.

(F) In furtherance of the foregoing and in connection with a Transfer of Securities pursuant to this Section 3.1(a)(iii), the Company shall provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause each of its and their respective representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by the Majority Party or the Minority Party, as applicable, in their capacity as a Transferring party in accordance with the terms of this Section 3.1(a)(iii), which cooperation shall include (1) providing, as promptly as practicable, to the Transferring party all financial and other information regarding the Company and its Subsidiaries (including information regarding the business, operations, financial projections and prospects of the Company) as may be reasonably requested by the Transferring party to assist in preparation of customary materials to be used for the completion of the Transfer, except as may be limited by Section 2.3, (2) affording prospective purchasers access to the Company’s senior management, including due diligence sessions (including accounting due diligence sessions), (3) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from the advisors of such Subsidiaries), customary certificates as to valid existence, incumbency and due authorization, or other documents and instruments related to such Transfer as may be reasonably requested by the Transferring party as necessary and customary in connection with such a Transfer, and (4) using its reasonable best efforts, to have its independent accountants provide their reasonable cooperation in connection with such Transfer.

(iv) Constating Documents.

(A) To the extent any Transfer is permitted pursuant to the terms of this Agreement, the Company shall use reasonable best efforts, including without limitation taking all such steps as may reasonably be within its powers, to permit such Transfer to be effected in compliance with the terms of this Agreement and the Constating Documents.

(B) The Company, Harbinger and Pinnacle shall each use their respective reasonable best efforts, including without limitation taking all such steps as may reasonably be within their respective powers (including, with respect to each of Harbinger and Pinnacle, voting its respective Equity Securities (or, if more convenient, executing written shareholders’ consent resolutions), so as to cause any Transfer permitted under this Agreement to be deemed a permissible Transfer under Section 2.11 of the Articles of the Company.

(C) The Company represents and warrants to Harbinger and Pinnacle that the Board has resolved, by all required corporate action, that any Transfer permitted under this Agreement shall be deemed a permissible Transfer under Section 2.11 of the Articles of the Company and that such Board approval shall satisfy the requirement to obtain the approval of the Board for purposes of Section 2.11 of the Articles of the Company. In addition, the parties hereto agree, in their capacity as holders of a majority of the Common Shares, that any Transfer permitted under this Agreement is hereby approved by them and shall therefore be a permissible Transfer under Section 2.11 of the Articles.

(b) Additional Harbinger Transfer Provisions. In addition to Section 3.1(a) and Section 6.4, Transfers of Securities held by Harbinger shall also be subject to the following provisions:

(i) Subject to Pinnacle’s right to Transfer its Securities pursuant to Section 3.2 (Tag-Along Right), or to acquire Harbinger’s Securities pursuant to Section 3.5 (Right of First Negotiation), Harbinger shall be entitled to Transfer and assign in whole or in part to an unaffiliated third party any or all of its Securities, and any or all of its right, title and interest in and to, and all of its obligations under or in respect of, this Agreement and any such Securities or other agreement or instrument, without restriction and without the consent of the Company or any other Person.

(c) Additional Pinnacle Transfer Provisions. In addition to Section 3.1(a), Transfers of Securities held by Pinnacle shall also be subject to the following provisions:

(i) For as long as Pinnacle is the Minority Party and except as otherwise permitted pursuant to this Article 3, Pinnacle shall not Transfer Securities unless such Transfer is specifically approved by the Board and Harbinger, each in their sole discretion.

(ii) Following the earlier of (A) the first anniversary of the Opening Date of the First Gaming Resort and (B) August 8, 2015, subject to Harbinger’s right to Transfer its Securities pursuant to Section 3.2 (Tag-Along Right), Pinnacle shall be entitled to Transfer and assign in whole or in part to an unaffiliated third party any or all of its Securities, and any or all of its right, title and interest in and to, and all of its obligations under or in respect of, this Agreement and any such Securities or other agreement or instrument, without restriction and without the consent of the Company or any other Person.

(iii) Pinnacle shall be required to Transfer its Equity Securities under and in accordance with the terms and conditions of Section 3.3 (Drag-Along).

(iv) Pinnacle may, in its sole discretion, elect to Transfer its remaining Securities under and in accordance with the terms and conditions of Section 3.4 (Exit Sale).

(v) Pinnacle may, in its sole discretion, elect to Transfer its remaining Securities under and in accordance with the terms and conditions of Section 6.1(c) (Consent Sale).

(vi) Pinnacle and its Entity Affiliates may, in their sole discretion, elect to Transfer Securities or transfer interests in Pinnacle to PEI’s stockholders or to conduct an initial public offering of interests of Pinnacle, in each case to the extent that such action (A) is previously consented to in writing by the Board (which consent shall not be unreasonably withheld), (B) occurs from and after such time as any class of the Equity Securities is traded on an established trading market (including, without limitation, the Hong Stock Exchange, Singapore Stock Exchange or Toronto Stock Exchange), and (C) is not effected until following the earlier of (1) the first anniversary of the Opening Date of the First Gaming Resort, and (2) August 8, 2015.

(d) Related Provisions.

(i) Notwithstanding anything to the contrary in this Agreement, no Transfers shall be permitted by either Harbinger or Pinnacle (A) if such Transfer would violate any Applicable Law or involve a Transfer to a Non-Qualified Person, (B) without the prior written consent of the Board and the Majority Party, if such Transfer would impair a material license or regulatory approval of the Company (or any of its Subsidiaries) or cause a change of control of any such license without the Company having received all required approvals of Governmental Authorities and other required approvals, or (C) without the prior written consent of the Board (which shall not be unreasonably withheld) if such Transfer would cause the Company or its Subsidiaries to be subject to the reporting requirements of the Exchange Act.

(ii) Any transferee or Entity Affiliate of Harbinger or Pinnacle, as applicable, that after the date of this Agreement acquires any Securities in a Transfer or other acquisition in accordance with the terms and conditions of this Agreement shall, as a condition precedent to effectiveness of the Transfer or other acquisition of such Securities, (A) become a party to this Agreement by completing and executing a counterpart signature page or joinder to this Agreement in a form reasonably satisfactory to the Company and the Majority Party, (B) assume the rights and obligations under this Agreement of the transferor of such Securities as they relate to such transferred Securities (including without limitation the transfer restrictions set forth in Article 3 and the preemptive rights set forth in Article 4), (C) execute all such other agreements or documents as may reasonably be requested by the Company and the Majority Party, (D) obtain all regulatory approvals needed in connection with such Transfer or acquisition, (E) deliver such signature page and, if applicable, other agreements and documents to the Company, and (F) to the extent the Transfer and/or other acquisition of Securities by such transferee or Entity Affiliate results in such transferee or Entity Affiliate, together with its Entity Affiliates, owning at least 50% of the Equity Voting Power, reaffirm in writing the effectiveness of the Pinnacle Management Agreement in accordance with its terms. Such Person shall, upon satisfaction of such conditions and its acquisition of such Securities in compliance with this Agreement, be a party to this Agreement for all purposes hereunder.

(iii) Any Transfer constituting a pledge of Securities or other grant of a lien or security interest therein, directly or indirectly, for any debt or other obligation must be made pursuant to a bona fide credit agreement, loan agreement, indenture or other agreement pursuant to which credit is extended or made available by an unaffiliated third party to the party making such pledge or granting such lien or security interest. For purposes of clarity, the Parties acknowledge that the Securities may not be pledged in violation of the foregoing sentence.

(iv) In the event of a Transfer constituting a pledge of Securities or other grant of a lien or security interest therein, directly or indirectly, the beneficiary of such pledge, lien or security interest, in lieu of executing a joinder to become a party hereto, shall execute and deliver a joinder agreeing to be bound by all of the provisions of this Agreement with respect to the Securities so pledged or subjected to such lien or security interest, except as otherwise provided in Section 3.2(f)(ii), Section 3.3(f) and Section 3.5(a).

(v) Any Transfer or attempted Transfer of Securities in violation of any provision of this Agreement shall be null and void.

Section 3.2 Tag-Along Right.

If either the Majority Party (to the extent the Majority Party does not elect to exercise its Drag-Along rights in full under Section 3.3) or the Minority Party or their respective Entity Affiliates (as the case may be, such party, together with its Entity Affiliates, is referred to as the “Transferring Seller”) proposes to Transfer any particular series or class of a Security (such specific series or class of Security, a “Tag-Along Security”) that it holds directly or indirectly to any Person other than an Entity Affiliate of Harbinger or Pinnacle, as the case may be (the “Third-Party Offeror”), in a bona fide transaction (the “Tag-Along Sale”), then the other party that is not the Transferring Seller, together with its Entity Affiliates (such other party, together with its Entity Affiliates, the “Tag-Along Party”), shall have the right to participate in all Transfers of Tag-Along Securities by the Transferring Seller to the Third-Party Offeror on the following terms and conditions:

(a) Mechanics.

(i) If the Transferring Seller has received an offer (including a preliminary indication of interest) relating to potential Tag-Along Sale, the Transferring Seller shall promptly, but no later than two Business Days following receipt of such offer (including a preliminary indication of interest) by the Third Party Offeror, notify the Tag-Along Party in writing (A) specifying (to the extent such information is known to the Transferring Seller) (i) the name and address of the Third-Party Offeror intending to purchase the Tag-Along Securities, (ii) the amount of Tag-Along Securities proposed to be purchased and the purchase price the Third-Party Offeror is willing to pay for such Tag-Along Securities to be purchased and the other material terms and conditions of the Tag-Along Sale, and (iii) that the Tag-Along Party has the rights provided under this Section 3.2 in respect of the proposed Tag-Along Sale and (B) attaching copies of any written documentation embodying or relating to such offer (the “Preliminary Tag-Along Notice”).

(ii) If such offer has developed into a reasonably definitive proposal for a Tag-Along Sale and the Transferring Seller intends to proceed with the Tag-Along Sale, the Transferring Seller shall promptly, but no later than two Business Days following receipt or conveyance of such reasonably definitive proposal, notify the Tag-Along Party in writing (A) specifying (i) the name and address of the Third-Party Offeror intending to purchase the Tag-Along Securities, (ii) the amount of Tag-Along Securities proposed to be purchased and the purchase price the Third-Party Offeror is willing to pay for such Tag-Along Securities to be purchased and the other material terms and conditions of the Tag-Along Sale, and (iii) that the Tag-Along Party has the rights provided under this Section 3.2 in respect of the proposed Tag-Along Sale and (B) attaching copies of all written documentation relating to such proposed Tag-Along Sale (the “Tag-Along Notice”).

(iii) The right of a Tag-Along Party to participate in a Tag-Along Sale may be exercised by delivery of a written notice to the Transferring Seller (the “Tag-Along Acceptance Notice”) within 20 Business Days following receipt of the Tag-Along Notice or, if later and if applicable, within 25 Business Days of receipt of the Majority Party’s written notice to the Minority Party under Section 6.2(b)(ii)(B)(7)(b) of the Majority Party’s or its Entity Affiliates’ proposed sale, Transfer or other disposition of Financing Securities. The Tag-Along Acceptance Notice shall state the number or amount of Tag-Along Securities that such Tag-Along Party wishes to include in such Tag-Along Sale to the Third-Party Offeror (which shall not be in excess of the applicable Pro Rata Tag-Along Portion). Upon the giving of a Tag-Along Acceptance Notice, such Tag-Along Party shall be entitled and obligated to sell the Tag-Along Securities set forth in the Tag-Along Acceptance Notice to the Third-Party Offeror on the terms set forth in the Tag-Along Notice, and the Transferring Seller shall not consummate the sale of any Tag-Along Securities to the Third Party Offeror if the Third Party Offeror does not purchase all Tag-Along Securities which each Tag-Along Party desires to sell (which shall not be in excess of the applicable Pro Rata Tag-Along Portion or the Adjusted Majority Party Pro Rata Tag Along Portion) pursuant to this Section 3.2.

(b) Amount to be Sold. The Tag-Along Party shall be entitled to sell to the Third-Party Offeror, in conjunction with the closing of the Third-Party Offeror’s purchase of Tag-Along Securities from the Transferring Seller, up to that portion of its Tag-Along Securities determined by:

(i) with respect to Tag-Along Securities other than Company Debt, multiplying (A) the number of Tag-Along Securities that are held by the Tag-Along Party by (B) the quotient obtained by dividing (1) the number of Tag-Along Securities to be sold to the Third-Party Offeror by the Transferring Seller by (2) the total number of Tag-Along Securities then held by the Transferring Seller; provided, however, that in the event that the Minority Party and/or one or more of its Entity Affiliates is the Transferring Seller and immediately prior to the consummation of any such Tag Along Sale the Minority Party and its Entity Affiliates collectively own 33% or less of the voting power of the voting capital stock of the Company at such time of determination, the Majority Party and its Entity Affiliates shall only be permitted to Transfer 50% of the total number of Tag-Along Securities to be sold to the Third-Party Offeror that the Majority Party and its Entity Affiliates would otherwise have been permitted to Transfer in such Tag-Along Sale under the formula described in this sentence excluding this proviso (the “Adjusted Majority Party Pro Rata Tag Along Portion”);

(ii) with respect to Company Debt, multiplying (A) the principal amount of outstanding Company Debt held by and accrued and unpaid interest owed to the Tag-Along Party by (B) the quotient obtained by dividing (1) the principal amount of outstanding Company Debt to be sold to the Third-Party Offeror by the Transferring Seller by (2) the aggregate principal amount of outstanding Company Debt held by and accrued and unpaid interest owed to the Transferring Seller; and

(iii) the Transferring Seller shall use its commercially reasonable efforts to include in the proposed Tag-Along Sale to the Third-Party Offeror all of the Tag-Along Securities that the Tag-Along Party has requested to have included pursuant to the applicable Tag-Along Acceptance Notice, it being understood that the Third-Party Offeror shall not be required to purchase Tag-Along Securities in excess of the number set forth in the Tag-Along Notice. In the event the Third-Party Offeror elects to purchase less than all of the Tag-Along Securities sought to be sold by the Transferring Seller and the Tag-Along Party, the number of Tag-Along Securities to be Transferred to the Third-Party Offeror by the Transferring Seller and the Tag-Along Party shall be reduced so that each such shareholder is entitled to sell its Pro Rata Tag-Along Portion of the number of Tag-Along Securities the Third-Party Offeror elects to purchase (which in no event may be less than the number of Securities set forth in the Tag-Along Notice). For purposes of this Section 3.2, the “Pro Rata Tag-Along Portion” shall mean:

(A) Tag Along Securities other than Company Debt: with respect to the number of Tag-Along Securities other than Company Debt to be sold by each shareholder (whether the Transferring Seller or the Tag-Along Party, as the case may be), the number of Tag-Along Securities other than Company Debt equal to the product of (1) the total number of Tag-Along Securities that the Third-Party Offeror proposes to purchase and (2) a fraction (x) the numerator of which is equal to the number of Tag-Along Securities then held by such shareholder and (y) the denominator of which is equal to the number of Tag-Along Securities then held collectively by the Transferring Seller and the Tag-Along Party; provided, however, that in the event that the Minority Party and/or one or more of its Entity Affiliates is the Transferring Seller and immediately prior to the consummation of any such Tag Along Sale the Minority Party and its Entity Affiliates collectively own 33% or less of the voting power of the voting capital stock of the Company at such time of determination, the Majority Party and its Entity Affiliates shall only be permitted to Transfer the Adjusted Majority Party Pro Rata Tag Along Portion (but for purposes of applying that definition in this section, using the formula described in this sentence excluding this proviso); and

(B) Company Debt: with respect to the amount of Company Debt to be sold by each shareholder (whether the Transferring Seller or the Tag-Along Party, as the case may be), the amount of Company Debt equal to the product of (1) the total amount of outstanding Company Debt that the Third-Party Offeror proposes to purchase and (2) a fraction (x) the numerator of which is equal to the principal amount of outstanding Company Debt held by and accrued and unpaid interest owed to such shareholder and (y) the denominator of which is equal to the principal amount of outstanding Company Debt held by and accrued and unpaid interest owed collectively to the Transferring Seller and the Tag-Along Party.

(c) Consideration to be Received. The consideration to be received by the Tag-Along Party shall be the same form and amount of consideration per Tag-Along Security to be received by the Transferring Seller, and the terms and conditions of the Tag-Along Sale shall be the same as those upon which the Transferring Seller sells its Tag-Along Securities.

(d) Related Documentation.

(i) In connection with the transaction contemplated by Section 3.2, each Tag-Along Party will agree to make substantially the same customary representations, covenants, indemnities and agreements as the Transferring Seller so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by the Transferring Seller; provided that (A) any general indemnity given by the Transferring Seller, applicable to liabilities not specifically related to the Transferring Seller or its ownership of the respective Tag-Along Securities to be Transferred by it, to the Third-Party Offeror in connection with the Tag-Along Sale shall be apportioned with the Tag-Along Party according to the consideration received by each of the Transferring Seller and the Tag-Along Party, (B) the aggregate liability of any such Transferring Seller or the Tag-Along Party in connection with such representations, covenants, indemnities and agreements shall not exceed such party’s net proceeds from the Tag-Along Sale, and (C) any representation and indemnification obligation relating specifically to a Transferring Seller or the Tag-Along Party, its respective Tag-Along Securities and/or its respective authorization, execution and delivery of agreements and instruments in connection with the Tag-Along Sale to the Third-Party Offeror shall be made and borne only by such party.

(ii) Each Tag-Along Party shall execute and deliver all agreements and other documents as the Transferring Seller executes and delivers in connection with the Tag-Along Sale if so required by the Transferring Seller.

(e) Fees and Expenses. Harbinger and Pinnacle shall each pay its own fees and expenses incurred in connection with a Tag-Along Sale under this Section 3.2, to the extent not paid or reimbursed by the Company or the Third-Party Offeror.

(f) Application of Tag-Along.

(i) This Section 3.2 shall not apply to any Transfer of Equity Securities in a Drag-Along Transaction for which the Transferring Seller shall have elected to exercise its rights under Section 3.3 or an Exit Sale for which Pinnacle shall have elected to exercise its rights under Section 3.4 (except to the extent expressly provided otherwise in Section 3.4) or to a Transfer described in Section 3.1(a) hereof or in Section 3.1(c)(vi) hereof.

(ii) Notwithstanding anything to the contrary in this Section 3.2, in the event that (A) any party hereto enters into or executes a Transfer constituting a pledge of Securities or other grant of a lien or security interest therein, directly or indirectly, or (B) there is a further Transfer of the Securities so pledged or subjected to such lien or security interest pursuant to a foreclosure on such pledge, lien or security interest, or a Transfer in lieu of foreclosure (any such further Transfer pursuant to a pledge, lien or security interest, a “Subsequent Transfer”), this Section 3.2 (other than Section 3.2(f)(ii)) shall not apply to any such Transfer or Subsequent Transfer. For purposes of clarity, the transferee in any Subsequent Transfer shall comply with Section 3.1(d)(ii) and be and become bound by the provisions of this Agreement, including without limitation this Section 3.2.

(iii) With respect to warrants, options, stock appreciation rights or similar rights with an exercise privilege or a settlement payment or mechanism at a price related to any class or series of Securities or with a value derived in whole or in part from the value of any series or class of Securities, which warrants, options, stock appreciation rights or similar rights do not contain any preferences, rights or obligations, other than the right to acquire, settle at a price related to or with a value derived in whole or in part from the value of, such underlying Securities (a “Derivative Instrument”), such Derivative Instruments shall be included within the definition of Tag-Along Securities for purposes of this Section 3.2. As a result of the foregoing sentence, in the event that the Transferring Seller seeks to Transfer Derivative Instruments pursuant to this Section 3.2, the Tag Along Party shall have the right to participate in such Transfer of Derivative Instruments by Transferring to the Third Party Offeror the number or amount of Derivative Instruments and/or Securities underlying such Derivative Instruments as calculated under Section 3.2(b)(i) or 3.2(b)(iii), as applicable; provided, that for purposes of that calculation, Securities underlying such Derivative Instruments and such Derivative Instruments shall be treated as equivalent Tag Along Securities. The consideration to be received by the Tag Along Party in this context shall be the same form and amount of consideration (as adjusted, as necessary, to account for the lack of an exercise price associated with the Securities underlying such Derivative Instruments being Transferred and to account for the value per unit of the Securities underlying such Derivative Instrument where such Derivative Instrument is exercisable for or relates to more than one unit of the Securities underlying such Derivative Instrument) per Tag Along Security to be received by the Transferring Seller, and the terms and conditions of the Tag Along Sale shall be the same as those upon which the Transferring Seller sells its Tag-Along Securities.

Section 3.3 Drag-Along Right.

(a) General.

(i) If (A) Harbinger by itself or together with any other holder(s) of Equity Securities proposes to Transfer Equity Securities which collectively represent more than 50% of the Equity Voting Power in a single or series of substantially related transactions to an unaffiliated third party (a transaction in which this Section 3.3(a)(i) is applicable, a “Drag-Along Transaction”) and (B), then if requested by Harbinger, Pinnacle (unless it then owns Equity Securities representing 33% or more of the Equity Voting Power) shall be required to sell its Pro Rata Drag-Along Portion of its Equity Securities in the Drag-Along Transaction pursuant to this Section 3.3. For purposes hereof, the “Pro Rata Drag-Along Portion” means that portion of Securities determined by multiplying (A) the number of Common Shares on a Fully Diluted Basis that are held by Pinnacle by (B) the quotient obtained by dividing (1) the number of Common Shares on a Fully Diluted Basis to be sold to the purchaser by Harbinger (and such other holders, as applicable) by (2) the total number of Common Shares on a Fully Diluted Basis then held by Harbinger (and such other holders, as applicable).

(ii) Without limiting the foregoing, (A) if the proposed Drag-Along Transaction is structured as a sale of assets or a merger, amalgamation, consolidation, liquidation, dissolution, winding-up, recapitalization or similar corporate transaction or otherwise requires approval of Company shareholders, Pinnacle will vote or cause to be voted all Securities that it holds or with respect to which Pinnacle has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any appraisal, dissenters’ or similar rights which Pinnacle may have in connection therewith, (B) if the proposed Drag-Along Transaction is structured as or involves a sale, redemption, reorganization or recapitalization of Equity Securities, Pinnacle agrees to sell its Pro Rata Drag-Along Portion of the Equity Securities being sold in such Drag-Along Transaction on the terms and conditions approved by Harbinger, and (C) if directed by Harbinger, Pinnacle will exercise or convert, as applicable, all options, warrants or other rights to purchase or subscribe for Equity Securities or into Equity Securities held by Pinnacle.

(b) Closing. Harbinger shall provide written notice (the “Drag-Along Notice”) to Pinnacle not later than the date of acceptance of the Drag-Along Transaction by Harbinger and in any event not later than 15 Business Days prior to the closing date of the Drag-Along Transaction. The Drag-Along Notice shall set forth the consideration to be paid by the purchaser for the Equity Securities, the identity of the purchaser, and the material terms of the Drag-Along Transaction.

(c) Consideration to be Received.

(i) In the event that immediately prior to the consummation of any Drag-Along Transaction, Pinnacle (together with its Entity Affiliates) owns 10% or less of the Equity Voting Power, then the consideration to be received by Pinnacle pursuant to such Drag-Along Transaction shall be solely in the form of cash, regardless of the form of consideration per Equity Security to be received by Harbinger based on the transaction value per Equity Security designated in the applicable Drag-Along Transaction.

(ii) In the event that immediately prior to the consummation of a Drag-Along Transaction in which some or all of the consideration to be received by Harbinger and Pinnacle is non-cash consideration, Pinnacle (together with its Entity Affiliates) owns in excess of 10% of the Equity Voting Power, then the consideration to be received by Pinnacle shall be the same form and amount of consideration per Equity Security to be received by Harbinger, and the terms and conditions of such sale shall be the same as those upon which Harbinger sells its Equity Securities.

(A) Notwithstanding the foregoing in Section 3.3(c)(ii), Pinnacle shall have the right, with respect to one-half of the aggregate non-cash consideration that Pinnacle is compelled to receive pursuant to such Drag-Along Transaction, to require Harbinger to purchase in cash from Pinnacle up to US$75,000,000 of the non-cash consideration received by Pinnacle based on the transaction value per Equity Security designated in the applicable Drag-Along Transaction. In order to exercise this right, Pinnacle must provide Harbinger with written notice within 10 Business Days following the date the Drag-Along Notice is received by Pinnacle pursuant to Section 3.3(b), or otherwise Pinnacle shall be deemed to have forfeited any rights to require such purchase. In lieu of making any cash payment otherwise required to be made by Harbinger to Pinnacle pursuant to the first sentence of this clause (A), Harbinger shall have the right, but not the obligation, to deliver one or more promissory notes to Pinnacle issued by Harbinger (1) having an aggregate principal amount equal to the amount of such cash payment otherwise so required, (2) bearing a rate of interest equal to 2% per annum, (3) having a term of no later than 120 days from the closing date of the Drag-Along Transaction, (4) containing such terms and conditions (in addition to the aforementioned principal amount, interest rate and term) as Harbinger determines is or could be reasonably imposed by a financial institution lending to Harbinger on an unrelated basis, and (5) which shall be secured by a first priority security interest, in form and substance reasonably satisfactory to Pinnacle, in the non-cash consideration purchased by Harbinger from Pinnacle.

(d) Related Documentation. In connection with a Drag-Along Transaction, Pinnacle will agree to make substantially the same customary representations, covenants, indemnities and agreements as Harbinger so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by Harbinger; provided, that:

(i) any general indemnity given by Harbinger and such other holders (as applicable), applicable to liabilities not specifically related to Harbinger or such other holders (as applicable) or their ownership of the respective Equity Securities to be Transferred by Harbinger and such other holders (as applicable), to the purchaser in connection with such Drag-Along Transaction shall be apportioned among Harbinger, such other holders (as applicable) and Pinnacle according to the consideration received by each such party;

(ii) the aggregate liability of Pinnacle in connection with such representations, covenants, indemnities and agreements shall not exceed Pinnacle’s net proceeds from the Drag-Along Transaction;

(iii) any representation and indemnification obligation relating specifically to a selling holder, its Equity Securities and/or its authorization, execution and delivery of agreements and instruments in connection with the Drag-Along Transaction shall be made and borne only by such selling holder; and

(iv) Pinnacle shall not be required if requested by the purchaser in the Drag-Along Transaction to enter into any non-compete agreements with respect to the conduct of its and its Entity Affiliate’s businesses in connection with the Drag-Along Transaction unless such non-compete restrictions:

(A) are limited to (1) any area within a 300 kilometer radius of either the Ho Tram Project if Pinnacle or any of its Entity Affiliates is the operator of any hotel or casino therein or any other then-existing Company project at which Pinnacle or any of its Entity Affiliates is the operator of any hotel or casino, and (2) the city of Da Nang and all areas of Vietnam south of the 16th parallel; and

(B) do not limit (1) Pinnacle’s or its Entity Affiliate’s rights under the Pinnacle Management Agreement, (2) Pinnacle’s or its Entity Affiliate’s ability to operate any of its or its Entity Affiliates’ then-existing sites, or (3) Pinnacle’s or its Entity Affiliates’ ability to develop, construct or acquire any site with a hotel, casino, racetrack, sports, or entertainment venue or related or ancillary businesses that is prior to the date of the Drag-Along Notice subject to an executed term sheet (which may be non-binding) or definitive agreement with an unaffiliated third party regarding the development, construction or acquisition of such a facility, or located or to be located on a parcel of land purchased, leased or otherwise controlled by Pinnacle or any of its Entity Affiliates (including, without limitation, pursuant to an option to purchase or lease such land) for the purpose of developing or constructing such a facility.

(e) Fees and Expenses. Harbinger and Pinnacle shall each pay its own fees and expenses incurred in connection with a Drag-Along Transaction, to the extent not paid or reimbursed by the Company or the purchaser.

(f) Non-Applicability of Drag-Along Right. Notwithstanding anything to the contrary in this Section 3.3, in the event that (A) any party hereto enters into or executes a Transfer constituting a pledge of Securities or other grant of a lien or security interest therein, directly or indirectly, or (B) there is a Subsequent Transfer, parts (a) through (e) of this Section 3.3 shall not apply to any such Transfer or Subsequent Transfer. For purposes of clarity, the transferee in any Subsequent Transfer shall comply with Section 3.1(d)(ii) and be and become bound by the provisions of this Agreement, including without limitation this Section 3.3.

Section 3.4 Investor Exit Sale Right.

(a) Following such time that (i) the Minority Party (together with its Entity Affiliates) ceases to hold at least 7.5% of the Equity Voting Power, or (ii) solely in Pinnacle’s or its Entity Affiliates’ case, a Competitor becomes the holder of Equity Securities in an amount equal to or more than (A) 10% of the outstanding Equity Securities on a Fully Diluted Basis, or (B) 10% of the Equity Voting Power, the Minority Party and its Entity Affiliates shall have the right to elect at any time following the consummation of an occurrence described in clause (i), or solely in Pinnacle’s or its Entity Affiliates’ case, clause (ii), to Transfer all or a portion of their then remaining Securities in a single transaction to an unaffiliated third party (such unaffiliated third party, an “Exit Sale Purchaser”, and such transaction, an “Exit Sale”), subject to the Majority Party’s rights of first negotiation set forth in Section 3.5.

(b) In the event that, pursuant to paragraph (a) of this Section 3.4, the Minority Party (together with any of its Entity Affiliates) consummates an Exit Sale to an unaffiliated third party, then the Majority Party shall retain its right to elect to be a Tag-Along Party in such Exit Sale so long as the Minority Party (together with its Entity Affiliates) is selling less than 100% of its Securities in such Exit Sale; provided, however, that the Majority Party shall be entitled to sell to the Exit Sale Purchaser up to that portion of its Securities equal to the Adjusted Majority Party Pro Rata Tag-Along Portion, as applicable.

Section 3.5 Right of First Negotiation.

(a) In the event that either Harbinger or Pinnacle or any of their respective Entity Affiliates proposes to Transfer any Securities (other than Transfers permitted by Sections 3.1(a)(ii), and, solely in Pinnacle’s case, also Section 3.1(c)(vi)) (such Transferring party, together with its Entity Affiliates, the “ROFN Seller”), the ROFN Seller shall provide the other party, together with its Entity Affiliates (such other party, together with its Entity Affiliates, the “ROFN Buyer”), with written notice of its intent to Transfer such Securities, which notice shall set forth the number of Securities proposed to be Transferred (the “ROFN Notice”). For a period of 20 Business Days following receipt of the ROFN Notice (the “ROFN Period”), if and solely to the extent initiated by the ROFN Buyer during the ROFN Period, the ROFN Buyer and the ROFN Seller shall, on an exclusive basis, negotiate in good faith with one another regarding a transaction pursuant to which the ROFN Buyer would acquire all, but not less than all, of the Securities to be Transferred by the ROFN Seller as set forth in the ROFN Notice (the “ROFN Transaction”). Unless and until definitive documentation providing for the terms and conditions of a ROFN Transaction is executed and delivered by all parties thereto, (i) the ROFN Seller, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to the ROFN Buyer with respect to any ROFN Transaction, including any obligation to enter into either a non-binding term sheet or letter of intent, or definitive documentation, providing for the terms and conditions of the ROFN Transaction, and (ii) the ROFN Buyer shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith. Notwithstanding the foregoing, and for the avoidance of doubt, (x) the provisions of this Section 3.5 shall not apply to entering into or executing a Transfer constituting a pledge of Securities or other grant of a lien or security interest therein, directly or indirectly, and (y) the provisions of this Section 3.5 shall apply to Subsequent Transfers, except that the ROFN Period with respect to such Subsequent Transfers shall be 15 Business Days instead of 20 Business Days.

(b) If at the expiration of the ROFN Period, the ROFN Seller and ROFN Buyer have not entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, the ROFN Seller may, prior to the six month anniversary of the last day of the ROFN Period, seek to Transfer all or a portion of its Securities covered by the ROFN Notice to an unaffiliated third party subject to Section 3.2.

(c) If prior to the expiration of the ROFN Period, the ROFN Seller and the ROFN Buyer have entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, then for a period of 40 Business Days following the execution of such non-binding term sheet or non-binding letter of intent (the “ROFN Definitive Documentation Period”), the ROFN Buyer and the ROFN Seller shall, on an exclusive basis, negotiate in good faith with one another regarding definitive documentation providing for the terms and conditions of the ROFN Transaction. Unless and until definitive documentation providing for the terms and conditions of the ROFN Transaction is executed and delivered by all parties thereto, (i) the ROFN Seller, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to the ROFN Buyer with respect to any ROFN Transaction, including any obligation to enter into definitive documentation providing for the terms and conditions of the ROFN Transaction, and (ii) the ROFN Buyer shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith.

(d) If at the expiration of the ROFN Definitive Documentation Period, the ROFN Seller and ROFN Buyer have not entered into definitive documentation to consummate a ROFN Transaction, the ROFN Seller may, prior to the six month anniversary of the last day of the ROFN Definitive Documentation Period, seek to Transfer all or a portion of its Securities covered by the ROFN Notice to an unaffiliated third party subject to Section 3.2.

(e) If the ROFN Seller does not consummate a sale of its Securities covered by the ROFN Notice to an unaffiliated third party (or enter into definitive documentation with respect thereto) prior to the six month anniversary of the last day of the ROFN Definitive Documentation Period, if applicable (or if the ROFN Definitive Documentation Period is not applicable, the ROFN Period), for any reason whatsoever, the ROFN Seller shall forfeit any and all rights to consummate such a Transfer, and the ROFN Buyer’s right of first negotiation under this Section 3.5 shall again be in full force and effect should the ROFN Seller seek to Transfer such Securities again.

Section 3.6 Disposition of Securities. In connection with any disposition of Securities by Harbinger or Pinnacle, to the extent still required by Applicable Law or to the extent requested by Harbinger or Pinnacle, as the case may be, the Company shall provide required information and reasonable assistance to Harbinger or Pinnacle, as the case may be, in connection with any application that may be made by such party for a certificate to be issued pursuant to Section 116 of the Income Tax Act (Canada) (a “Section 116 Certificate”) or related provisions, or any notification pursuant to Section 116 of the Income Tax Act (Canada) or related provisions.

Section 3.7 Recognition of Transfers and Endorsement on Certificates. The Company shall not recognize any Transfers of Securities made in violation of this Agreement. Any and all certificates representing Securities now or hereafter owned by either Harbinger or Pinnacle or their respective Entity Affiliates during the term of this Agreement (whether such Securities are issued initially or with respect to Transfer or otherwise) shall have endorsed thereon in bold type the following legend:

“The securities represented by this certificate are subject to the provisions of an Amended and Restated Shareholders Agreement dated August 29, 2012 as amended from time to time, and such securities are not transferable on the books of the Company except in accordance and compliance with the terms and conditions of such Agreement.”

Section 3.8 Waiver of Rights. Notwithstanding any other provision of this Article 3, either Harbinger or Pinnacle may waive its rights with respect to any particular offer or right given under this Article 3 by notice in writing to the Company and the other party to this Agreement.

ARTICLE 4

PREEMPTIVE RIGHTS

Section 4.1 Preemptive Rights.

(a) The Company grants to each of Harbinger and Pinnacle (together with their respective Entity Affiliates) separately the right to purchase up to its Pro Rata Preemptive Portion of all or any part of Preemptive Securities that the Company from time to time after the date hereof proposes to issue, or to grant an option or other right for the purchase or subscription for; provided, however, that at the relevant time, such shareholder (i) solely with respect to the issuance by the Company of Equity Securities (and, for the avoidance of doubt, this clause (i) of this proviso shall not apply to the extent that an issuance by the Company of Securities consists of Debt of the Company, or other interest or participation in Debt of the Company, or any combination of any of the foregoing), continues to hold together with its Entity Affiliates at least that number of Equity Securities as is equal to the lesser of (A) 50% of the Equity Securities that are owned by such shareholder and its Entity Affiliates immediately following the consummation of the transactions contemplated by the Pinnacle Subscription Agreement, and (B) 7.5% of the total amount of Equity Securities outstanding on a Fully Diluted Basis on such date immediately prior to such issuance, and (ii) is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) (each such shareholder, together with its Entity Affiliates, a “Preemptive Person”).

(i) For purposes of this Article 4, “Pro Rata Preemptive Portion” means, with respect to any Preemptive Person, on any issuance date for Preemptive Securities, the amount of Preemptive Securities equal to the product of:

(A) New Class or Series of Preemptive Securities: With respect to the issuance of a new class or series of Preemptive Securities not previously issued by the Company (a “New Class of Securities”), the product of (x) the total number or amount of such Preemptive Securities to be issued by the Company on such date, multiplied by (y) a fraction (1) the numerator of which is equal to the total number of Common Shares on a Fully Diluted Basis then held by such Preemptive Person immediately prior to such issuance of Preemptive Securities and (2) the denominator of which is equal to the total number of Common Shares held by Harbinger and Pinnacle (together with their respective Entity Affiliates) outstanding on such date immediately prior to such issuance on a Fully Diluted Basis.

(B) “Add-On” Securities: With respect to the issuance of Preemptive Securities that are of a class or series previously issued by the Company prior to the issuance of such Preemptive Securities (excluding the Common Shares, the calculation for which is set forth below in Section 4.1(a)(i)(C)) (“Add-On Securities”), the product of (x) the total number or amount of such Preemptive Securities to be issued by the Company on such date, multiplied by (y) a fraction (1) the numerator of which is equal to the total number of such Preemptive Securities of such class or series, if any, then held by such Preemptive Person immediately prior to such issuance of such Preemptive Securities, and (2) the denominator of which is equal to the total number of all such Preemptive Securities of such class or series outstanding on such date immediately prior to such issuance on a Fully Diluted Basis; provided, however, that Add-On Securities that are convertible into Common Shares shall be treated as Securities of such previously issued class or series rather than as the Common Shares into which such Add-On Securities are convertible.

(C) Common Shares: With respect to the issuance of additional Common Shares, the product of (x) the total number or amount of such Preemptive Securities to be issued by the Company on such date, multiplied by (y) a fraction (1) the numerator of which is equal to the total number of Common Shares on a Fully Diluted Basis then held by such Preemptive Person immediately prior to such issuance of Preemptive Securities and (2) the denominator of which is equal to the total number of Common Shares held by Harbinger and Pinnacle (together with their respective Entity Affiliates) outstanding on such date immediately prior to such issuance on a Fully Diluted Basis.

(b) The number or amount of Preemptive Securities that the Preemptive Persons may purchase pursuant to this Section 4.1 shall be referred to as the “Preemptive Security Purchase Securities”. The purchase right provided in this Section 4.1 shall apply at the time of issuance of any right, warrant, or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof. Except as expressly provided in this Article 4 or Section 6.2(b)(ii)(B), Pinnacle shall not assert any preemptive rights pursuant to any other agreements in existence as of the date hereof.

(c) The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) to the Preemptive Persons within five Business Days after any such issuance or sale is duly approved by the Board and at least 25 Business Days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the proposed manner of disposition, the number or amount and description of the Preemptive Securities proposed to be issued, the proposed issuance date, and the proposed purchase price per security, as applicable. Such notice shall also be accompanied by any written offer from a prospective purchaser to purchase such Preemptive Securities.

(d) At any time during the 25-Business Day period following the receipt of an Issuance Notice, each Preemptive Person shall have the right to elect irrevocably (except as provided in the proviso to this sentence) to purchase its Pro Rata Preemptive Portion of the number of Preemptive Security Purchase Securities, at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company, provided that if there is a material change in the terms of the Preemptive Securities, the Company shall give written notice of such change as promptly as practicable to the Preemptive Persons, in which case any Preemptive Person may revoke any such election made by such Preemptive Person by delivering a written notice to the Company. Except as provided in Section 4.1(c), such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.

(e) If any Preemptive Person fails to exercise fully its right to purchase its Pro Rata Preemptive Portion of all or any part of Preemptive Securities within the periods described above, the Company shall be free to complete the proposed issuance or sale of the Preemptive Securities described in the Issuance Notice (including by selling such Preemptive Securities to Harbinger or Pinnacle) with respect to which the Preemptive Persons failed to exercise the right set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the number of securities to be issued or sold may be reduced); provided that (i) such issuance or sale is closed within 90 days after the date the related Issuance Notice was given, and (ii) the price and other material terms at which the Preemptive Securities are issued or sold must be equal to or higher than the purchase price and on terms no less favorable than the material terms described in the Issuance Notice. In the event that the Company has not sold such Preemptive Securities within such 90-day period, the Company shall not thereafter issue or sell any Preemptive Securities, without first again offering such securities to Harbinger and Pinnacle in the manner provided in this Section 4.1.

(f) For the avoidance of doubt, any exercise of the Majority Party’s preemptive rights may be subject to the Minority Party’s consent rights as and solely to the extent applicable under Section 6.2.

(g) In addition to the preemptive rights set forth in this Article 4, the Company agrees to negotiate in good faith with Harbinger and Pinnacle to grant Harbinger and Pinnacle (together with their respective Entity Affiliates) separately the right to purchase up to its Pro Rata Preemptive Portion (to the extent permitted by Applicable Law) of all or any part of an issuance of securities of a Subsidiary that is not, or would not be immediately following the proposed issuance, wholly owned (directly or indirectly) by the Company that such non-wholly owned Subsidiary from time to time after the date hereof proposes to issue, or to grant an option or other right for the purchase or subscription therefor. For the avoidance of doubt, there shall not be any preemptive rights granted to Harbinger and/or Pinnacle (or their respective Entity Affiliates) with respect to any securities issued at any time by a direct or indirect wholly-owned Subsidiary of the Company, except for issuances of securities as a result of which such Subsidiary would cease to be so wholly-owned.

Section 4.2 Waiver of Rights. Notwithstanding any other provision of this Article 4, either Harbinger or Pinnacle may waive its rights with respect to any particular offer or right given under this Article 4 by notice in writing to the Company and the other party to this Agreement.

ARTICLE 5

REGISTRATION RIGHTS

Section 5.1 Registration Rights. The Company shall not confer upon any Person (whether pursuant to a shareholders agreement or otherwise) any registration rights or similar benefits with respect to Common Shares being registered under the Exchange Act or Common Shares becoming listed or traded on a stock exchange or stock market unless the Company delivers to Harbinger and Pinnacle notice thereof and concurrently provides Harbinger and Pinnacle with equal or more favorable registration rights and benefits (such rights and benefits to be granted to Harbinger and Pinnacle in proportion to their then relative ownership of Securities).

ARTICLE 6

CONSENT RIGHTS AND ADDITIONAL COVENANTS

Section 6.1 Majority Vote Consent Rights.

(a) The Company (which for purposes of this Section 6.1 shall include the Company and its Subsidiaries) shall not, without first obtaining the affirmative vote or written consent of the Majority Party, which affirmative vote or consent shall be given or withheld in the Majority Party’s sole discretion following consultation with the Minority Party, take any of the following actions (which actions may also be subject to the Minority Party’s written consent if and solely to the extent applicable under Section 6.2):

(i) enter into a merger, amalgamation, consolidation, disposal of all or substantially all of the Company’s and its subsidiaries’ assets, restructuring, reorganization or similar corporate transaction involving the Company or any of its Securities;

(ii) dissolve, liquidate, voluntarily commence bankruptcy proceedings or wind-up the operations of the Company or any subsidiary.

(iii) establish or discontinue any significant line of business not expressly permitted by the terms of the Company’s investment certificate;

(iv) change the legal form or jurisdiction of incorporation of the Company, or make any amendment to the Articles of the Company;

(v) except as set forth in Section 3.1(a)(iii) or as contemplated by the terms of the Series V Special Shares or the Class VI Shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of the Company’s capital stock, or pay or otherwise distribute any cash or property to any of its security holders in their capacity as such;

(vi) issue or sell any capital stock of any class or series or any other securities of the Company, or issue or grant any warrants, rights or options, or securities that are exchangeable for, or convertible into, shares of the Company’s capital stock, except for security issuances resulting from rights granted as of the date hereof or contemplated herein (including without limitation, the grant or exercise of the Pinnacle Option, the grant or exercise of the Backstop Warrants, the grant or exercise of the Pinnacle Warrants, top-up issuances pursuant to the 2011 Harbinger Subscription Agreement or the Pinnacle Subscription Agreement, the issuance, sale, grant, exercise, conversion or exchange of securities pursuant to any Future Funding or Replacement Funding, the exercise of options or warrants or the conversion of convertible securities outstanding as of the date hereof);

(vii) split, combine, reclassify or redeem (except as set forth in Section 3.1(a)(iii), as expressly permitted by the terms of the Series V Shares or the Class VI Shares) or materially modify any of the rights, preferences, restrictions or conditions of any shares of capital stock of the Company, effect a recapitalization or similar event or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Company, or accelerate the vesting of any options, restricted stock, stock appreciation rights or similar rights other than as currently contemplated by any current Company option or Company plan; or

(viii) except as set forth in Section 3.1(a)(iii), as expressly permitted by the terms of the Series V Shares or the Class VI Shares, redeem, repurchase or otherwise acquire or offer to acquire any outstanding warrants, rights, or options to acquire shares of capital stock of the Company;

(ix) except as set forth in Section 3.1(a)(iii) or pursuant to a Permitted Encumbrance, the BIDV Facility, the HSBC Charge or the BIDV Working Capital Facility, incur or modify any Indebtedness for borrowed money in excess of US$5,000,000 in the aggregate or guarantee any Indebtedness of another Person or guarantee any debt securities of another Person;

(x) except and solely to the extent any of the following are specifically set forth in the MGM Management Agreement, the Pinnacle Management Agreement, the Administrative Services Agreement or any other management or administrative agreement to be entered into by the Company with respect to the Ho Tram Project as matters requiring the sole consent of the operator thereunder:

(A) make any loans or advances to any other third Person (including any advance of salary to employees), make any investments in or capital contributions to any third Person or forgive or discharge in whole or in part any outstanding loans or advances other than advances to employees for travel and business expenses or in connection with intra-company loans or advances made in the ordinary course of business and consistent with past practice;

(B) place or allow the creation of any Encumbrance on any of the assets or properties of the Company, other than Permitted Encumbrances and encumbrances pursuant to the BIDV Facility, the HSBC Charge or the BIDV Working Capital Facility;

(C) enter into, assume, amend or modify any of the following contracts of the Company:

(1) any Contract or series or group of related Contracts that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company or any of its subsidiaries of more than US$5,000,000 over the life of such Contract;

(2) any Contract or series or group of related Contracts that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments to the Company or any of its subsidiaries of more than US$5,000,000 over the life of such Contract;

(3) any material joint venture or partnership contract, limited liability company agreement or other contract involving the sharing of profits or losses by the Company or any of its subsidiaries with any other Person; or

(4) any agreement relating to employment or severance or similar arrangement that (a) the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments of more than US$300,000 within any 12-month period or, solely with respect to severance Contracts, US$750,000 over the life of such severance Contract, (b) involves any change in compensation of any Key Employee, or a change in any of the material terms of any employment, compensation or severance agreement with any Key Employee, or an approval of any discretionary or bonus payment to any Key Employee (other than annual bonus payments pursuant to employment contracts), or (c) involves the creation or establishment of any cash or equity-based incentive compensation plan or contract or amendment thereto;

(xi) approve or modify, in any material respect, the Annual Budget of the Ho Tram Project, the First Gaming Resort or the Second Gaming Resort, as applicable;

(xii) make, or commit to make after the date of this Agreement, any individual or a series of related capital expenditures in excess of US$5,000,000 in the aggregate, in each case other than capital expenditures made in accordance with the approved Construction Budget for the First Gaming Resort or the Second Gaming Resort or the Annual Budget;

(xiii) sell, dispose of, transfer, lease, sell and lease back or license any material property, tangible asset or interest therein of the Company, except in the ordinary course of business consistent with past practice;

(xiv) make any acquisition or disposition of assets in any single transaction or series of related transactions, other than in the ordinary course of business in accordance with the Annual Budget, for consideration in excess of US$5,000,000 in the aggregate;

(xv) hire or terminate the Company’s Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any General Director, any General Manager, the General Counsel, the Chief Marketing Officer, the Chief Development Officer, the Chief Administrative Officer, any President (or, with respect to the foregoing, any other Person serving in a similar capacity) or any other officer or employee with aggregate annual compensation in excess of US$450,000 (such an employee, a “Key Employee”); or

(xvi) affect in a material adverse manner the tax position of the Securities with respect to the amount of income, deduction, tax credit or other tax attributes referable to the Company by making, revoking or changing any tax election (other than as otherwise required by changes in Applicable Law or any Vietnam VAT), or taking any other discretionary action with respect to a taxing authority;

provided, however, that the Majority Party consent rights under this Section 6.1(a) shall terminate from and after such time another shareholder (together with its Entity Affiliates) of the Company owns Equity Securities with voting power greater than the voting power possessed by the Securities then owned collectively by Harbinger and Pinnacle and their Entity Affiliates.

(b) Notwithstanding anything in Section 6.1(a) to the contrary, the consent of the Majority Party or its Entity Affiliates shall not be required in the event that:

(i) (A) the Board approves a Financing Need Recommendation, (B) either or both of Harbinger and Pinnacle or their respective Entity Affiliates are the only parties proposing terms for such financing, which terms shall be substantially identical, or more favorable, to the Company than the terms of the Class VI Shares (“Future Funding”), (C) in connection with such Future Funding with Harbinger and/or Pinnacle or their respective Entity Affiliates, the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)) shall have the full authority of the Board and the Company to approve the Future Funding with Harbinger and/or Pinnacle or their respective Entity Affiliates on such terms as the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)) may determine without the consent of either Harbinger or Pinnacle or their respective Entity Affiliates; provided, that any such Future Funding shall only be exempt from such consent if Harbinger and/or Pinnacle are the only parties participating in the Future Funding, and (D) each of Harbinger and Pinnacle and its respective Entity Affiliates shall have the right to participate in such Future Funding in accordance with the terms and conditions of the preemptive rights set forth in Article IV. For the purposes of the terms of the Series V Special Shares or Class VI Preferred Shares (as applicable), this provision shall be deemed to constitute a consent to such Future Funding by an instrument in writing signed by Harbinger or Pinnacle, as the case may be, and its respective Entity Affiliates and delivered to the Company at its head office; or

(ii) Harbinger (or any of its Affiliates) breaches an obligation to fund a commitment under the Backstop Loan Agreement and the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)), approves replacement funding for any or all of the then unfunded commitments under the Backstop Loan Agreement on such terms as the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)), may determine in their sole discretion (the “Replacement Funding”). The term “Replacement Funding” shall also include any replacement funding described in Section 4.4(b)(iii) of the 2012 Subscription Agreement in respect of any breach of an obligation of Pinnacle or Harbinger (or any of their respective Entity Affiliates) to purchase Class VI Shares pursuant to the 2012 Subscription Agreement. Harbinger, on behalf of itself and its Affiliates, hereby irrevocably waive all of their respective preemptive rights, rights of first refusal, anti-dilution adjustments, zero consideration adjustments, share preservation rights or rights that would entitle such party or its Affiliates to receive securities or adjust convertible or exercisable securities (regardless of the source of such right) in respect of and as a result of the consummation of such Replacement Funding.

(c) Consent Sale. In the event (i) the requisite affirmative vote or written consent of the Majority Party is obtained with respect to a transaction or transactions described in Sections 6.1(a)(i) (merger, etc.), (ii) (dissolution, etc.), (iii) (significant line of business), (vi) (issue capital stock or other securities, etc.), (vii) (reclassify capital stock, etc.), (ix) (incur Indebtedness, etc.) or (xi) (Encumbrances), and (ii) the transaction(s) subject to such affirmative vote or consent of the Majority Party is consummated, the Minority Party (together its Entity Affiliates) shall be entitled, subject to the Majority Party’s right to Transfer its Securities pursuant to Article 3 as a Tag-Along Party as well as the Majority Party’s right of first negotiation pursuant to Section 3.5, to Transfer and assign in whole or in part to an unaffiliated third party any or all of its Securities, and any or all of its right, title and interest in and to, and all of its obligations under or in respect of, this Agreement and any such Securities or other agreement or instrument, without restriction and without the consent of the Company or any other Person (such a Transfer or assignment, “Consent Sale”). The Minority Party shall be required to provide the Company with written notice of its intent to explore a Consent Sale within 40 Business Days following consummation of the transaction subject to the Majority Party’s consent (which 40 Business Day period shall run concurrently with the periods set forth in Section 3.5). Within seven months (or such longer period as may be reasonably required in order to obtain any necessary regulatory approvals as long as the Minority Party and the prospective transferee are using commercially reasonable efforts to obtain such approvals) following the latest to occur of (i) the expiration of such 40 Business Day period, (ii) the expiration of the ROFN Period prior to entering into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, or (iii) the expiration of the ROFN Definitive Documentation Period, if applicable, prior to the execution of definitive documentation with respect to a ROFN Transaction, the Minority Party will be required to consummate such Consent Sale if it is to be consummated at all. In addition, any such Consent Sale shall also comply with the notice, timing and other applicable Transfer requirements and obligations set forth in Article 3 as relates to the Consent Sale (including, but not limited to, the Majority Party’s rights under Sections 3.2); provided, however that in no event shall the provisions of Article 3 operate to shorten the time periods expressed in the preceding sentence of this Section with respect to the Minority Party’s ability to pursue and subsequently consummate a Consent Sale.

Section 6.2 Minority Consent Rights.

(a) Notwithstanding anything in this Agreement to the contrary, the Company shall not (and shall not permit its Subsidiaries to), without first obtaining the Minority Party’s written consent, which consent shall not be unreasonably withheld:

(i) amend, alter or repeal (including by means of a merger, consolidation or otherwise) any provision of the Articles of Incorporation of the Company (including, without limitation, the Notice of Articles) or Bylaws of the Company in a manner that adversely affects the Minority Party; provided, however, any amendment or modification that is ministerial in nature that does not affect the Minority Party adversely shall not be taken into account for purposes of this Section, and as a result, not require the Minority Party’s separate consent pursuant hereto;

(ii) split, combine, reclassify, redeem (except as expressly permitted by the terms of the Series V Shares or the Class VI Shares) or modify in a manner that adversely affects the Minority Party (A) any Securities that the Minority Party owns, or (B) any of the rights, preferences, restrictions, conditions or privileges of any Securities that the Minority Party owns;

(iii) amend or modify the Existing Shareholders Agreement, other than to terminate it in its entirety;

(iv) materially reduce (A) any element or amenity of the Scope (including, without limitation, any of those elements or amenities identified in clauses (i) – (xi) of the definition of Scope) of the First Gaming Resort, or (B) the Standard of any Scope element or amenity of the First Gaming Resort;

(v) solely to the extent Pinnacle is the Minority Party, modify the Construction Budget of the First Gaming Resort based solely on a Company Decision so as to (A) increase the Scope or the Standard of the First Gaming Resort, or (B) alter the construction timetable of the First Gaming Resort, in each case to an extent that the expenditures directly related to the First Gaming Resort exceed 3% of the amount of (I) in the case of Zone A-1 of the First Gaming Resort, those items identified as “Items Subject to 3% Variance” (the dollar amounts of such items are included in the Ho-Tram Resort Zone A-1 Cost Plan #14B) set forth on Schedule 6.2(a)(v) in the aggregate or (II) in the case of Zone A-2 of the First Gaming Resort, the aggregate Construction Budget first established for Zone A-2; provided, however, that Pinnacle’s consent shall not be required if the amount of any such expenditure exceeds the amount of such items (or of such first Construction Budget, in the case of Zone A-2) by more than 3% but less than 7.5% in the aggregate and an unaffiliated third party is willing to fund such excess expenditure amount. For purposes of this subsection (v), a “Company Decision” means a decision of the Company with respect to the Construction Budget, Scope or the Standard of the First Gaming Resort that is within the sole discretion and control of the Company and which is not based on factors or elements (including, without limitation, Force Majeure events or increases resulting from direct purchases of commodities) which are outside of the control of the Company;

(vi) solely to the extent Pinnacle is the Minority Party, make any modification other than of an immaterial nature to (A) the Construction Budget of the Second Gaming Resort, (B) any element or amenity of the Scope (including, without limitation, any of those elements or amenities identified in clauses (i) – (xi) of the definition of Scope) of the Second Gaming Resort, or (C) the Standard of any Scope element or amenity of the Second Gaming Resort; provided, however, that any increase in expenditures to the extent resulting from increases from direct purchases of commodities or a Force Majeure event shall not be taken into account for purposes of this Section, and as a result, not require Pinnacle’s separate consent pursuant hereto; or

(vii) make expenditures in excess of US$1,000,000 per Company project, in the aggregate, at any time prior to but not including the Opening Date of the Second Gaming Resort; provided, however, that for the avoidance of doubt, expenditures related to (A) the Ho Tram Project, (B) amenities, facilities and services made available for the use and enjoyment of the prospective occupants of the Ho Tram Project, or (C) any land or improvements not within or located upon the site of the Ho Tram Project but which provide shared benefits to the Ho Tram Project, shall each not be included within this limitation, and as a result, not require the Minority Party’s separate consent pursuant hereto;

notwithstanding anything in this Section 6.2(a) to the contrary, the consent of the Minority Party or its Entity Affiliates shall not be required in the event that:

(A) (1) the Board approves a Financing Need Recommendation, (2) either or both of Harbinger and Pinnacle or their respective Entity Affiliates are the only parties proposing terms for a Future Funding, (3) in connection with such Future Funding with Harbinger and/or Pinnacle or their respective Entity Affiliates, the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)) shall have the full authority of the Board and the Company to approve the Future Funding with Harbinger and/or Pinnacle or their respective Entity Affiliates on such terms as the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)) may determine without the consent of either Harbinger or Pinnacle or their respective Entity Affiliates; provided, that any such Future Funding shall only be exempt from such consent if Harbinger and/or Pinnacle or their respective Entity Affiliates are the only parties participating in the Future Funding, and (4) each of Harbinger and Pinnacle and its respective Entity Affiliates shall have the right to participate in such Future Funding in accordance with the terms and conditions of the preemptive rights set forth in Article IV. For the purposes of the terms of the Series V Special Shares or Class VI Preferred Shares (as applicable), this provision shall be deemed to constitute a consent to such Future Funding by an instrument in writing signed by Pinnacle or Harbinger, as the case may be, and delivered to the Company at its head office; or

(B) Harbinger is the Minority Party and Harbinger (or any of its Affiliates) breaches an obligation to fund a commitment under the Backstop Loan Agreement and the Independent Committee (or, to the extent that no Independent Committee has been established or there are no then current members, the Independent Director(s)), approves the Replacement Funding. Harbinger, on behalf of itself and its Affiliates, hereby irrevocably waive all of their respective preemptive rights, rights of first refusal, anti-dilution adjustments, zero consideration adjustments, share preservation rights or rights that would entitle such party or its Affiliates to receive securities or adjust convertible or exercisable securities (regardless of the source of such right) in respect of and as a result of the consummation of such Replacement Funding.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall not (and shall not permit its Subsidiaries), without first obtaining the Minority Party’s express written consent determined in the Minority Party’s sole discretion, enter into or make or amend any transaction, contract, agreement, understanding or arrangement (including the terms of any Securities or any debt or equity interests in a Company Subsidiary that are owned by a Related Party) between the Company or any of its subsidiaries, on one hand, and a Related Party or any of its Entity Affiliates, on the other hand (such transactions, contracts, agreements, understandings or arrangements to include without limitation (i) the making of any payment to such Related Party or any of its Entity Affiliates, (ii) any purchase, sale, lease or exchange of property or securities, the rendering of any service or the payment of any management, advisory or similar fees, (iii) the making of any guarantee, support agreement or similar arrangement for the benefit of such Related Party or any of its Entity Affiliates, or (iv) the issuance of any Securities (including, without limitation, issuances of Securities pursuant to the preemptive right under Article 4 hereof or issuances to fund any increase the Construction Budget, Scope or the Standard of the First Gaming Resort or the Second Gaming Resort even if, as it relates to the First Gaming Resort, the Minority Party does not otherwise have a consent right with respect to such increase) or amendment of the terms of any Securities or any debt or equity interests in a Company Subsidiary); provided, however, that the following agreements or transactions shall not be included within this provision, and as a result, not require the Minority Party’s separate consent pursuant hereto:

(i) transactions pursuant to existing agreements or instruments that were entered into on or prior to the date of this Agreement (other than amendments thereto from and after the date of this Agreement), which are set forth on Schedule 6.2(b)(i); and

(ii) the issuance or sale by the Company of any Securities to an unaffiliated third party (or parties) in which each of Harbinger and Pinnacle had an opportunity to acquire such Securities pursuant to and in accordance with Article 4 (the “Financing Securities”); provided, however, that in the event Harbinger and/or its Entity Affiliates propose to acquire in excess of either 20% or $50 million in aggregate value of such issuance or sale of new Financing Securities:

(A) such acquisition of Financing Securities by Harbinger and/or its Entity Affiliates (only if such acquisition is in excess of 20% of such issuance or sale of new Financing Securities, and without regard to the aggregate value of such Financing Securities acquired) shall require the prior approval of a majority of the Independent Directors. For the avoidance of doubt, at any such Board meeting, the excluded Harbinger Directors and Pinnacle Directors may participate in any such meeting even though such excluded directors’ votes will not be counted on such matter; and

(B) Subject to Section 6.2(b)(ii)(B)(4), for a period of three years following each issuance or sale of Financing Securities by the Company contemplated by this Section 6.2(b)(ii) (each such issuance, a “Corresponding Issuance”), Pinnacle (together with its Entity Affiliates) shall have the right to acquire from Harbinger and its Entity Affiliates up to the Look Back Portion of the Financing Securities acquired by Harbinger and its Entity Affiliates in the Corresponding Issuance as calculated below (and for illustrative purposes only, as set forth on Schedule 6.2(b)(ii)(B)):

(1) Up to but not including the first anniversary of the completion of the Corresponding Issuance (the “First Anniversary”), Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to Harbinger, to purchase from Harbinger and its Entity Affiliates up to such amount of Financing Securities equal to the Look Back Portion at the price per Financing Security paid by Harbinger and/or its Entity Affiliates in the Corresponding Issuance.

(2) From the First Anniversary up to and including the third anniversary of the completion of the Corresponding Issuance (the “Third Anniversary”), Pinnacle (together with its Entity Affiliates) shall have the right, by delivering written notice to Harbinger, to purchase from Harbinger and its Entity Affiliates up to such amount of Financing Securities equal to the Sliding Look Back Portion at the price per Financing Security paid by Harbinger and/or its Entity Affiliates in the Corresponding Issuance. For purposes of this subsection, the “Sliding Look Back Portion” means a number of Financing Securities determined by multiplying (a) the Look Back Portion by (b) the quotient obtained by dividing (1) the total number of days between (and including) (x) the date of exercise of Pinnacle’s right to purchase the Sliding Look Back Portion (as calculated as the total number of days since the Corresponding Issuance) and (y) the Third Anniversary, by (2) 730. Such adjustment to Pinnacle’s Look Back Portion in arriving at the Sliding Look Back Portion of Securities shall be referred to as the “Sliding Look Back Adjustment”.

(3) Solely for purposes of this Section 6.2(b)(ii)(B):

a) each Corresponding Issuance shall be treated as a separate and independent issuance or sale of a New Class of Securities for purposes of this Section 6.2(b)(ii)(B), and the right of Pinnacle and its Entity Affiliates to acquire from Harbinger and its Entity Affiliates the corresponding Look Back Portion (as may be subject to a Sliding Look Back Adjustment) shall be subject to a separate Look Back Portion determination and a separate Sliding Look Back Adjustment determination.

b) the “Look Back Portion” applicable to an acquisition by Pinnacle and its Entity Affiliates pursuant to this Section 6.2(b)(ii)(B) of Financing Securities initially acquired by Harbinger or its Entity Affiliates from the Company as part of the Corresponding Issuance shall equal:

i) the product of:

A) a fraction, the numerator of which shall equal the total number of Common Shares on a Fully Diluted Basis then held by Pinnacle and its Entity Affiliates immediately prior to such Corresponding Issuance, and the denominator of which is equal to the total number of Common Shares held by Harbinger and Pinnacle (together with their respective Entity Affiliates) outstanding on such date immediately prior to such Corresponding Issuance on a Fully Diluted Basis, expressed as a percentage; multiplied by:

B) the number of Financing Securities initially acquired by Harbinger or its Entity Affiliates from the Company as part of the Corresponding Issuance;

minus

ii) the number of Financing Securities initially acquired by Pinnacle or its Entity Affiliates from the Company as part of the Corresponding Issuance;

multiplied by

iii) the Sliding Look Back Portion, if and as applicable.

(4) Notwithstanding the foregoing, Pinnacle’s (together with its Entity Affiliates’) ability to exercise its rights under this Section 6.2(b)(ii)(B) shall:

a) terminate, with respect to any Financing Securities, upon a bona fide sale by Harbinger to an unaffiliated third party of such Financing Securities not in contravention of the terms and conditions of this Agreement.

b) terminate at the earlier of such time when (I) Pinnacle owns, together with its Entity Affiliates, 40% or more of the voting power of the capital stock of the Company collectively held by Harbinger and Pinnacle (together with their respective Entity Affiliates) at any such time of determination, or (II) Harbinger, together with its Entity Affiliates, no longer (x) has the right, either individually or collectively with Pinnacle in accordance with the terms of Article 2, to appoint at least half of the directors to the Board (and does not have nominees then serving on the Board that represent at least 50% of all directors then serving on the Board), and (y) owns at least 50% of the voting power of the voting capital stock of the Company.

(5) The parties shall consummate such purchase by Pinnacle and sale by Harbinger, and shall cause their respective Entity Affiliates to consummate such purchase and sale if applicable, within 15 Business Days of the giving of such written notice of exercise by Pinnacle to Harbinger.

(6) The right of Pinnacle (together with its Entity Affiliates) to purchase Financing Securities pursuant to this Section 6.2(b)(ii)(B) shall include the right of Pinnacle to acquire from Harbinger and its Entity Affiliates, at the time of its purchase of Financing Securities in the Corresponding Issuance, at a purchase price and on the timing set forth below, all Securities received by Harbinger and its Affiliates in respect thereof or accrued in respect of such Financing Securities as dividends (including without limitation accrued but undeclared dividends), interest or other payments or distributions since the time Harbinger and/or its Entity Affiliates acquired such Financing Securities in the Corresponding Issuance (“PIK Securities”).

(7) Pinnacle shall pay the consideration for PIK Securities by issuing one or more promissory notes to Harbinger:

a) with an aggregate principal amount equal to the value of the PIK Securities;

b) bearing no interest;

c) with the term (with payment in full being due on the last day of the term) being a period of time equal to the earliest to occur of (I) five years, (II) a bona fide sale by Pinnacle of such PIK Securities to an unaffiliated third party, or any other liquidity event involving such PIK Securities in which cash is received in full satisfaction of such PIK Securities (including, but not limited to, a redemption in full for cash of such PIK Securities by the Company), or (III) a bona fide sale by Harbinger of all, but not less than all, of the Financing Securities related to the PIK Securities by Harbinger to an unaffiliated third party, or any other liquidity event involving such Financing Securities in which cash is received in full satisfaction of such PIK Securities (including, but not limited to, a redemption in full for cash of such Financing Securities by the Company); and

d) which shall be secured by a first priority security interest, in form and substance reasonably satisfactory to Harbinger, in the PIK Securities.

(8) Related Notice Provisions.

a) In case the Company shall propose (I) to pay any dividend, make any interest payment or other payment or distribution in respect of Financing Securities, in cash or in any form other than additional Securities, (II) any repurchase, retirement, redemption, refinancing, exchange, convert or other similar action with respect to Financing Securities, (III) to effect any capital reorganization, (IV) to effect any consolidation, merger or sale, organic change, transfer or other disposition of all or substantially all of its property, assets or business, or (V) to effect the liquidation, dissolution or winding up of the Company, then in each such case, at least 20 Business Days before such action, the Company shall deliver to Pinnacle a written notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such dividend, interest or other payment or distribution or rights, or the date on which such repurchase, retirement, redemption, exchange or other similar action, refinancing, reclassification, reorganization, consolidation, merger, sale, organic change, transfer, disposition, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of Financing Securities, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Financing Securities.

b) In case Harbinger or its Entity Affiliates shall propose to sell, Transfer or otherwise dispose of all or a portion of its Financing Securities, then in each such case, at least 25 Business Days before such action, Harbinger shall deliver to Pinnacle a written notice of such proposed action. This 25 Business Day notice period shall run concurrently with the time periods set forth in the various Transfer related provisions set forth in Article 3.

Section 6.3 Covenants of the Company.

(a) Compliance Related Covenants

(i) The Company and each of its Subsidiaries will (A) fully comply at all times with the U.S. Foreign Corrupt Practices Act, as amended, and the Canadian Corruption of Foreign Public Officials Act, and (B) comply in all material respects with all other applicable domestic and foreign anti-bribery or anti-corruption laws and other Applicable Laws that prohibit payments to improperly influence foreign or domestic government officials (collectively, the “Anti-Corruption Laws”).

(ii) The Company and each of its Subsidiaries will fully comply at all times with (A) all applicable U.S. and foreign government laws and regulations concerning the exportation of any products, technology, technical data or services, including those administered by, without limitation, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, and (B) U.S. and international economic and trade sanctions and antiboycotting laws and regulations, including, but not limited to, those administered by the Office of Foreign Assets Control (“OFAC”), the Internal Revenue Service and other agencies within the U.S. Department of the Treasury (collectively, the “Export Control and Economic Sanctions Laws”).

(iii) The Company and each of its Subsidiaries will fully comply at all times with all applicable anti-money laundering legal and regulatory requirements to prevent and detect money laundering under U.S. or applicable foreign (collectively, “Anti-Money Laundering Laws”). The Company and its Subsidiaries shall develop, implement, and maintain anti-money laundering compliance programs that are risk-based and reasonably designed to comply with applicable Anti-Money Laundering Laws and to prevent and detect money laundering (“AML Programs”). The AML Programs shall include a person or persons with responsibility for overseeing the AML Program; procedures for identifying, verifying the identity of, and conducting due diligence of customers on a risk basis and at certain monetary thresholds; reasonable procedures and processes for identifying and, where required or permitted by applicable laws and regulations, reporting to competent government authorities suspicious activity; training for all appropriate personnel; and independent testing to assess compliance with and the effectiveness of the AML Programs.

(iv) Neither the Company nor any of its Subsidiaries will, and the Company and each of its Subsidiaries shall ensure that no director, officer, employee or agent, or distributor, consultant or Affiliate over which the Company exercises control, or other person acting on behalf of the Company or its Subsidiaries will, take any action, either directly or indirectly, that would reasonably be expected to result in a violation of the Anti-Corruption Laws, the Export Control and Economic Sanctions Laws or the Anti-Money Laundering Laws, including but not limited to:

(A) as applicable, making, offering, promising or authorizing any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (1) foreign or domestic government official or employee; (2) employee of a foreign or domestic government-owned or controlled entity; (3) foreign or domestic political party, political official, or candidate for political office; or (4) any officer or employee of a public international organization, to obtain a competitive advantage, or to receive favorable treatment in obtaining or retaining business;

(B) engaging in any sales, exports, reexports, imports, transactions, or other activities in, relating to, or involving, directly or indirectly, countries subject to U.S. economic sanctions, or that otherwise would be prohibited if performed by U.S. persons or entities; or

(C) engaging in any transaction, investment, undertaking, or activity in violation of the criminal provisions against money laundering under U.S. or applicable foreign law.

(v) The Company shall report to Pinnacle and Harbinger any (A) commissions, fees, or political contributions made by the Company or any of its Subsidiaries, or a director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Company or its Subsidiaries; or (B) any corruption-related concerns or incidents relating to the Company or its Subsidiaries, including but not limited to requests for any thing of value from a government official or employee, or any political party or candidate for political office, and offers or promises of any thing of value to a government official or employee, or any political party or candidate for political office by a director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Company or its Subsidiaries. Any such report shall be made promptly in writing and will detail the concern or incident, including by providing the nature, location, and employees or agents involved in the incident, as well as any remedial measures taken.

(vi) Notwithstanding anything to the contrary herein (including the restrictions applicable to Pinnacle in Section 2.3 of this Agreement), for the purpose of confirming compliance with the covenants in this Section 6.3, the Company and its Subsidiaries shall permit Pinnacle and Harbinger each of their duly authorized representatives or agents to inspect any of its assets or books and records, visit any of its properties, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Pinnacle or Harbinger may designate with reasonable prior notice to the Company and its Subsidiaries.

(vii) The Company and its Subsidiaries shall comply with the requirements of all Gaming Laws, and the rules, regulations and decrees, directives and orders of any Gaming Authority that are applicable to the Company or its Subsidiaries.

(b) Additional Covenants.

(i) Indemnification Agreements. The Company shall use reasonable best efforts and take all such steps as may reasonably be within its powers to enter into customary indemnification agreements with each of the Harbinger Directors and the Pinnacle Directors, which indemnification agreements shall be substantially similar to and on no less favorable terms than the existing indemnification agreements between the Company and each member of the Board as in effect immediately prior to the execution of this Agreement. In addition, the Company shall use reasonable best efforts and take all such steps as may reasonably be within its powers to enter into customary indemnification agreements with each the Harbinger Board Observer(s), the Pinnacle Board Observer(s) and the Pinnacle Advisor.

(ii) No Grant of Conflicting Rights. The Company will not grant any rights to any party that would conflict with this Agreement including without limitation rights of first refusal and consent rights, and will terminate, as soon as reasonably practicable, any agreements granting such rights that are in existence.

(iii) In the event that (A) an advance is made pursuant to the Backstop Loan Agreement and (B) the holders of the Backstop Warrants are entitled to exercise Backstop Warrants as a result of the making of such advance, the Company shall grant and issue to Pinnacle a warrant substantially in the form attached hereto as Schedule 6.3(b)(iv) (a “Pinnacle Warrant”) entitling Pinnacle to purchase, at the same exercise price as is applicable to the Backstop Warrants, such number of Common Shares as is required to provide Pinnacle with the Applicable Pinnacle Percentage (as defined below) of that number of Common Shares which is the sum of (I) the number of Common Shares underlying Backstop Warrants which have become exercisable as a result of the advance and (II) the number of Common Shares which are exercisable pursuant to such Pinnacle Warrant, with the goal of the parties being that Pinnacle shall receive the Applicable Pinnacle Percentage of the post exercise pool of additional Common Shares issuable upon exercise of the said exercisable Backstop Warrants and such Pinnacle Warrant issued in connection with such exercisable Backstop Warrants. For purposes of this Section, the term “Applicable Pinnacle Percentage” shall mean the percentage of the outstanding Common Shares on a Fully Diluted Basis owned by Pinnacle and its Entity Affiliates immediately prior to the time the applicable advance is made pursuant to the Backstop Loan Agreement. For the avoidance of doubt, the parties reconfirm that the provisions of this subsection (iii) shall apply to each and every advance made pursuant to the Backstop Loan Agreement where there are successive or multiple advances and a Pinnacle Warrant shall be issued with each such advance.

(iv) The Company will comply (and will cause any Subsidiary to comply) with the requirements of all Applicable Laws (including Environmental Laws), rules, regulations and decrees, directives and orders of any Governmental Authority that are applicable to it or to any of its properties or the properties of its Subsidiaries, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(v) The Company will use its best efforts to comply with the Investment Certificate and where it is unable to do so to make reasonable efforts to have the Investment Certificate amended, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

(vi) The Company will comply with the Lease, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

(vii) The Company will promptly give notice to Harbinger and Pinnacle upon becoming aware of (A) any violation of any Environmental Law, (B) any claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law, by or from any Governmental Authority or any third party claimant, or (C) the discovery of the release of any hazardous material at, on, under or from any of its real or leasehold properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, in each case with respect to the properties and operations of the Company and/or its Subsidiaries, and in each case that could reasonably be expected to have a Material Adverse Effect.

(viii) Except where failure to comply with this Section 6.3(viii) could not reasonably be expected to have a Material Adverse Effect, the Company will keep its and its Subsidiaries’ insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is usually maintained in the same general area by companies engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by Applicable Law.

(ix) The Company will keep the Policy in full force and effect and will use reasonable commercial efforts to ensure that the Policy is complied with by the Company and its Subsidiaries in all material respects on an ongoing basis.

(x) The Company shall provide each of Harbinger and Pinnacle, at the sole expense of the requesting party, with all information reasonably requested by it to enable it to satisfy their tax reporting obligations arising out of the transactions contemplated by the 2012 Subscription Agreement.

Section 6.4 Additional Covenants and Representations of the Parties. (a) Notwithstanding anything in this Agreement to the contrary, Harbinger shall, and shall cause each of its Entity Affiliates other than the Company to perform their respective obligations under the BIDV Facility including, without limitation, the Undertaking dated March 22, 2011, and shall not, or permit any of its Entity Affiliates to, exercise any rights or otherwise take or permit any actions including, without limitation, with respect to their Equity Securities in the Company that could result in a Potential Event of Default or Event of Default under and as defined in the BIDV Facility, except any Potential Event of Default or Event of Default that may result from a Transfer of Securities that is required by Applicable Law or pursuant to the terms and conditions of Section 3.1(a)(iii). Harbinger represents and warrants that as of the date of this Agreement, Harbinger and each of its Entity Affiliates are in compliance with their respective obligations under the BIDV Facility and have not taken any actions that could result in a Potential Event of Default or Event of Default under and as defined in the BIDV Facility.

(b) Back-Stop Loan Agreement. Harbinger shall not permit any amendment or modification to the Back-Stop Loan Agreement and the documents evidencing or otherwise securing same without first obtaining Pinnacle’s express written consent determined in Pinnacle’s sole discretion if such amendment or modification seeks to (i) decrease the amount available for borrowing thereunder including for greater certainty any change in the definitions of ACDL Additional Financing or HTPCL Additional Financing, (ii) increase the interest payable for borrowings thereunder, shorten the term of the loans available thereunder, or (iii) increase the collateral provided as security therefor; otherwise, such consent may not be unreasonably denied or delayed. Any request for Pinnacle’s consent to an amendment or modification shall, to be effective, be accompanied by a reasonably detailed explanation of the proposed amendment or modification and the underlying reasons therefor or purpose, and provide Pinnacle with all appropriate documents that may be necessary to properly evaluate the propriety of the proposed amendment, together with a draft effecting same. The forgoing consent provisions shall not apply in respect of prepayments made by the Company.

(c) Confirmation of Pinnacle’s Rights. Harbinger and Pinnacle (but not the Company) agree as follows:

(i) in the event that (A) an Additional Equity Event has occurred, (B) top-up adjustments in favour of Harbinger and its Entity Affiliates under Section 3.7 of the 2011 Harbinger Subscription Agreement and in favour of Pinnacle and its Entity Affiliates under Section 3.6 of the Pinnacle Subscription Agreement in respect of such Additional Equity Event, if any, have been completed (the “Top-Up Adjustments”), (C) after the completion of the Top-Up Adjustments, if any, Pinnacle and its Entity Affiliates do not own a number of Common Shares equal to the Target Percentage (as defined in the Pinnacle Subscription Agreement on the assumption that Additional Equity Event has the meaning specified in this Agreement and the time for determination of the Target Percentage is immediately prior to the Additional Equity Event), and (D) Harbinger and its Entity Affiliates have Harbinger Zero Consideration Rights in connection with such Additional Equity Event and such Harbinger Zero Consideration Rights have resulted in an equity issuance or adjustment in favour of Harbinger and/or its Entity Affiliates (a “Harbinger Equity Adjustment”), then Harbinger, on behalf of itself and its Entity Affiliates, shall take all necessary action to cause Common Shares held by Harbinger and/or its Entity Affiliates to be transferred promptly to Pinnacle and its Entity Affiliates, such that following the Additional Equity Event, the Harbinger Equity Adjustment and such transfer of Common Shares, Pinnacle and its Entity Affiliates own a number of Common Shares as is equal to the Target Percentage (defined as indicated above); and

(ii) in the event that (A) no Additional Equity Event has occurred and therefore paragraph (c)(i) above does not apply and (B) Harbinger and its Entity Affiliates have Harbinger Zero Consideration Rights and such Harbinger Zero Consideration Rights have resulted in an equity issuance or adjustment in favour of Harbinger and/or its Entity Affiliates (a “Non-Claim Adjustment”), then Harbinger, on behalf of itself and its Entity Affiliates, shall take all necessary action to cause Common Shares held by Harbinger and/or its Entity Affiliates to be transferred promptly to Pinnacle and its Entity Affiliates, such that following the Non-Claim Adjustment and such transfer of Common Shares, Pinnacle and its Entity Affiliates own a number of Common Shares as is equal to the Target Percentage (as defined in the Pinnacle Subscription Agreement on the assumption that the time for determination of the Target Percentage is immediately prior to the event that gives rise to such Non-Claim Adjustment).

(iii) In the event of the transfer by Harbinger or its Entity Affiliates of all or any portion of the Harbinger Zero Consideration Rights, the transferee shall as a condition to the completion of such transfer assume the obligations of Harbinger and its Entity Affiliates hereunder related to the Harbinger Zero Consideration Rights so acquired. Such assumption of such obligations shall be in writing in a form reasonably satisfactory to Pinnacle. For the avoidance of doubt, the obligation of a transferor to ensure that a transferee of Harbinger Zero Consideration Rights to assume the obligations hereunder related to the Harbinger Zero Consideration Rights so acquired shall apply to successive transfers of Harbinger Zero Consideration Rights and to subsequent transferors and transferees thereof.

(d) Confirmation For purposes of clarity, the foregoing provisions of Section 6.4(c) are not intended to duplicate the rights of Pinnacle under Section 3.6 of the Pinnacle Subscription Agreement, or any other equity adjustment rights in favour of Pinnacle, and the provisions of such section shall be applied and construed accordingly. The parties acknowledge that nothing contained in Section 6.4(c) shall derogate from or limit the rights of Pinnacle and its Entity Affiliates under Section 3.6 of the Pinnacle Subscription Agreement, nor shall anything contained in Section 6.4(c) derogate from or limit the rights of Harbinger and its Entity Affiliates under Section 3.7 of the 2011 Harbinger Subscription Agreement.

(e) Zero Consideration Issuance Protection Rights. Harbinger, on behalf of itself and its Entity Affiliates, agrees that any Harbinger Zero Consideration Rights shall terminate and be of no further force or effect upon the consummation of a Qualified IPO, unless and to the extent that Harbinger and Pinnacle mutually agree in writing that such rights should not be terminated upon the consummation thereof. Harbinger, on behalf of itself and its Entity Affiliates, further agrees that the issuance or exercise of the Pinnacle Option is not a zero consideration issuance and shall not give rise to any anti-dilution adjustment, zero consideration adjustment or other similar anti-dilution or zero consideration equity adjustment or equity issuance rights in favor of Harbinger or any of its Entity Affiliates.

(f) AAC to Become Party to this Agreement. Concurrently with the closing of the SPAC SPA, Harbinger agrees to cause AAC to execute and deliver a joinder or similar agreement pursuant to which AAC agrees to be included in the definition of Harbinger and agrees to be bound by the provisions of this Agreement as if it were Harbinger.

(g) Closing of SPAC SPA not a Public Offering of the Company. The Parties acknowledge and agree that the Closing of the SPAC SPA shall not be considered to be a Qualified IPO or a Liquidity Event for purposes of this Agreement.

(h) Harbinger to Maintain Control of AAC. For a period of twenty four (24) months from the date hereof, Harbinger shall cause Harbinger Representatives to constitute a majority of the board of directors of AAC at all times. “Harbinger Representatives” means Harbinger employees or persons who would not be considered “independent” of Harbinger pursuant to the independence standards of New York Stock Exchange Rule 303A.02. In addition to any other remedies available to the Company and Pinnacle hereunder, if Harbinger or any of its Entity Affiliates fails to comply with this covenant for a period of sixty (60) consecutive days, Harbinger and its Entity Affiliates (including AAC) agree that (i) they shall not have the right to nominate any directors of the Company, (ii) they shall vote their shares as directed by Pinnacle in any election of directors of the Company, (iii) they shall cause all Harbinger Directors (other than the Independent Directors) to resign from the Board immediately upon the termination of such sixty (60) day period and (iv) Pinnacle shall be empowered to call a special meeting of the shareholders of the Company and Harbinger and its Entity Affiliates (including AAC) shall be required to attend such meeting and vote their shares and take all actions as necessary to effectuate the foregoing.

(i) Taxes. In the event that an advance of funds by or on behalf of the Company to HTPCL, including without limitation by way of loan, equity contribution or charter capital contribution, gives rise for Canadian income tax purposes to a deemed dividend in favour of any of Harbinger, Pinnacle or any Entity Affiliate of such parties (each an “Affected Tax Party”) (as determined by the relevant Affected Tax Party, acting reasonably), whether under existing or draft legislation (but in the case of draft legislation only where the draft legislation is intended to retroactively apply to the period of time which includes the date of the advance) (the “Tax Legislation”), the Company shall account for and remit to the appropriate tax authority the entirety of the tax otherwise payable by each Affected Tax Party in respect of such deemed dividend on behalf of the relevant Affected Tax Party. Such remittance shall be made at the later of (i) the date of the Company’s advance of funds to HTPCL and (ii) in the case of draft legislation, within 10 Business Days of finalization of such legislation, and evidence of payment of such withholding tax shall be provided to the relevant Affected Tax Party. The Company’s obligation to pay withholding tax pursuant hereto shall not extend to advances made by the Company to HTPCL from the US $60,000,000 subscription funds paid to the Company for Class VI Shares pursuant to the 2012 Subscription Agreement or any Replacement Funding which replaces any portion of the said US $60,000,000. Each of the parties hereto shall use reasonable commercial efforts to exclude themselves and their Entity Affiliates from the operation of the provisions of the Tax Legislation which imposes any such deemed dividend, including by filing elections as required to reduce or avoid the said deemed dividend, but excluding any requirement on the part of a party or its Entity Affiliates to reorganize its corporate structure or transfer its securities of the Company. In the event that the remittance is made and ultimately refunded to any Affected Tax Party, in whole or in part, any such refunded amount shall be held in trust by the Affected Tax Party for the benefit of the Company and returned to the Company forthwith.

ARTICLE 7

DEFINITIONS AND INTERPRETATION

Section 7.1 Certain Definitions.

“AAC” means Australia Acquisition Corp., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability.

“ACDL Additional Financing” has the meaning set forth in the Backstop Loan Agreement.

“Add-On Securities” has the meaning set forth in Section 4.1(a)(i)(B).

“Additional Equity Event” has the meaning set out in Section 3.6 of the Pinnacle Subscription Agreement, on the assumption that the term “Equity Related Claim” as used in Section 3.6 of the Pinnacle Subscription Agreement has the meaning set out in this Agreement;

“Adjusted Majority Party Pro Rata Tag-Along Portion” has the meaning set forth in Section 3.2(b)(i).

“Administrative Services Agreement” means the Administrative Services Agreement to be negotiated and entered into pursuant to the Term Sheet dated as of August 28, 2012, between the Company and PNK Development 31, LLC, among others.

“Affected Party” has the meaning set forth in Section 3.1(a)(iii)(B).

“Affected Party U.S. Cure Period” has the meaning set forth in Section 3.1(a)(iii)(B)(1).

“Affected Party U.S. Sale Period” has the meaning set forth in Section 3.1(a)(iii)(C)(2).

“Affected Tax Party” has the meaning set forth in Section 6.4(i).

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be. For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative of the foregoing.

“Agreement” has the meaning set forth in the preamble, as this Agreement may be amended or supplement from time to time.

“Annual Budget” means the annual budget for the Ho Tram Project, the First Gaming Resort or the Second Gaming Resort, as the context herein shall so require.

“Anti-Corruption Laws” has the meaning set forth in Section 6.3(a)(i).

“Anti-Money Laundering Laws” has the meaning set forth in Section 6.3(a)(iii).

“Applicable Law” means as to any Person, the Constating Documents of such Person, and all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes, or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority, and (c) any orders, decisions, injunctions, judgments, awards, decrees of, or agreements with any Governmental Authority.

“Applicable Pinnacle Percentage” has the meaning set forth in Section 6.3(b)(iii).

“arm’s-length” has the meaning set forth in the Income Tax Act (Canada).

“Backstop Loan Agreement” means that certain Backstop Loan Agreement dated as of the Closing Date by and among the Company and Blue Line ACDL, Inc., Breakaway ACDL, Inc., and Harbinger II S.à r.l., without giving effect to any amendment thereto.

“Backstop Warrants” shall the meaning ascribed to such term in the Backstop Loan Agreement.

“BIDV” means Bank for Investment and Development of Vietnam.

“BIDV Facility” means the binding term loan facility granted by BIDV and HDBank in favor of HTPCL, and all related loan and security agreements required in connection therewith, whereby BIDV and HDBank have made a binding debt funding commitment in favor of HTPCL in the amount of at least $175 million, together with any Supplemental Agreements (as therein defined) pursuant to which additional lenders join the binding term loan facility.

“BIDV Working Capital Facility” means the contemplated $35,000,000 working capital facility with BIDV.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Board Observer” has the meaning set forth in Section 2.1(b)(ii).

“Brand and License Agreement” has the meaning set forth in the Pinnacle Subscription Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day that is a statutory or civic holiday in the Province of Ontario or in the State of New York.

“Chairman Nominee” means the individual agreed upon by the Parties hereto.

“Class VI Closing Date” has the same meaning as “Closing” as defined in the 2012 Subscription Agreement.

“Class VI Shares” means the Class VI Preferred Shares of the Company.

“Closing Date” means the closing date of the purchase of the Pinnacle Purchased Shares by Pinnacle pursuant to the Pinnacle Subscription Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Shares” means the common shares in the capital of the Company.

“Company” has the meaning set forth in the preamble.

“Company Decision” has the meaning set forth in Section 6.2(a)(v).

“Company Parties” means the affiliates or subsidiaries of the Company, whether currently in existence or created after or on April 17, 2007.

“Competitor” means any Persons or its Affiliates (a) that is or becomes engaged in the operation or management of casinos and/or hotels as a material component of its business activities, and (b) operates and/or manages 10,000 slot machines (or equivalents, such as video poker terminals) or 250 gaming tables collectively in the North America, Asia, Australia, and New Zealand regions.

“Confidential Information” means any information relating to the management, operations, marketing, distribution and financial affairs, whether or not reduced to writing, including but not limited to a formula, pattern, compilation, program, method, technique or process, or information contained or embodied in a product, device or mechanism and any research, data, know-how, analysis or plan related to the Company’s business or any other business opportunity considered by the Company, which is used, or may be used, in the Company’s trade or business, including but not limited to the Company’s business, is of value to the Company and is not generally known by competitors or other participants in that trade or business and that Confidential Information does not include information which a party can demonstrate (a) is in the public domain prior to its disclosure to such party by the Company, (b) becomes part of the public domain after its disclosure to a party without violation of any obligation of confidentiality by such party, (c) is known by such party prior to disclosure by the Company, (d) is in a recipient’s possession prior to receipt thereof from a party, (e) is disclosed to a recipient by the Company without a similar confidentiality agreement, (f) is disclosed by a party pursuant to a requirement imposed by a governmental agency or is otherwise required to be disclosed by operation of law, except that prior to such disclosure, such party shall notify the Company and give the Company the opportunity to object to such disclosure, or (g) is authorized by the Company to be disclosed or is otherwise designated by the Company as no longer subject to the provisions of Article 8.

“Consent Sale” has the meaning set forth in Section 6.1(c).

“Constating Documents” means the Notice of Articles and Articles of the Company, together with any amendments thereto or replacements thereof.

“Construction Budget” means the construction budget for the Ho Tram Project, the First Gaming Resort or the Second Gaming Resort, as the context herein shall so require.

“Corresponding Issuance” has the meaning set forth in Section 6.2(b)(ii)(B).

“Debt” means, in respect of any Person (a) all debts and liabilities of the Person for borrowed money, whether incurred or assumed, (b) all guarantees, sureties and similar obligations granted by the Person, (c) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (d) capital lease obligations (as determined under GAAP) of such Person, (e) any obligation secured by any lien existing on property owned or acquired by the Person, (f) any debt or liability of the Person representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement, and (g) any liabilities, contingent, unmatured or other, under indemnities or other agreements of the Person given in respect of any bankers’ acceptance, letter of credit, or letter of guarantee; provided, however, that “Debt” does not include deferred taxes or obligations to trade creditors (including employees) incurred in the ordinary course of business.

“Derivative Instrument” has the meaning set forth in Section 3.2(f)(ii).

“Dispute Period” means the period ending 30 days following receipt by the Company of either a Claim Notice or an Indemnity Notice.

“Divestiture Trust” means a divestiture trust for the benefit of the party that is Transferring its Securities to such trust as is permitted by the applicable Gaming Authority to remediate any Gaming Problem.

“Drag-Along Notice” has the meaning set forth in Section 3.3(b).

“Drag-Along Transaction” has the meaning set forth in Section 3.3(a)(i).

“Encumbrances” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, excluding licenses to intellectual property.

“Entity Affiliate” has the meaning set forth in Section 3.1(a)(ii).

“Environmental Law” means any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

“Equity Related Claim” means any potential claims, assertions or alleged violations in respect of contract or law (whether made as a claim in contract or otherwise) by any person who is or was a securityholder of ACDL at any time (or a person claiming to be a securityholder of ACDL at any time) in respect of, or related to, or involving acts or omissions occurring at any time, past present or future, and whether asserted by such securityholder or person or by its Affiliates, successors or assigns.

“Equity Securities” means any series or class of shares or equity securities of the Company, including the Common Shares and any series or class of special shares, or any options, warrants, rights or other instruments or securities that are directly or indirectly (and whether or not on a contingency) convertible into, or exercisable or exchangeable for, any shares or equity securities of the Company, including Common Shares (whether or not such derivative securities are issued by the Company).

“Equity Voting Power” means the aggregate number of votes represented by any voting securities of the Company outstanding on the date of any relevant determination of the “Equity Voting Power” (including, but not limited to the Common Shares, the Series V Special Shares and the Class VI Shares), the shares underlying the vested portion of the Pinnacle Option, but excluding any unvested portion of the Pinnacle Option, and the shares underlying any outstanding warrants (but excluding any Backstop Warrants which are outstanding but not yet exercisable on the date of any relevant determination of the “Equity Voting Power”).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder.

“Executive Committee” has the meaning set forth in Section 2.1(d)(ii).

“Existing Shareholders Agreement” means the Amended and Restated Shareholders’ Agreement, dated April 15, 2010 (as amended to date), by and among the other shareholder signatories thereto.

“Exit Notice” has the meaning set forth in Section 3.4(b).

“Exit Sale” has the meaning set forth in Section 3.4(a).

“Exit Sale Purchaser” has the meaning set forth in Section 3.4(a).

“Export Control Laws” has the meaning set forth in Section 6.3(a)(ii).

“Financing Securities” has the meaning set forth in Section 6.3(b)(ii).

“First Anniversary” has the meaning set forth in Section 6.2(b)(ii)(B)(1).

“First Gaming Resort” means the gaming resort on Zone A of the Ho Tram Project, which is as of the date hereof subject to the MGM Management Agreement.

“Force Majeure” means an act of God, act of state, labor dispute, shortage of labor or materials, natural or man made disaster or other casualty, taking, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, terrorism, war, invasion, embargo, infectious disease, material disruption in airline or other transportation systems, act of a governmental authority in its sovereign capacity, local, regional or world threats or outbreak of epidemic or pandemic disease(s), travel advisories or alerts issued by any governmental authority or any international agency or body or any other cause beyond the reasonable control of the Person to which such condition relates, including any material and adverse changes in general economic or market conditions directly or indirectly resulting from the foregoing conditions, but excluding the inability of a Person to meet its financial obligations.

“Fully Diluted Basis” means the aggregate number of Common Shares, assuming the issuance, conversion or exercise (as the case may be) into Common Shares of any and all options (including the vested portion of such options, including the Pinnacle Option, but excluding any unvested portion of such options, including the Pinnacle Option), warrants (but excluding any Backstop Warrants which are outstanding but not yet exercisable on the date of any relevant determination of the number of Common Shares on a “Fully Diluted Basis”) and convertible or exchangeable securities issued by the Company (including without limitation the Common Shares underlying the Series V Special Shares and the Class VI Shares).

“Future Funding” has the meaning set forth in Section 6.1(b)(i).

“GAAP” means generally accepted accounting principles in Canada consistently applied throughout the specified period and in the immediately prior comparable period.

“Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any casino games of chance, gaming devices and other gaming activities in accordance with applicable Gaming Laws.

“Gaming Authority” means those national, state, local, and other governmental, regulatory, and administrative authorities, agencies, boards, commissions and officials responsible for or involved in the regulation of gaming or gaming activities or the interpretation or enforcement of Gaming Laws, whether in Vietnam or in any other jurisdiction of the world to which the Company, Harbinger or its Entity Affiliates, or Pinnacle or PEI or its Entity Affiliates, is subject.

“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing, or permit authority over gaming, whether in Vietnam or in any other jurisdiction of the world, and any Gaming License and/or other approval granting to the Company, Harbinger or Pinnacle or any of their respective Entity Affiliates the ability to conduct Gaming activities, as any of the same may be amended from time to time.

“Gaming License” means any concession, certificate, decree, license, permit, approval, authorization, registration, finding of suitability, franchise, or entitlement issued by any Gaming Authority or Governmental Authority necessary for or relating to the conduct of activities under any Gaming Laws.

“Gaming Problem” means any circumstance such that a party’s participation in the Ho Tram Project is deemed likely, based on verifiable information or information received from any Gaming Authority or otherwise, to preclude or materially delay, impede, or impair the ability of such party or any other party to this Agreement or any of their respective Entity Affiliates, or any business entity with respect to which such party, such other party to this Agreement or such Entity Affiliate holds a Gaming License, to obtain or retain any Gaming License (whether upon initial grant, renewal or otherwise), or to result in the imposition of disciplinary action, including without limitation financial penalties or materially burdensome terms, limitations and conditions on any Gaming License.

“Governmental Authority” means the government of the United States of America, Canada or Vietnam or any other foreign government and, in each such case, any state, commonwealth, territory, county or municipality thereof, or the government of any political subdivision of any of the foregoing, or any authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority of such government.

“Harbinger” has the meaning set forth in the preamble.

“Harbinger Common Shares” means 252,527,842 Common Shares registered in favor of the Harbinger Common Share Parties on the date hereof.

“Harbinger Common Share Parties” means Harbinger II, S.à r.l., Credit Distressed Blue Line Master Fund, Ltd. and Global Opportunities Breakaway Ltd.;

“Harbinger Director” has the meaning set forth in Section 2.1(a)(i)(A)(1).

“Harbinger Equity Adjustment” has the meaning set forth in Section 6.4(c)(i).

“Harbinger Representative” has the meaning set forth in Section 6.4(h).

“Harbinger Series V Parties” means Harbinger II S.à r.l., Blue Line ACDL, Inc. and Breakaway ACDL, Inc.

“Harbinger Series V Shares” means 1,420,584 Series V Special Shares registered in favor of the Harbinger Series V Parties on the date hereof.

“Harbinger Subscription Agreements” means the historical subscription and exchange agreements made between the Company and the Harbinger Common Share Parties and/or their predecessors in interest, pursuant to which the Harbinger Common Share Parties or their predecessors in interest acquired securities of the Company or pursuant to which securities have been converted, exercised or exchanged, and includes for greater certainty the 2011 Harbinger Subscription Agreement.

“Harbinger Zero Consideration Rights” means any anti-dilution adjustment, zero consideration adjustment or other similar equity adjustment or equity issuance rights that Harbinger and its Entity Affiliates may possess in any Securities or instruments owned, or similar rights held, by Harbinger and its Entity Affiliates (including, without limitation, in (a) warrants acquired by Harbinger and its Entity Affiliates in connection with that certain Loan Agreement dated as of July 27, 2010 by and among certain Harbinger entities and the Company (including, without limitation, any warrants substituted therefor) and (b) Backstop Warrants acquired by Harbinger and its Entity Affiliates in connection with or as a result of advances made pursuant to the Backstop Loan Agreement (including, without limitation, any warrants substituted therefor), but in each case excluding customary anti-dilution rights related to subdivision of shares, consolidation of shares, stock dividend, merger, amalgamation or similar event, and excluding top-up adjustments in favour of Harbinger and its Entity Affiliates under Section 3.7 of the 2011 Harbinger Subscription Agreement).

“HDBank” means Housing Development Commercial Joint Stock Bank.

“Ho Tram Project” means the development of Ho Tram resort, an entertainment tourism and international conference center complex located on the Ho Tram Strip property in Phuoc Thuan Village, Xuyen Moc District, Ba Ria–Vung Tau Province, Vietnam.

“HSBC Charge” means a charge in favor of HSBC Bank Canada which secures the payment of the amount of $47,478.55, which amount is held in a locked account with HSBC Bank Canada as security for a letter of credit issued by HSBC Bank Canada to the Landlord under the Company’s Vancouver office lease.

“HTPCL” means Ho Tram Project Company Limited.

“HTPCL Additional Financing” shall have the meaning ascribed to such term in the Backstop Loan Agreement.

“Indebtedness” means, as to any Person (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities), (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) capital lease obligations (as determined under GAAP) of such Person, (d) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, (e) indebtedness of others secured by an encumbrance on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (f) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, and (g) indebtedness of others guaranteed of such Person.

“Independent Committee” has the meaning set forth in Section 2.1(d)(iv).

“Independent Director” means an independent, neutral and impartial Individual member of the Board who: (a) is not otherwise disqualified to act as a director under the provisions of Section 124 of the Business Corporations Act (British Columbia), and (b) has no material relationship (or has not had any material relationship within the last 3 years) with the Company or its Affiliates (other than in his capacity as a director) or with any shareholder of the Company who owns more than five percent (5%) of any class of capital stock of the Company (or its Affiliates) including, but not limited to, Harbinger and Pinnacle, or any of their respective Affiliates, such that the relationship could reasonably be expected to interfere with the exercise of such director’s independent judgment.

“Individual” shall mean a natural person, whether acting for himself or herself, or in a representative capacity.

“Investment Certificate” means the investment certificate dated March 12, 2008, granted to HTPCL by the Government of Vietnam in respect of the Ho Tram Lands.

“Issuance Notice” has the meaning set forth in Section 4.1(c).

“Lease” means the 50 year lease of the Ho Tram Lands granted to HTPCL pursuant to a lease agreement dated May 21, 2008, between HTPCL and the People’s Committee of Ba Ria – Vung Tau Province.

“Liquidity Event” means a “going public” transaction by the Company (including, without limitation, the Common Shares becoming listed on a stock exchange or stock market).

“Loan Agreement” means the Loan Agreement, dated July 27, 2010, by and among Harbinger and the Company, pursuant to which Harbinger agreed to loan the Loan Amount to the Company to be used as charter capital to finance Phase 1 of Zone A1 of the Ho Tram Project.

“Loan Amount” means the amount that Harbinger agreed to loan to the Company pursuant to the terms and conditions of the Loan Agreement.

“Look Back Portion” has the meaning set forth in Section 6.2(b)(ii)(B)(3)(b).

“Majority Party” means whichever of Harbinger or Pinnacle (together with their respective Entity Affiliates) owns the majority of the Equity Voting Power collectively held by Harbinger and Pinnacle (together with their respective Entity Affiliates) at such time of determination.

“Majority Party Cure Period” has the meaning set forth in Section 3.1(a)(iii)(A)(1).

“Majority Party Sale Period” has the meaning set forth in Section 3.1(a)(iii)(A)(2).

“Material Adverse Effect” means, with respect to any event, matter or circumstance, any change or effect that individually or when taken together with all other changes or effects that have occurred during any relevant period of time before the determination of the occurrence of that change or effect, is or is reasonably likely to (i) be materially adverse to the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) cause the review of the Investment Certificate for a purpose that would be materially adverse to the Company or its Subsidiaries, the revocation of the Investment Certificate or the imposition of a burdensome condition or restriction on the Investment Certificate by a Governmental Authority, or (iii) cause the Ho Tram Project to be suspended, materially delayed or cancelled.

“MGM Management Agreement” means the MGM Grand Resort & Casino, Ho Tram Management Agreement, dated November 17, 2008, between Ho Tram Project Company Limited and MGM Mirage Hospitality International Holdings Limited.

“Minority Party” means whichever of Harbinger or Pinnacle (together with their respective Entity Affiliates) owns the minority of the Equity Voting Power collectively held by Harbinger and Pinnacle (together with their respective Entity Affiliates) at such time of determination.

“Minority Party Cure Period” has the meaning set forth in Section 3.1(a)(iii)(D)(1).

“Minority Party Sale Period” has the meaning set forth in Section 3.1(a)(iii)(A)(4).

“Minority Party Vietnam Sale Period” has the meaning set forth in Section 3.1(a)(iii)(D)(2).

“New Class of Securities” has the meaning set forth in Section 4.1(a)(i)(A).

“Non-Affected Party” has the meaning set forth in Section 3.1(a)(iii)(B).

“Non-Affected Party U.S. Cure Period” has the meaning set forth in Section 3.1(a)(iii)(C)(1).

“Non-Claim Adjustment” has the meaning set forth in Section 6.4(c)(ii).

“Non-Qualified Person” means a Person that is themselves or is an Affiliate or associate of, (a) a Person controlled by, or associated with organized crime, or a Person convicted of an indictable offense, (b) a Person with whom contracting or conducting business based on the identity of such Person’s owners or officers, directors or executive employees or officers, directors or executive employees of such owners would represent a violation of Applicable Laws, or (c) a Person otherwise generally recognized in the business community as being a person, firm, or corporation with whom neither a prudent business person nor a reasonable financial institution would wish to associate in a commercial venture such as the Ho Tram Project.

“OFAC” has the meaning set forth in Section 6.3(a)(ii).

“Opening Date” means the date on which the First Gaming Resort or the Second Gaming Resort, as the case may be, or any portion thereof, is open to the general public.

“Operating Committee” has the meaning set forth in Section 2.1(d)(iii).

“PEI” means Pinnacle Entertainment, Inc. or its successor or any parent entity thereof.

“Permitted Encumbrances” means (a) mechanics’, warehousemen’s, materialmens’, contractors’ and workmens’ liens, and other similar Encumbrances arising in the ordinary course for obligations that are not delinquent, (b) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith provided there are adequate reserves maintained therefore, (c) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business consistent with past practice, and (d) liens and other Encumbrances that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.

“Person” means any individual, corporation, co-operative, partnership, limited partnership, firm, unincorporated association, joint venture, syndicate, trust (including a business trust), estate, succession, governmental body, or other form of entity or organization of any nature whatsoever.

“PIK Securities” has the meaning set forth in Section 6.2(b)(iii)(B)(6).

“Pinnacle” has the meaning set forth in the preamble.

“Pinnacle Advisor” has the meaning set forth in Section 2.2.

“Pinnacle Director” has the meaning set forth in Section 2.1(a).

“Pinnacle Management Agreement” means the Resort Management Agreement entered into at the Closing between HTPCL and PNK (VN), Inc. concerning the management of the Second Gaming Resort.

“Pinnacle Option” means the option to purchase Common Shares granted to Pinnacle pursuant to the Stock Option Agreement dated as of August 29, 2012 between the Company and PNK Development 31, LLC.

“Pinnacle Subscription Agreement” means that certain Share Subscription Agreement, dated as of May 25, 2011, between the Company and PNK Development 18, LLC with respect to Pinnacle’s purchase of Common Shares and Series V Special Shares.

“Pinnacle Warrant” has the meaning set forth in Section 6.3(b)(iii).

“Policy” means the Anti-Corruption Policy attached hereto as Schedule “E”.

“Preemptive Person” has the meaning set forth in Section 4.1(a).

“Preemptive Securities” means Securities issued after the date hereof other than (a) Equity Securities issued pursuant to share dividends, share splits or similar transactions undertaken in accordance with this Agreement, (b) options or Equity Securities issued pursuant to the Stock Option Plan to full time employees of the Company or its Subsidiaries, (c) Equity Securities, options or warrants of the Company or the Company Parties issued in connection with corporate partnering, strategic alliance, technology transfer, equipment financing, leasing, commercial credit or similar transactions representing up to an aggregate of 10% of the Common Shares on a Fully Diluted Basis and with the approval of the Board, where such transactions do not have the raising of capital as a primary objective and provided that the securities so issued rank pari passu with the Common Shares, (d) Equity Securities, options or warrants of the Company or Company Parties issued in connection with bona fide acquisitions, mergers or similar transactions representing up to an aggregate of 10% of the Common Shares on a Fully Diluted Basis with the approval of the Board, where such transactions do not have the raising of capital as a primary objective and provided that the securities so issued rank pari passu with the Common Shares, (e) Equity Securities, options or warrants to which Guggenheim Capital Markets, LLC is entitled, (f) Equity Securities or Debt of the Company Parties issued to the Company, (g) Equity Securities issued pursuant to a Liquidity Event, provided that the Liquidity Event results in the acquisition of Equity Securities on a Fully Diluted Basis representing more than 20% of aggregate entitlement upon liquidation or dissolution of the Company of all Equity Securities of the Company and provided that the consideration to be raised and paid to the Company in connection with the Liquidity Event is not less than US$100 million, (h) any public offering of Equity Securities or any public offering of Debt subsequent to the occurrence of a Liquidity Event in which the consideration to be raised and paid to the Company in connection such event is not less than US$100 million, and (i) the Pinnacle Option and the shares underlying the Pinnacle Option.

“Preemptive Security Purchase Securities” has the meaning set forth in Section 4.1(b).

“Principal Shareholders” has the meaning set forth in the Existing Shareholders Agreement.

“Pro Rata Drag-Along Portion” has the meaning set forth in Section 3.3(a)(i).

“Pro Rata Preemptive Portion” has the meaning set forth in Section 4.1(a).

“Pro Rata Tag-Along Portion” has the meaning set forth in Section 3.2(b)(iii).

“Purchase Price” has the meaning set forth in Section 3.1(a)(iii)(A)(5).

“Qualified IPO” means the first completion of an underwritten public offering for capital raising purposes that results in (a) each of (i) aggregate net proceeds of at least US$75 million to the Company and (ii) the issuance of Equity Securities which represent, immediately following such issuance, at least 15% of the Common Shares on a Fully Diluted Basis, and (b) the listing of the Common Shares on a stock exchange or stock market.

“Related Party” means the Majority Party and any Significant Party.

“Replacement Funding” has the meaning set forth in Section 6.1(b)(ii).

“Representatives” means the directors, officers, employees, managers and advisors (including attorneys, accountants, investment bankers and consultants), as well as the Affiliates, of a specified Person. For the avoidance of doubt, without the prior written consent of the Company, no Person who is a potential source of equity or debt capital or equity or debt financing shall be considered AAC’s Representative for any purpose hereunder.

“ROFN Buyer” has the meaning set forth in Section 3.5(a).

“ROFN Definitive Documentation Period” has the meaning set forth in Section 3.5(c).

“ROFN Notice” has the meaning set forth in Section 3.5(a).

“ROFN Period” has the meaning set forth in Section 3.5(a).

“ROFN Seller” has the meaning set forth in Section 3.5(a).

“ROFN Transaction” has the meaning set forth in Section 3.5(a).

“Scope” means the overall scope of the First Gaming Resort or the Second Gaming Resort, as applicable, which shall include without limitation all major elements and amenities of the resort such as (i) the design and square footage of the casino floor, (ii) the minimum number of slot machines (or equivalents) and table games, (iii) the minimum number of hotel floors, (iv) the minimum, design, square footage and number of hotel rooms and separate bungalows (including number of suites), (v) the number, square footage, theme of restaurants, bars and nightclubs, (vi) the square footage, location, number of retail space, (vii) the square footage of any convention space, (viii) the overall size, seating and production capacity and design of any venues for live concert or events, (ix) the square footage, design and capacity of spa, pools and recreation facilities and amenities, (x) the size and capacity of public and employee parking structures, together with all exterior features, and (xi) all on-site and off-site improvements and infrastructure related thereto.

“SEC” means the United States Securities and Exchange Commission.

“Second Gaming Resort” means the second gaming resort of the Ho Tram Project.

“Section 116 Certificate” has the meaning set forth in Section 3.6.

“Securities” means any Equity Security, Debt of the Company, or other interest or participation in Equity Securities or Debt of the Company, or any combination of any of the foregoing.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Series V Amendments” means the amendments to the rights, preferences, restrictions, conditions, and privileges of the Series V Shares set forth in Schedule “F” to the 2012 Subscription Agreement.

“Series V Special Shares” means the Special Shares Series V of the Company.

“Significant Party” means any Person (together with its Entity Affiliates) that owns 20% or more of the voting power of the issued and outstanding voting capital stock of the Company at any such time.

“Sliding Look Back Adjustment” has the meaning set forth in Section 6.2(b)(ii)(B)(2).

“Sliding Look Back Portion” has the meaning set forth in Section 6.2(b)(ii)(B)(2).

“SPAC SPA” means the Stock Purchase Agreement, dated as of July 11, 2012, by and among AAC, Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability, Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware, and Blue Line Fund., as amended, restated, supplemented or otherwise modified from time to time.

“Standard” means the plans, specifications, and standards for the design, construction, development, outfitting, and equipping of the hotel and the casino on the First Gaming Resort or the Second Gaming Resort, as applicable, including without limitation the quality of the building type, interior build-out, interior and exterior finishes and amenities (which in the case of the First Gaming Resort shall in general be at a world-class international luxury standard and in the case of the Second Casino Resort shall in general be at standard specified in the Brand and License Agreement), all as developed by the Company and the operator of such gaming resort, the applicable architect, and the applicable interior designer, as supplemented or modified from time to time, and as approved by the Company, which in all events shall comply with the applicable standard(s) set forth in the applicable management agreement.

“Stock Option Plan” means the Company’s currently in force stock option plan, dated as of October 14, 2006, pursuant to which the Company is authorized to grant options for the purchase of no more than 15% of the issued and outstanding Common Shares from time to time.

“Subsequent Transfer” has the meaning set forth in Section 3.2(f)(ii).

“Subsidiary” means, with respect to a Person, each other Person in which such Person owns, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Supplemental Agreement” means the Supplemental Agreement, dated as of July 13, 2010 by and between the Company and Harbinger Capital Investments S.a.r.l.

“Tag-Along Acceptance Notice” has the meaning set forth in Section 3.2(a)(iii).

“Tag-Along Notice” has the meaning set forth in Section 3.2(a)(ii).

“Tag-Along Party” has the meaning set forth in Section 3.2.

“Tag-Along Sale” has the meaning set forth in Section 3.2.

“Tag-Along Security” has the meaning set forth in Section 3.2.

“Tax Legislation” has the meaning set forth in Section 6.4(i).

“Third Anniversary” has the meaning set forth in Section 6.2(b)(ii)(B)(2).

“Third-Party Offeror” has the meaning set forth in Section 3.2.

“Top-Up Adjustments” has the meaning set forth in Section 6.4(c)(i).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Securities owned by a Person or any interest (including a beneficial interest) therein owned by a Person. The foregoing notwithstanding, it is acknowledged and agreed that “Transfer” as herein defined shall not, and shall not be deemed to, include: (i) any Transfer of any interest in PEI (or of any entity that directly or indirectly holds any interest in PEI), by any means whatsoever (including, without limitation, by virtue of trading of such interests on a stock exchange or other market, private transfers, new issuances, mergers, consolidations, tender offers or any other transactions); (ii) the Transfer of any interest in, or held by, any Subsidiary of PEI other than Transfers after which PEI no longer owns, directly or indirectly, the respective Securities it owned immediately prior to such Transfer, it being agreed that such continuing ownership shall not be required with respect to a transfer of all or substantially all of the assets of PEI and its Subsidiaries, and such transfer of all or substantially all of the assets of PEI and its Subsidiaries shall not be and shall not be deemed a Transfer for all purposes of this Agreement; or (iii) any pledge by PEI or any of its Subsidiaries effected to secure the obligations under a PEI Debt Facility, and any Transfers pursuant to the exercise of rights thereunder. “PEI Debt Facility” for purposes hereof means any credit agreement, loan agreement, indenture or other agreement pursuant to which credit is extended or made available to PEI and some or all of its Subsidiaries.

“Transferring Seller” has the meaning set forth in Section 3.2.

“Treasury Regulations” means the regulations prescribed under the Code.

“2011 Harbinger Subscription Agreement” means that certain Subscription Agreement dated August 8, 2011, between the Company, as issuer, the Harbinger Series V Parties and the Harbinger Common Share Parties pursuant to which Harbinger II S.à r.l. acquired common shares and Series V Special Shares of the Company.

“2012 Subscription Agreement” means that certain Share Subscription Agreement dated as of August 28, 2012, between the Company, as issuer, and each of the Harbinger and Pinnacle parties thereto, as subscribers, pursuant to which (a) such Harbinger parties will commit to invest a total of US$44,400,000 in the Company to purchase up to 444,000 Class VI Shares and (b) such Pinnacle parties will commit to invest a total of US$15,600,000 in the Company to purchase up to 156,000 Class VI Shares.

“U.S. GAAP” means generally accepted accounting principles in the United States consistently applied throughout the specified period and in the immediately prior comparable period.

“Vietnam” means the Socialist Republic of Vietnam.

“Voting Period” means that period of time during which the Existing Shareholders Agreement remains in full force and effect and a valid and enforceable agreement of the parties thereto.

Section 7.2 Headings. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Paragraphs are to Sections and Paragraphs of this Agreement.

Section 7.3 Extended Meanings. In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

Section 7.4 Currency. All references to currency herein are to lawful money of the United States of America.

ARTICLE 8

CONFIDENTIALITY

Section 8.1 Confidentiality Covenant. Except as required by Applicable Law, each of Harbinger and Pinnacle hereby covenants and agrees that it shall not, without the consent of the other shareholder and the Company, directly or indirectly, communicate or disclose to any Person, or use for any purpose other than the business or the administration of any investment by such shareholder, any Confidential Information acquired by such shareholder, nor shall it utilize or make available any such Confidential Information, directly or indirectly, in connection with the Transfer or proposed Transfer of any of its Securities. Nothing in this Agreement shall prevent disclosure of Confidential Information to Harbinger’s or Pinnacle’s directors, officers, employees or agents or its financial, legal, accounting or other advisors provided such advisors are informed in advance as to the confidential nature of the communication and agree to keep such information confidential.

Section 8.2 Other Permitted Disclosure.

(a) Each of Harbinger and Pinnacle may also disclose Confidential Information to any potential purchaser of its Securities any relevant information, except for trade secrets, with respect to the Company and its Subsidiaries, in order to allow such a potential purchaser to determine whether to acquire such Securities, provided that said shareholder shall first obtain from any Person to whom information is to be disclosed, a confidentiality agreement as to such information.

(b) Pinnacle and its Entity Affiliates may make disclosures to third Persons (including, but not limited to, disclosures to security analysts or made during earnings calls) regarding Confidential Information or such other information about the Company so long as the disclosure of any such information is mutually agreed to in writing from time to time by Pinnacle, the Company and Harbinger. As a result of such pre-approval with respect to such information, Pinnacle and its Entity Affiliates shall not be required to seek the approval of the Company and Harbinger prior to each subsequent disclosure of such pre-approved information.

(c) Notwithstanding anything in this Agreement to the contrary, the parties thereto acknowledge that PEI and its Entity Affiliates shall be entitled to make such disclosures regarding the Company and its Subsidiaries and their affairs (including, without limitation, financial information) as they deem necessary or appropriate in connection with (a) PEI’s and its Entity Affiliates’ reporting or disclosure obligations under United States securities laws, rules and regulations and rules and regulations of stock exchanges and stock markets where their securities are listed or traded, whether in connection with documents filed with or information supplied to the SEC, stock exchanges or other stock markets on which its securities may be listed or traded (which for purposes hereof shall include earnings releases filed by PEI with the SEC), (b) disclosures to Governmental Authorities (including, without limitation, Gaming Authorities), and (c) corporate transactions, including without limitation public or private securities transactions, loans and other financing transactions, proxy solicitations and merger and acquisition transactions, including, without limitation, merger and acquisition transactions involving PEI itself.

Section 8.3 Remedies. Each of the parties agrees that the restrictions contained in this Agreement are necessary and fundamental to the protection of the Company’s business and that all such restrictions are reasonable and valid and all defenses to the strict enforcement thereof are hereby waived. Each of the parties acknowledges that a breach or threatened breach of any provision of this Article 8 will result in the Company and the other shareholder party hereto suffering irreparable harm not compensated by damages alone. Accordingly, the parties agree that the Company and the other shareholder party hereto shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which such Person may be entitled under Applicable Law.

ARTICLE 9

[INTENTIONALLY OMITTED]

ARTICLE 10

MISCELLANEOUS

Section 10.1 Termination.

(a) Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by Harbinger and Pinnacle as provided under Section 10.2:

(i) Upon the consummation of a Qualified IPO:

(A) the provisions of Article 2, Article 3 and Article 4 shall terminate; and

(B) all other provisions of this Agreement shall survive the consummation of a Qualified IPO and continue in effect.

(ii) Upon the occurrence of a Liquidity Event other than a Qualified IPO:

(A) the provisions of Article 2, Article 3 and Article 4 shall terminate if the managing underwriter advises the Company in good faith that, in its view, the survival of any of Article 2, Article 3 or Article 4 following the consummation of such offering would materially impair its ability to recognize fair value for the Common Shares to be offered; and

(B) all other provisions of this Agreement shall survive the consummation of a such Liquidity Event and continue in effect.

(b) If either Harbinger or Pinnacle no longer directly or indirectly has any beneficial interest in any Equity Securities and is otherwise not in default of this Agreement, then from that point forward such Person shall be deemed to no longer be a party to this Agreement; provided, further, that where such a Person disposed of its Equity Securities in compliance with the provisions of this Agreement it shall be entitled to the benefit of and be bound by the rights and obligations set forth in this Agreement in respect of any matter occurring prior to such disposition.

(c) Nothing in this Agreement shall relieve any party from any liability for the breach of any obligations set forth in this Agreement. Nothing in this Section 10.1 is intended to have any effect on other contracts or agreements to which the Company is a party.

Section 10.2 Amendments. This Agreement and the provisions herein may be amended only if any such amendment is in writing and has been approved by Harbinger, Pinnacle and the Company and any permitted assignees and transferees of such parties. A copy of each such amendment shall be sent to each shareholder that is a party hereto and shall be binding upon each such shareholder; provided, that the failure to deliver a copy of such amendment shall not impair or affect the validity of such amendment.

Section 10.3 Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.

Section 10.4 Assignment.

(a) The Company shall not assign this Agreement or its interest herein or any part hereof except with the prior written consent of the Majority Party and the Minority Party. Harbinger and Pinnacle shall not assign this Agreement except in the manner expressly contemplated herein.

(b) Notwithstanding anything to the contrary in this Agreement, each Harbinger entity that is a signatory hereto may assign from time to time any and all of its right, title and interest in and to, and all of its obligations under or in respect of, this Agreement and any Securities or other agreement or instrument related thereto, to any other Harbinger entity that is a signatory hereto without restriction and without the consent of the Company, the Board, Pinnacle or any other Person, and immediately upon such assignment, any such Harbinger transferee shall be deemed to included within the definition of “Harbinger” for all purposes under this terms and conditions of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, neither Harbinger nor Pinnacle nor their respective Entity Affiliates may Transfer Securities except in compliance with the terms of this Agreement.

Section 10.5 Enforcement. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Harbinger, Pinnacle or the Company were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Company and each non-breaching shareholder shall be entitled to an injunction or injunctions or such other equitable relief as may be deemed proper by a court of competent jurisdiction to prevent breaches by any shareholder party or the Company to this Agreement and to enforce specifically the terms and provisions of this Agreement applicable to any such shareholder or the Company, this being in addition to any other remedy or relief to which each such party is entitled under Applicable Law or in equity, and that neither any shareholder or the Company shall resist an application for such injunction, injunctions, or other equitable relief on the ground that the Company or any other shareholder has an adequate remedy under Applicable Law. In the event that the Company, Harbinger or Pinnacle shall file suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to recover, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney’s fees and expenses.

Section 10.6 Notices. All notices, demands or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service, electronic mail or facsimile to the address, electronic mail address or facsimile number set forth below such shareholder’s name, but any party may designate a different address, electronic mail address or facsimile number by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a Business Day, the next Business Day after delivery by hand if delivered by hand on a day that is not a Business Day; four days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a Business Day; and the next Business Day following the day on which receipt is acknowledged whether by facsimile confirmation or return electronic mail, if sent by facsimile or electronic mail on a day that is not a Business Day.

Company:

Asian Coast Development (Canada) Ltd.

1055 West Hastings Street – Suite 2150

Vancouver, British Columbia

Canada V6E 2E9

Attention: Lloyd Nathan

Facsimile: (778) 329-0439

Email: lnathan@asiancoastdevelopment.com

with a copy, not constituting notice, to:

Heenan Blaikie LLP

#2200 – 1055 West Hastings Street

Vancouver, British Columbia

Canada V6E 2E9

Attention: John Legge

Facsimile: (604) 669-5101

Email: JLegge@heenan.ca

Harbinger:

Harbinger II S.à r.l.

412F, route d’Esch

L-1471 Luxembourg

Attention: Christine Bourg, Senior Corporate Officer

Facsimile: (+352) 47 11 01

with a copy, not constituting notice, to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attention: Alexander Kaye

Facsimile: (212) 822-5171

Email: akaye@milbank.com

and with a further copy not constituting notice, to:

Harbinger Capital Partners Master Fund I, Ltd.

c/o Harbinger Capital Partners

450 Park Avenue, 30th Floor

New York NY 10022

Attention: General Counsel

Facsimile: (212) 898-1309

Email: rroger@harbingercapital.com

Investor:

PNK Development 18, LLC

8918 Spanish Ridge Ave.

Las Vegas, NV 89148

Attention: Corporate Secretary

Facsimile: (702) 784-7773

with a copy, not constituting notice, to:

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, CA 90067-4276

Attention: Ashok Mukhey

Facsimile: (310) 203-7199

Email: amukhey@irell.com

Section 10.7 Further Assurances.

(a) Each of the parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to carry out the true intent and meaning of this Agreement.

(b) The Company shall use its commercially reasonable efforts to negotiate future Company contracts to provide that at such time as Pinnacle shall become the holder of a majority of the voting power of the outstanding capital stock of the Company, such event shall not constitute a “change of control” or similar occurrence under any such future Company contract.

(c) Each of Harbinger and Pinnacle agrees to not, without the written consent of the other party, amend the Harbinger Subscription Agreements or the Pinnacle Subscription Agreement, respectively, or the 2012 Subscription Agreement.

Section 10.8 Binding Effect. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 10.9 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Company, Harbinger and Pinnacle any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

Section 10.11 Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the specific subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties related to such specific subject matter. There are no warranties, representations or other agreements among the parties in connection with the specific subject matter hereof except as specifically set forth herein and therein.

Section 10.12 Governing Law.

(a) This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without regard to any conflict of law principles thereof that would result in the application of the laws of any other jurisdiction.

(b) Each of the parties agrees that any action or proceeding arising out of or relating to this Agreement must be instituted in the Courts of the Province of British Columbia, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably and unconditionally submits to the exclusive jurisdiction of those Courts in that action or proceeding and agrees to be bound by any final judgment of those Courts.

Section 10.13 Independent Legal Advice. With respect to the preparation of this Agreement and the rights and obligations herein, all parties to this Agreement acknowledge and confirm that they have been advised to seek, and have sought or otherwise have waived, independent legal advice with respect to this Agreement and the documents delivered pursuant thereto.

Section 10.14 Expenses. Except as otherwise expressly provided herein, each party will pay its own costs and expenses, including legal and accounting expenses, related to the negotiation, preparation and execution of this Agreement and the transactions occurring substantially simultaneously with the execution of this Agreement.

Section 10.15 Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in as many counterparts as are necessary, each of which shall be deemed to be an original, and shall be binding on each party when each party hereto has signed and delivered one such counterpart. When a counterpart of this Agreement has been executed by each party, all counterparts together shall constitute one agreement.

Section 10.16 English Language. The parties acknowledge that they have required that these presents be drawn up in the English language. Les parties reconnaissent avoir exigé que les présentes soient rédigées en langue anglaise.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties, intending to be legally bound, have executed and delivered this Agreement.

ASIAN COAST DEVELOPMENT (CANADA) LTD.	HARBINGER II S.À R.L.

Per: /s/ Stephen H. Shoemaker	Per: /s/ Nicholas Gerard
Name: Stephen H. Shoemaker Title: President and Chief Financial Officer	Name: Nicholas Gerard Title: B Manager

Per: /s/ Robin Roger
Name: Robin Roger Title: A Manager

BLUE LINE ACDL, INC.	BREAKAWAY ACDL, INC.

Per: /s/ Ian Estus	Per: /s/ Ian Estus
Name: Ian Estus Title: Vice President	Name: Ian Estus Title: Vice President

HARBINGER CHINA DRAGON INTERMEDIATE FUND, L.P.	CREDIT DISTRESSED BLUE LINE MASTER FUND, LTD.

Per: /s/ Ian Estus	Per: /s/ Ian Estus
Name: Ian Estus Title: Vice President	Name: Ian Estus Title: Vice President

GLOBAL OPPORTUNITIES BREAKAWAY LTD.	PNK DEVELOPMENT 18, LLC

Per: /s/ Ian Estus	Per: /s/ Carlos A. Ruisanchez
Name: Ian Estus Title: Vice President	Name: Carlos A. Ruisanchez Title: Chief Financial Officer and Treasurer

PNK DEVELOPMENT 31, LLC

Per: /s/ Carlos A. Ruisanchez
Name: Carlos A. Ruisanchez Title: Chief Financial Officer and Treasurer

Schedule 6.2(a)(v)

Project Delta

Construction Budget Analysis – Zone A1

Items Subject to 3% Variance

Hard Costs:

Convention Center

Casino

Retail

Hotel

Back of House

External Works

Soft Costs:

FF&E/OS&E

IT Systems

Project Office

Nursery (Golf Course)

Acceleration Cost

Pre-Opening

Items Not Subject to 3% Variance

Remaining Budget Costs:

Consultant Fees

Local and Provincial Authority Fees

HTP OH / Insurance / MGM CAA Fees and Other

Buses

Helicopters

Currency conversion from USD to VND

Importation Duties

Cost Escalation

Project Contingency

Schedule 6.2(b)(i)

All agreements and instruments referred to in Schedule “D” to the Pinnacle Subscription Agreement to which Harbinger or any of its Entity Affiliates is a party, together with (i) the Blue Line Loan Agreement, (ii) the Administrative Services Agreement to be entered into between Asian Coast Development (Canada) Ltd. and PNK Development 31, LLC, among others, pursuant to the Services Agreement Term Sheet, (iii) the Stock Option Agreement dated as of August 24, 2012 between Asian Coast Development (Canada) Ltd. and PNK Development 31, LLC and (iv) all Transaction Documents to which Harbinger or any of its Entity Affiliates is a party.

Schedule 6.2(b)(ii)(B)

Illustrative Examples of Purchase Right set forth in Section 6.2(b)(ii)(B)

This Schedule 6.2(b)(ii)(B) and the attached spreadsheet and timeline are for illustrative purposes only and set forth several examples of Pinnacle’s right to acquire from Harbinger and its Entity Affiliates Financing Securities pursuant to the terms and conditions of Section 6.2(b)(ii)(B) (solely for purposes of this Schedule and corresponding spreadsheet and timeline, the “Look Back Right”). To the extent that there is a conflict between this Schedule, the corresponding spreadsheet and timeline, on the one hand, and the Agreement, on the other hand, the terms and conditions of the Agreement shall prevail. Capitalized terms used in this Schedule, the corresponding spreadsheet and timeline that are not defined herein shall have the meanings set forth in the Agreement.

Universal Assumptions

The assumptions below shall apply to each illustrative example provided for in this Schedule, and shall be in addition to the specific assumptions set forth in each illustrative example in this Schedule. These universal assumptions assume that immediately following the consummation of the transactions contemplated by this Agreement:

(a)	the Company will have 100 Common Shares issued and outstanding.

(b)	Harbinger will own 70 Common Shares on a Fully Diluted Basis.

(c)	Pinnacle will own 26 Common Shares on a Fully Diluted Basis.

(d)	As a result, relative to one another:

(i)	Harbinger will own (A) 73% of the Common Shares collectively held by Harbinger and Pinnacle and (B) 70% of the Common Shares on a Fully Diluted Basis; and

(ii)	Pinnacle will own (A) 27% of the Common Shares collectively held by Harbinger and Pinnacle and (B) 26% of the Common Shares on a Fully Diluted Basis.

(e)	For purposes of this Schedule 6.2(b)(ii)(B), the terms “Harbinger” and “Pinnacle” shall include their respective Entity Affiliates that own Equity Securities.

(collectively, the assumptions above in clauses (a) — (e) are referred to in this Schedule as the “Universal Assumptions”).

Scenario #1

•	Three issuances of Common Shares by the Company.

•	Harbinger fully exercises its preemptive rights from Company in all issuances.

•	Pinnacle’s exercises of its preemptive rights varies by issuance.

•	Pinnacle exercises Look Back Right related to Issuance 2.

In addition to the Universal Assumptions, the following additional assumptions apply to Scenario #1:

(1)	The Company issues 100 Common Shares on Day 1 (“Issuance 1”).

(a)	Harbinger fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(C), acquires 72.92 Common Shares from the Company in Issuance 1.

(i)	i.e., 72.92 Common Shares equals:

(A)	100 Common Shares issued by the Company in Issuance 1 multiplied by

(B)	a fraction, the numerator of which is 70 Common Shares held by Harbinger prior to Issuance 1 and the denominator of which is 96 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 1.

(b)	Pinnacle fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(C), acquires the remaining 27.08 Common Shares from the Company in Issuance 1.

(i)	i.e., 27.08 Common Shares equals:

(A)	100 Common Shares issued by the Company in Issuance 1 multiplied by

(B)	a fraction, the numerator of which is 26 Common Shares held by Pinnacle prior to Issuance 1 and the denominator of which is 96 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 1.

(c)	No remaining Common Shares in Issuance 1.
(2)	Exactly one year following Issuance 1, the Company issues another 100 Common Shares (“Issuance 2”).

(a)	Harbinger fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(C), acquires 72.92 Common Shares from the Company in Issuance 2.

(i)	i.e., 72.92 Common Shares equals:

(A)	100 Common Shares issued by the Company in Issuance 2 multiplied by

(B)	a fraction, the numerator of which is 142.92 Common Shares held by Harbinger prior to Issuance 2 and the denominator of which is 196.00 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 2.

(b)	Pinnacle exercises 50% of its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(C), acquires 13.54 Common Shares from the Company in Issuance 2.

(i)	i.e., 13.54 Common Shares equals:

(A)	100 Common Shares issued by the Company in Issuance 2 multiplied by

(B)	a fraction, the numerator of which is 53.08 Common Shares held by Pinnacle prior to Issuance 2 and the denominator of which is 196.00 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 2 divided by

(C)	2 (i.e., 50%).

(c)	The remaining Common Shares from Issuance 2 (i.e., 13.54 Common Shares) are acquired by stockholders other than Harbinger or Pinnacle.

(3)	Look Back Right:

(a)	During the notice period with respect to Issuance 3 as provided for in Section 4.1(c) and prior to the issuance in Issuance 3, Pinnacle fully exercises its Look Back Right with respect to Issuance 2 to acquire 6.21 Common Shares from the 72.92 Common Shares that Harbinger acquired in Issuance 2.

(i)	i.e., 6.21 Common Shares equals the difference between:

(A)	the product of:

(I)	Pinnacle’s Common Share ownership interest relative to Harbinger’s Common Share ownership interest immediately prior to Issuance 2, expressed as a percentage (27.08%), multiplied by

(II)	the Common Shares purchased by Harbinger from the Company in Issuance 2 (72.92 Common Shares).

minus

(B)	13.54 Common Shares that Pinnacle purchased from the Company in Issuance 2.

**	Note: Because this Look Back Right is exercised before the First Anniversary of Issuance 2, there is no Sliding Pro Rata Adjustment.

(4)	On the second anniversary of Issuance 1, the Company issues another 100 Common Shares (“Issuance 3”).

(a)	Harbinger fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(C), acquires 74.22 Common Shares from the Company in Issuance 3.

(i)	i.e., 74.22 Common Shares equals:

(A)	100 Common Shares issued by the Company in Issuance 3 multiplied by

(B)	a fraction, the numerator of which is 209.63 Common Shares held by Harbinger prior to Issuance 3 and the denominator of which is 282.46 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 3.

(b)	Pinnacle fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(C), acquires 25.78 Common Shares from the Company in Issuance 3.

(i)	i.e., 25.78 Common Shares equals:

(A)	100 Common Shares issued by the Company in Issuance 3 multiplied by

(B)	a fraction, the numerator of which is 72.83 Common Shares held by Pinnacle prior to Issuance 3 and the denominator of which is 282.46 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 3.

Scenario #2

•	Issuance of New Class of Securities by the Company (e.g., Series VI Special Shares).

•	Two additional issuances of Series VI Special Shares over a 2—year period.

•	Harbinger fully exercises its preemptive rights from Company in all issuances.

•	Pinnacle’s exercise of its preemptive rights varies with issuance.

•	Pinnacle exercises Look Back Rights.

In addition to the Universal Assumptions, the following additional assumptions apply to Scenario #2:

(1)	On Day 1, the Company issues 100 shares of a New Class of Securities — the Series VI Special Shares (“Issuance 1”).

(a)	Harbinger fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(A), acquires 72.92 Series VI Special Shares from the Company in Issuance 1.

(i)	i.e., 72.92 Series VI Special Shares equals:

(A)	100 Series VI Special Shares issued by the Company in Issuance 1 multiplied by

(B)	a fraction, the numerator of which is 70 Common Shares held by Harbinger prior to Issuance 1 and the denominator of which is 96 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 1.

(b)	Pinnacle exercises 25% of its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(A), acquires 6.77 Series VI Special Shares from the Company in Issuance 1.

(i)	i.e., 6.77 Series VI Special Shares equals:

(A)	100 Series VI Special Shares issued by the Company in Issuance 1 multiplied by

(B)	a fraction, the numerator of which is 26 Common Shares held by Pinnacle prior to Issuance 1 and the denominator of which is 96 Common Shares held collectively by Harbinger and Pinnacle prior to Issuance 1 divided by

(C)	4 (i.e., 25%).

(c)	The remaining Series VI Special Shares from Issuance 1 (i.e., 20.31 Series VI Special Shares) are acquired by stockholders other than Harbinger or Pinnacle.

(2)	Exactly six months following Issuance 1, the Company issues Add-On Securities by issuing another 100 Series VI Special Shares (“Issuance 2”).

(a)	Harbinger fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(B), acquires 72.92 Series VI Special Shares from the Company in Issuance 2.

(i)	i.e., 72.92 Series VI Special Shares equals:

(A)	100 Series VI Special Shares issued by the Company in Issuance 2 multiplied by

(B)	a fraction, the numerator of which is 72.92 Series VI Special Shares held by Harbinger prior to Issuance 2 and the denominator of which is 100 Series VI Special Shares issued and outstanding on a Fully Diluted Basis prior to Issuance 2.

(b)	Pinnacle fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(B), acquires 6.77 Series VI Special Shares from the Company in Issuance 2.

(i)	i.e., 6.77 Series VI Special Shares equals:

(A)	100 Series VI Special Shares issued by the Company in Issuance 2 multiplied by

(B)	a fraction, the numerator of which is 6.77 Series VI Special Shares held by Pinnacle prior to Issuance 2 and the denominator of which is 100 Series VI Special Shares issued and outstanding on a Fully Diluted Basis prior to Issuance 2.

(c)	The remaining Series VI Special Shares from Issuance 2 (i.e., 20.31 Series VI Special Shares) are acquired by stockholders other than Harbinger or Pinnacle.

(3)	Look Back Right — With Respect to Issuance 1:

(a)	One day prior to the issuance in Issuance 3 (and during the notice period with respect to Issuance 3 as provided for in Section 4.1(c)), Pinnacle fully exercises its Look Back Right with respect to Issuance 1 to acquire 6.51 Series VI Special Shares from the 72.92 Series VI Special Shares that Harbinger acquired in Issuance 1.

(i)	i.e., 6.51 Series VI Special Shares equals the amount determined by:

(A)	the product of:

(I)	Pinnacle’s Common Share ownership interest relative to Harbinger’s Common Share ownership interest immediately prior to Issuance 1, expressed as a percentage (27.08%), multiplied by

(II)	the Series VI Special Shares purchased by Harbinger from the Company in Issuance 1 (72.92 Series VI Special Shares)

minus

(B)	6.77 Series VI Special Shares that Pinnacle purchased from the Company in Issuance 1 multiplied by

(C)	0.50, which represents the Sliding Pro Rata Preemptive Portion, which is equal to:

(I)	366 (representing the number of days between the date on which Pinnacle exercised the Look Back Right with respect to Issuance 1 and the Third Anniversary of Issuance 1) divided by

(II)	730.

(4)	Look Back Right — With Respect to Issuance 2:

(a)	One day prior to the issuance in Issuance 3 and immediately following the exercise of the Look Back Right on Issuance 1 (and during the notice period with respect to Issuance 3 as provided for in Section 4.1(c)), Pinnacle fully exercises its Look Back Right with respect to Issuance 2 to acquire 9.80 Series VI Special Shares from the 72.92 Series VI Special Shares that Harbinger acquired in Issuance 2.

(i)	i.e., 9.80 Series VI Special Shares equals the amount determined by:

(A)	the product of:

(I)	Pinnacle’s Common Share ownership interest relative to Harbinger’s Common Share ownership interest immediately prior to Issuance 2, expressed as a percentage (27.08%), multiplied by

(II)	the Series VI Special Shares purchased by Harbinger from the Company in Issuance 2 (72.92 Series VI Special Shares)

minus

(B)	6.77 Series VI Special Shares that Pinnacle purchased from the Company in Issuance 2 multiplied by

(C)	0.75, which represents the Sliding Pro Rata Preemptive Portion, which is equal to:

(I)	551 (representing the number of days between the date on which Pinnacle exercised the Look Back Right with respect to Issuance 2 and the Third Anniversary of Issuance 2) divided by

(II)	730.

(5)	On the second anniversary of Issuance 1, the Company issues Add-On Securities by issuing another 100 Series VI Special Shares (“Issuance 3”).

(a)	Harbinger fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(B) and taking into account the Look Back Rights exercised above, acquires 64.77 Series VI Special Shares from the Company in Issuance 3.

(i)	i.e., 64.77 Series VI Special Shares equals:

(A)	100 Series VI Special Shares issued by the Company in Issuance 3 multiplied by

(B)	a fraction, the numerator of which is 129.53 Series VI Special Shares held by Harbinger prior to Issuance 3 and the denominator of which is 200 Series VI Special Shares issued and outstanding on a Fully Diluted Basis prior to Issuance 3.

(b)	Pinnacle fully exercises its preemptive rights under Article 4, and as a result of the calculations set forth in Section 4.1(a)(i)(B), acquires 14.92 Series VI Special Shares from the Company in Issuance 3.

(i)	i.e., 14.92 Series VI Special Shares equals:

(A)	100 Series VI Special Shares issued by the Company in Issuance 3 multiplied by

(B)	a fraction, the numerator of which is 29.84 Common Shares held by Pinnacle prior to Issuance 3 and the denominator of which is 200 Series VI Special Shares issued and outstanding on a Fully Diluted Basis prior to Issuance 3.

(c)	The remaining Series VI Special Shares from Issuance 3 (i.e., 20.31 Series VI Special Shares) are acquired by stockholders other than Harbinger or Pinnacle.

Schedule 6.2(b)(ii)(B) — Spreadsheet

Scenario #1	Three Common Shares Issuances; Look Back Righton Issuance 2 Exercised
Background
100.00	Total Common Shares issued and outstanding prior to Issuance 1
70.00	Harbinger’s Common Share ownership prior to Issuance 1
26.00	Pinnacle’s Common Share ownership prior to Issuance 1
96.00	Harbinger’s and Pinnacle’s Common Share Ownership prior to Issuance 1
70.00%	Harbinger’s % of total Common Shares issued and outstanding prior to Issuance 1
26.00%	Pinnacle’s % of total Common Shares issued and outstanding prior to Issuance 1
72.92%	Harbinger’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 1
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 1

Issuance 1 (Day 1)	Issuance of Common Shares
100.00	Total Common Shares Issued in Issuance 1
72.92	Harbinger’s 100% Common Share acquisition from the Company in Issuance 1
27.08	Pinnacle’s 100% Common Share acquisition from the Company in Issuance 1
0.00	Third Party acquisition from the Company in Issuance 1

200.00	Total Common Shares issued and outstanding following Issuance 1

Issuance 2 (1 year later)	Issuance of Common Shares
142.92	Harbinger’s Common Share ownership prior to Issuance 2
53.08	Pinnacle’s Common Share ownership prior to Issuance 2
196.00	Harbinger’s and Pinnacle’s Common Share ownership prior to Issuance 2
71.46%	Harbinger’s % of total Common Shares issued and outstanding prior to Issuance 2
26.54%	Pinnacle’s % of total Common Shares issued and outstanding prior to Issuance 2
72.92%	Harbinger’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 2
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 2

100.00	Total Common Shares issued in Issuance 2
72.92	Harbinger’s 100% Common Share acquisition from the Company in Issuance 2
13.54	Pinnacle’s 50% Common Share acquisition from the Company in Issuance 2
13.54	Third Party acquisition from the Company in Issuance 2

300.00	Total Common Shares issued and outstanding following Issuance 2

Look Back Right	Prior to Issuance 3
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 2
72.92	Harbinger’s 100% Common Share acquisition from the Company in Issuance 2
13.54	Pinnacle’s purchased Common Shares in Issuance 2
6.21	Maximum number of Common Shares subject to Look Back on Issuance 2
0.00	Sliding Pro Rata Adjustment (N/A)
6.21	Common Shares purchased by Pinnacle from Harbinger via Look Back Right on Issuance 2
72.83	Pinnacle’s Common Share ownership following Look Back Right on Issuance 2
209.63	Harbinger’s Common Share ownership following Look Back Right on Issuance 2

Issuance 3 (2 years later)	Issuance of Common Shares
209.63	Harbinger’s Common Share ownership prior to Issuance 3
72.83	Pinnacle’s Common Share ownership prior to Issuance 3
282.46	Harbinger’s and Pinnacle’s Common Share Ownership prior to Issuance 3
69.88%	Harbinger’s % of total Common Shares issued and outstanding prior to Issuance 3
24.28%	Pinnacle’s % of total Common Shares issued and outstanding prior to Issuance 3
74.22%	Harbinger’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 3
25.78%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 3

100.00	Total Common Shares issued in Issuance 3
74.22	Harbinger’s 100% Common Share acquisition from the Company in Issuance 3
25.78	Pinnacle’s 100% Common Share acquisition from the Company in Issuance 3

Results
400.00	Total Common Shares issued and outstanding following Issuance 3
283.84	Harbinger’s Common Share ownership following Issuance 3
98.62	Pinnacle’s Common Share ownership following Issuance 3
382.46	Harbinger’s and Pinnacle’s Common Share Ownership following Issuance 3
70.96%	Harbinger’s % of total Common Shares issued and outstanding following Issuance 3
24.65%	Pinnacle’s % of total Common Shares issued and outstanding following Issuance 3
74.22%	Harbinger’s % of total Common Shares held by Harbinger and Pinnacle following Issuance 3
25.78%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle following Issuance 3

Schedule 6.2(b)(ii)(B) — Spreadsheet

Scenario #2	New Class of Securities Issuance with Add-Ons; Look Back Rights Exercised
Background
100.00	Total Common Shares issued and outstanding prior to Issuance 1
70.00	Harbinger’s Common Share ownership prior to Issuance 1
26.00	Pinnacle’s Common Share ownership prior to Issuance 1
96.00	Harbinger’s and Pinnacle’s Common Share Ownership prior to Issuance 1
70.00%	Harbinger’s % of total Common Shares issued and outstanding prior to Issuance 1
26.00%	Pinnacle’s % of total Common Shares issued and outstanding prior to Issuance 1
72.92%	Harbinger’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 1
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 1

Issuance 1 (Day 1)	Issuance of New Class of Securities — Series VI Special Shares
100.00	Total Series VI Special Shares Issued in Issuance 1
72.92	Harbinger’s 100% Series VI Special Shares acquisition from the Company in Issuance 1
6.77	Pinnacle’s 25% Series VI Special Shares acquisition from the Company in Issuance 1
20.31	Third Party acquisition from the Company in Issuance 1

100.00	Total Common Shares issued and outstanding following Issuance 1
100.00	Total Series VI Special Shares issued and outstanding following Issuance 1

Issuance 2 (6 months later)	Issuance of Add-On Securities — Series VI Special Shares
72.92	Harbinger’s Series VI Special Shares ownership prior to Issuance 2
6.77	Pinnacle’s Series VI Special Shares ownership prior to Issuance 2
100.00	Total Series VI Special Shares issued and outstanding prior to Issuance 2

100.00	Total Series VI Special Shares issued in Issuance 2
72.92	Harbinger’s 100% Series VI Special Shares acquisition from the Company in Issuance 2
6.77	Pinnacle’s 100% Series VI Special Shares acquisition from the Company in Issuance 2
20.31	Third Party acquisition from the Company in Issuance 2

100.00	Total Common Shares issued and outstanding following Issuance 2
200.00	Total Series VI Special Shares issued and outstanding following Issuance 2

Look Back Rights (1 day prior to Issuance 3)

With respect to Issuance 1
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 1
72.92	Harbinger’s 100% Series VI Special Shares acquisition from the Company in Issuance 1
6.77	Pinnacle’s purchased Series VI Special Shares in Issuance 1
12.98	Maximum number of Series VI Special Shares subject to Look Back on Issuance 1
0.50	Sliding Pro Rata Preemptive Portion (Third Anniversary — Exercise Date / 730)	366.00 3rd Ann - Exercise Date
6.51	Series VI Special Shares purchased by Pinnacle from Harbinger via Look Back Right on Issuance 1
20.05	Pinnacle’s Series VI Special Share ownership following Look Back Right on Issuance 1
139.33	Harbinger’s Series VI Special Share ownership following Look Back Right on Issuance 1

With respect to Issuance 2
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle prior to Issuance 2
72.92	Harbinger’s 100% Series VI Special Shares acquisition from the Company in Issuance 2
6.77	Pinnacle’s purchased Series VI Special Shares in Issuance 2
12.98	Maximum number of Series VI Special Shares subject to Look Back on Issuance 2
0.75	Sliding Pro Rata Preemptive Portion (Third Anniversary — Exercise Date / 730)	551.00 3rd Ann - Exercise Date
9.80	Series VI Special Shares purchased by Pinnacle from Harbinger via Look Back Right on Issuance 2
29.84	Pinnacle’s Series VI Special Share ownership following Look Back Right on Issuance 2
129.53	Harbinger’s Series VI Special Share ownership following Look Back Right on Issuance 2

Issuance 3 (2 years later)	Issuance of Add-On Securities — Series VI Special Shares
129.53	Harbinger’s Series VI Special Shares ownership prior to Issuance 3
29.84	Pinnacle’s Series VI Special Shares ownership prior to Issuance 3
200.00	Total Series VI Special Shares issued and outstanding prior to Issuance 3

100.00	Total Series VI Special Shares issued in Issuance 3
64.77	Harbinger’s 100% Series VI Special Shares acquisition from the Company in Issuance 3
14.92	Pinnacle’s 100% Series VI Special Shares acquisition from the Company in Issuance 3
20.31	Third Party acquisition from the Company in Issuance 3

Results

Common Shares
100.00	Total Common Shares issued and outstanding following Issuance 3
70.00	Harbinger’s Common Share ownership following Issuance 3
26.00	Pinnacle’s Common Share ownership following Issuance 3
96.00	Harbinger’s and Pinnacle’s Common Share Ownership following Issuance 3
70.00%	Harbinger’s % of total Common Shares issued and outstanding following Issuance 3
26.00%	Pinnacle’s % of total Common Shares issued and outstanding following Issuance 3
72.92%	Harbinger’s % of total Common Shares held by Harbinger and Pinnacle following Issuance 3
27.08%	Pinnacle’s % of total Common Shares held by Harbinger and Pinnacle following Issuance 3

Series VI Special Shares
300.00	Total Series VI Special Shares issued and outstanding following Issuance 3
194.30	Harbinger’s Series VI Special Shares ownership following Issuance 3
44.77	Pinnacle’s Series VI Special Shares ownership following Issuance 3
60.94	Third Party’s Series VI Special Shares ownership following Issuance 3
239.06	Harbinger’s and Pinnacle’s Series VI Special Shares Ownership following Issuance 3
64.77%	Harbinger’s % of total Series VI Special Shares issued and outstanding following Issuance 3
14.92%	Pinnacle’s % of total Series VI Special Shares issued and outstanding following Issuance 3
20.31%	Third Party’s % of total Series VI Special Shares issued and outstanding following Issuance 3
81.27%	Harbinger’s % of total Series VI Special Shares held by Harbinger and Pinnacle following Issuance 3
18.73%	Pinnacle’s % of total Series VI Special Shares held by Harbinger and Pinnacle following Issuance 3

Schedule 6.2(b)(ii)(B)

General Timeline

Scenario #1

Issuance 1
• 100 Common Shares issued
• H exercises 100% = 72.92 Common Shares
• PNK exercises 100% = 27.08 Common Shares
Issuance 2
• 100 Common Shares issued
• H exercises 100% = 72.92 Common Shares
• PNK exercises 50% = 13.54 Common Shares
Issuance 3
• 100 Common Shares issued
• H exercises 100% = 74.22 Common Shares
• PNK exercises 100% = 25.78 Common Shares
Day 1
Year 1
Year 2
Look Back Right on Issuance 2
• PNK fully exercises to acquire 6.21 Common Shares from the 72.92 that Harbinger acquired in Issuance 2

4812-0265-2169

Schedule 6.2(b)(ii)(B)

General Timeline

Scenario #2

Issuance 1
- 100 Series VI issued
- H exercises 100% = 72.92 Series VI
- PNK exercises 25% = 6.77 Series VI
- Third Party = 20.31 Series VI

Issuance 2
- 100 Series VI issued
- H exercises 100% = 72.92 Series VI
- PNK exercises 100% = 6.77 Series VI
- Third Party = 20.31 Series VI

Issuance 3
- 100 Series VI issued
- H exercises 100% = 64.77 Series VI
- PNK exercises 100% = 14.92 Series VI
- Third Party = 20.31 Series VI

Day 1

6 months

Year 2

Look Back Right on Issuance 1
- PNK fully exercises to acquire 6.51 Series VI from the 72.92 that Harbinger acquired in Issuance 1

Look Back Right on Issuance 2
- PNK fully exercises to acquire 9.80 Series VI from the 72.92 that Harbinger acquired in Issuance 2

4812-0265-2169

Schedule 6.3(b)(iv)

Form of Pinnacle Warrant

WARRANT CERTIFICATE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE SECURITIES LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES IN ANY STATE OF THE UNITED STATES AND THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (1) JULY 27, 2010; AND (2) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

EXERCISABLE ONLY PRIOR TO THE EXPIRY TIME, AFTER WHICH TIME THESE

WARRANTS SHALL BE NULL AND VOID

WARRANTS TO PURCHASE COMMON SHARES

OF

ASIAN COAST DEVELOPMENT (CANADA) LTD.

(the “Company”)

Certificate Number [CS-•]

THIS CERTIFIES THAT, for value received (the receipt and sufficiency of which is acknowledged), the Holder (as defined herein) is entitled, at any time prior to the Expiry Time, to purchase, at the Exercise Price, [•] Common Shares in the capital of the Company by surrendering to the Company at its principal office at Suite 2200- 1055 West Hastings Street, Vancouver, British Columbia Canada V6E 2E9, this Warrant, together with a Subscription Form, duly completed and executed, and cash or a certified cheque, money order or bank draft in lawful money payable to or to the order of the Company for the amount equal to the Exercise Price per Common Share multiplied by the number of Common Shares subscribed for, on and subject to the terms and conditions set forth below.

Nothing contained herein shall confer any right upon the Holder to subscribe for or purchase any shares of the Company at any time after the Expiry Time, and from and after the Expiry Time these Warrants and all rights hereunder shall be void and of no value.

1. Definitions

In this Warrant, including the preamble, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings namely:

(a)	“Business Day” means any day of the year except a Saturday or Sunday or other day that is a statutory or civic holiday that banks are generally open for business in the Provinces of Ontario, British Columbia or in the State of New York;

(b)	“Common Shares” means the common shares of the Company;

(c)	“Common Special Shares” means the series II special shares of the Company;

(d)	“Current Market Price” at any date, means the price as determined by the directors of the Company or such firm of independent chartered accountants as may be selected by the directors acting reasonably and in good faith in their sole discretion;

(e)	“Exercise Price” means $0.01 per One Hundred (100) Common Shares.

(f)	“Expiry Time” means 5:00 p.m. (Vancouver time) on a date that is 20 years from the date hereof;

(g)	“Fully Diluted Basis” means the aggregate number of Common Shares and Common Special Shares, including without limitation all issued and outstanding Common Shares and Common Special Shares, determined assuming the issuance, conversion or exercise (as the case may be) into Common Shares or Common Special Shares of any and all options, warrants and convertible or exchangeable securities issued by the Company.

(h)	“Form of Transfer” means the form of transfer annexed hereto as Schedule “B”;

(i)	“Governmental Entity” means any applicable (i) multi-national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

(j)	“Holder” means PNK Development 18, LLC or its successor in interest, and after any transfer by PNK Development 18, LLC or its successor in interest, as applicable, the registered holder of this Warrant;

(k)	“Person” means an individual, corporation, general partnership, limited partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, governmental entity, or any other legally recognizable entity;

(l)	“Subscription Form” means the form of subscription annexed hereto as Schedule “A”;

(m)	“this Warrant”, “Warrant”, “herein”, “hereby”, “hereof”, “hereto”, “hereunder” and similar expressions mean or refer to this Warrant and any deed or instrument supplemental or ancillary thereto and any schedules hereto or thereto and not to any particular article, section, subsection, clause, subclause or other portion hereof.

2. Expiry Time

After the Expiry Time, all rights under any Warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall wholly cease and terminate and such Warrants shall be void and of no value or effect.

3. Exercise Procedure

The Holder may exercise the right of purchase herein provided for by surrendering or delivering to the Company prior to the Expiry Time at its principal office:

(a)	this Warrant, with the Subscription Form duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, and

(b)	cash or a certified cheque, money order or bank draft payable to or to the order of the Company in lawful money at par in the City of Vancouver in an amount equal to the Exercise Price multiplied by the number of Common Shares for which subscription is being made.

Any Warrant and cash, certified cheque, money order or bank draft referred to in the foregoing clauses (a) and (b) shall be deemed to be surrendered only upon delivery thereof to the Company at its principal office in the manner provided in Section 26 hereof.

This Warrant is exchangeable, upon the surrender hereof by the Holder, for new warrants of like tenor representing, in the aggregate, the right to subscribe for the aggregate number of Common Shares which may be subscribed for hereunder.

4. Entitlement to Certificate

Upon such delivery and payment as aforesaid, the Company shall cause to be issued to the Holder hereof the Common Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this Warrant and the Holder hereof shall become a shareholder of the Company in respect of such shares with effect from the date of such delivery and payment and shall be entitled to delivery of a certificate or certificates evidencing such shares and the Company shall cause such certificate or certificates to be mailed to the Holder hereof at the address or addresses specified in such subscription within five (5) Business Days of such delivery and payment.

5. Register of Warrantholders and Transfer of Warrants

The Company shall cause a register to be kept in which shall be entered the names and addresses of all holders of the Warrants and the number of Warrants held by them. No transfer of Warrants shall be valid unless made by the Holder or its executors, administrators or other legal representatives or its attorney duly appointed by completion and execution of the Form of Transfer attached hereto. This Warrant may be transferred by Holder at any time and from time to time, in whole or in part, and without the requirement for consent of the Company or any third party. Each transfer shall comply with applicable securities legislation and shall be recorded on the register of holders of Warrants maintained by the Company. The transferee of a Warrant shall, after a Form of Transfer is duly completed and the Warrant is lodged with the Company and upon compliance with all other requirements of law, be entitled to have its name entered on the register as the owner of such Warrant, free from all equities or rights of set-off or counterclaim between the Company and the transferor or any previous holder of such Warrant. The Company may treat the registered holder of any Warrant certificate as the absolute owner of the Warrants represented thereby for all purposes, and the Company shall not be affected by any notice or knowledge to the contrary except where the Company is required to take notice by statute or by order of a court of competent jurisdiction. In the event of a partial transfer of this Warrant, the Company shall issue a new warrant certificate to the transferee and shall issue a new warrant certificate in respect of the balance of the Common Shares which Holder is entitled to purchase pursuant to this Warrant Certificate and which were not transferred.

6. Partial Exercise

The Holder may subscribe for and purchase a number of Common Shares less than the number the Holder is entitled to purchase pursuant to this Warrant, at any time and from time to time. In the event of any such subscription and purchase prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new Warrant certificate in respect of the balance of the Common Shares of which such Holder was entitled to purchase pursuant to this certificate and which were then not purchased.

7. No Fractional Shares

Notwithstanding any adjustments provided for in Section 11 hereof or otherwise, the Company shall not be required upon the exercise of any Warrants, to issue fractional Common Shares in satisfaction of its obligations hereunder. Where a fractional Common Share would, but for this Section 7, have been issued upon exercise of a Warrant, in lieu thereof, there shall be paid to the Holder an amount equal (rounded to the nearest $0.01) to the product obtained by multiplying such fractional share interest by the Current Market Price of a Common Share at the date of due exercise of this Warrant, which payment shall be made within five (5) Business Days of such due exercise.

8. Not a Shareholder

Nothing in this certificate or in the holding of the Warrants evidenced hereby, on its own, shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company.

9. No Obligation to Purchase

Nothing herein contained or done pursuant hereto shall obligate the Holder to purchase or pay for, or the Company to issue, any shares except those Common Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

10. Covenants

(a)	The Company covenants and agrees that:

(i)	so long as any Warrants evidenced hereby remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Common Shares to satisfy the right of purchase herein provided for should the Holder determine to exercise its rights in respect of all the Common Shares for the time being called for by such outstanding Warrants; and

(ii)	all Common Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment therefor of the amount at which such Common Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable Common Shares and the holders thereof shall not be liable to the Company or to its creditors in respect thereof.

11. Adjustment

If, at any time:

(a)	the Corporation

(i)	subdivides (or redivides or changes) (A) the Common Shares or Common Special Shares into a greater number of shares, or (B) securities exchangeable for or convertible into Common Shares or Common Special Shares into a greater number of shares or into securities exchangeable or convertible into a greater number of shares (other than any subdivision, redivision or change which is effected as a result of an automatic adjustment mechanism under such securities exchangeable for or convertible into Common Shares or Common Special Shares); or

(ii)	consolidates (or reduces or combines) (A) the Common Shares or Common Special Shares into a lesser number of shares, or (B) securities exchangeable for or convertible into Common Shares or Common Special Shares into a lesser number of shares or into securities exchangeable or convertible into a lesser number of shares (other than any consolidation, reduction or combination which is effected as a result of an automatic adjustment mechanism under such securities exchangeable for or convertible into Common Shares or Common Special Shares); or

(iii)	issues Common Shares or Common Special Shares, or securities exchangeable for or convertible into Common Shares or Common Special Shares, to the holders of all or substantially all of the outstanding Common Shares or Common Special Shares by way of stock dividend or other distribution, or

(iv)	issues Common Shares or Common Special Shares for no additional consideration to any one or more holders of Common Shares or Common Special Shares, respectively,

the Exercise Price shall be adjusted to equal the price determined by multiplying the Exercise Price most recently in effect prior to such event by a fraction of which the numerator shall be the total number of Common Shares and Common Special Shares outstanding immediately prior to such event and the denominator shall be the total number of Common Shares and Common Special Shares outstanding immediately after such event (including, in the case where securities exchangeable for or convertible into Common Shares or Common Special Shares are distributed, the number of Common Shares or Common Special Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares or Common Special Shares, as applicable, immediately after such event). Upon any adjustment of the Exercise Price pursuant to this Section 11(a), the number of Common Shares issuable pursuant to this Warrant shall be adjusted by multiplying the number of Common Shares which were theretofore issuable on the exercise of this Warrant by a fraction of which the numerator shall be the total number of Common Shares and Common Special Shares outstanding immediately after such event (including, in the case where securities exchangeable for or convertible into Common Shares or Common Special Shares are distributed, the number of Common Shares or Common Special Shares that would have been outstanding had all such securities been exchanged for or converted into Common Shares or Common Special Shares, as applicable, immediately after such event) and the denominator shall be the total number of Common Shares and Common Special Shares outstanding immediately prior to such event ; or

(b)	there is a consolidation, merger or amalgamation of the Company with or into another body corporate including a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of any other corporation (any such event being herein called a “Capital Reorganization”), the Holder, upon exercising this Warrant after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Common Shares to which such Holder was theretofore entitled upon such exercise, the aggregate number of shares, other securities or other property which the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares to which the Holder was theretofore entitled upon exercise of this Warrant. If determined appropriate by action of the directors of the Company, appropriate adjustments will be made as a result of any such Capital Reorganization in the application of the provisions set forth in this Section 11 with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Section 11 will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares, other securities or other property thereafter deliverable upon the exercise hereof. Any such adjustment must be made by and set forth in an amendment to this Warrant approved by the Holder and the Company and will for all purposes be conclusively deemed to be an appropriate adjustment.

12. Rules Regarding Calculation of Adjustment

(a)	No adjustment will be made in respect of any event described in Section 11 if the Holder is entitled to participate in the Capital Reorganization on the same terms, mutatis mutandis, as if the Holder had exercised this Warrant prior to or on the effective date or record date of such event.

(b)	If at any time a dispute arises with respect to adjustments provided for in Section 11, such dispute will be conclusively determined by a firm of independent chartered accountants as may be selected by action by the Holder and the Company and any such determination, where required, will be binding upon the Company, the Holder and shareholders of the Company. The Company will provide such auditors or accountants with access to all necessary records of the Company.

(c)	In case the Company after the date of issuance of this Warrant takes any action affecting the Common Shares or the Common Special Shares, as applicable, other than action described in Section 11, which in the opinion of the board of directors of the Company would materially affect the rights of the Holder, the number of Common Shares to which the Holder will be entitled hereunder and the number of additional Common Shares which forms the basis of contingent entitlement hereunder, will be adjusted in an equitable manner as agreed to by the Holder and the Company, both acting reasonably.

(d)	As a condition precedent to the taking of any action which would require any adjustment to this Warrant, the Company must take any corporate action which may be necessary in order that the Company have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(e)	The Company will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 11, forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof.

(f)	The Company covenants to and in favour of the Holder that so long as this Warrant remains outstanding, it will give notice to the Holder of its intention to fix a record date for any event referred to in Section 11 which may give rise to an adjustment, and, in each case, such notice must specify the particulars of such event and the record date and the effective date for such event; provided that the Company is only required to specify in such notice such particulars of such event as have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 10 Business Days prior to each such applicable record date or effective date.

13. Consolidation and Amalgamation

(a)	The Company shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, including without limitation a Capital Reorganization, unless prior to or contemporaneously with the consummation of such transaction the Company and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Holder, are necessary or advisable to establish that upon the consummation of such transaction:

(i)	the successor corporation will have assumed all the covenants and obligations of the Company under this Warrant;

(ii)	the Warrant will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Warrant; and

(iii)	any adjustments required to be made pursuant to Section 11 or Section 12 shall be the subject of a binding agreement between the Holder and the successor corporation.

(b)	Whenever the conditions of subsection 13(a) shall have been duly observed and performed the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Company under this Warrant in the name of the Company or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Company may be done and performed with like force and effect by the like directors or officers of the successor corporation.

14. Representation and Warranty

The Company hereby represents and warrants with and to the Holder that the Company is duly authorized and has the corporate and lawful power and authority to create and issue this Warrant and the Common Shares issuable or potentially issuable upon the exercise hereof, and to perform its obligations hereunder and that this Warrant represents a valid, legal and binding obligation of the Company enforceable in accordance with its terms.

15. If Share Transfer Books Closed

The Company shall not be required to deliver certificates for Common Shares while the share transfer books of the Company are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose and in the event of the surrender of any Warrant in accordance with the provisions hereof and the making of any subscription and payment for the Common Shares called for thereby during any such period delivery of certificates for Common Shares may be postponed for not exceeding five (5) Business Days after the date of the closing of said share transfer books. Provided however that any such postponement of delivery of certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered the same and made payment during such period, to receive such certificates for the Common Shares called for after the share transfer books have been re-opened.

16. Protection of Shareholders, Officers and Directors

Subject as herein provided, all or any of the rights conferred upon the Holder may be enforced by the Holder by appropriate legal proceedings. No recourse under or upon any obligation, covenant or agreement herein contained or in any of the Warrants represented hereby shall be taken against any shareholder, officer or director of the Company, either directly or through the Company, it being expressly agreed and declared that the obligations under the Warrants evidenced hereby, are solely corporate obligations of the Company and that no personal liability whatever shall attach to or be incurred by the shareholders, officers, or directors of the Company or any of them in respect thereof, any and all rights and claims against every such shareholder, officer or director being hereby expressly waived as a condition of and as a consideration for the issue of the Warrants evidenced hereby.

17. Lost Certificate

If the Warrant certificate evidencing the Warrants issued hereby becomes stolen, lost, mutilated or destroyed the Company may, on such terms, as it may in its discretion impose, respectively issue and countersign a new warrant of like denomination, tenor and date as the certificate so stolen, lost mutilated or destroyed.

18. Governing Law

This Warrant shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

19. Severability

If any one or more of the provisions or parts thereof contained in this Warrant should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(i)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(ii)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant in any other jurisdiction.

20. Headings

The headings of the articles, sections, subsections and clauses of this Warrant have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrant.

21. Numbering of Articles, etc.

Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, subclause or schedule refers to the article, section, subsection, clause, subclause or schedule bearing that number or letter in this Warrant.

22. Gender

Whenever used in this Warrant, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender.

23. Day not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day. If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

24. Computation of Time Period

Except to the extent otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

25. Binding Effect

This Warrant and all of its provisions shall enure to the benefit of the Holder and its heirs, executors, administrators, legal personal representatives, assigns and successors and shall be binding upon the Company and its successors and permitted assigns.

26. Notice

Any notice, document or communication required or permitted by this Warrant to be given by a party hereto shall be in writing and is sufficiently given if delivered personally, or if sent by prepaid registered mail, or if transmitted by any form of recorded telecommunication tested prior to transmission, to such party addressed as follows:

(a)	to the Holder, at the address register to be maintained pursuant to Section 5 hereof, which shall initially be:

PNK Development 18, LLC

8918 Spanish Ridge Avenue

Las Vegas, Nevada

U.S.A. 89148

Attention: Corporate Secretary

Facsimile: 702) 541 7773

with a copy, not constituting notice, to:

[insert]

Attention: [•]

Facsimile: [•]

Email: [•]

(b)	to the Company at:

Asian Coast Development (Canada) Ltd.

2200- 1055 West Hastings Street,

Vancouver, British Columbia

Canada V6E 2E9

Attention: Chief Executive Officer

Facsimile: (778) 329-0439

Email: lnathan@asiancoastdevelopment.com

with a copy, not constituting notice, to:

Osler, Hoskin & Harcourt LLP

1 First Canadian Place, Suite 6300

Toronto, Ontario, Canada M5X 1B8

Attention: Chris Murray

Facsimile: (416) 862-6666

Email: cmurray@osler.com

or to other such address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (a) a notice which is personally delivered shall, if delivered on a Business Day during regular business hours, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (b) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

27. Time of Essence

Time shall be of the essence hereof.

28. Monetary References

All references herein to dollars or currency, unless otherwise specified, are expressed in U.S. currency.

29. Good Faith, etc.

The Company shall not by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, and shall at all times in good faith assist in the carrying out of all the provisions of this Warrant

[Signatures on next page]

IN WITNESS WHEREOF the Company has caused this Warrant certificate to be signed by its duly authorized officer as of this            day of                  ,            .

PNK DEVELOPMENT 18, LLC

Per:
Authorized Signing Officer
(I have authority to bind the
Corporation)

SCHEDULE “A”

SUBSCRIPTION FORM

TO: ASIAN COAST DEVELOPMENT (CANADA) LTD.

The undersigned holder of the within Warrant certificate hereby irrevocably subscribes for                     Common Shares of Asian Coast Development (Canada) Ltd. (the “Company”) pursuant to the within Warrant certificate at the Exercise Price per share specified in the said Warrant certificate and encloses herewith cash or a certified cheque, money order or bank draft payable to the order of the Company in payment of the subscription price therefor. Capitalized terms used herein have the meanings set forth in the within Warrant certificate.

The undersigned hereby acknowledges that the following legends will be placed on the certificates representing the Common Shares being acquired when the Warrants are exercised:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES LAWS, AND THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE SECURITIES LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES IN ANY STATE OF THE UNITED STATES AND THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE COMPANY TO SUCH EFFECT.”

“IN ADDITION, THE SECURITIES REPRESENTED HEREBY MAY ONLY BE PURCHASED BY PERSONS IN THE UNITED STATES AND BY U.S. PERSONS (AS DEFINED IN REGULATIONS UNDER THE SECURITIES ACT) WHO DEMONSTRATE TO THE CORPORATION’S SATISFACTION THAT THEY MEET THE DEFINITION OF “QUALIFIED PURCHASER” FOR THE PURPOSE OF SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND THE RULES THEREUNDER.”

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF (1) THE DATE OF ISSUE OF THE SECURITIES; AND (2) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

DATED this                     day of                                     , 20            .

NAME:
Signature:
Address:

☐	Please check box if these Common Share certificates are to be delivered at the office where this Warrant certificate is surrendered, failing which the Common Shares certificates will be mailed to the subscriber at the address set out above.

If any Warrants represented by this certificate are not being exercised, a new Warrant certificate will be issued and delivered with the Common Share certificates.

SCHEDULE “B”

Form of Transfer

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (name)                        (the “Transferee”), of                                                                                               (residential address)             Warrants of Asian Coast Development (Canada) Ltd. (the “Company”) registered in the name of the undersigned on the records of the Company represented by the within certificate, and irrevocably appoints the Secretary of the Company as the attorney of the undersigned to transfer the said securities on the books or register of transfer, with full power of substitution.

DATED the                     day of                     , 20            .

Signature Guaranteed	(Signature of Warrant Holder, to be the same as appears on the face of this Warrant Certificate)